                                  SCHEDULE 14A
                                 (Rule 14a-101)
                                 AMENDMENT NO. 1

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  /X/
Filed by a Party other than the Registrant  / /

Check the appropriate box:

/X/  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          PLATINUM ENTERTAINMENT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):
/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2)   Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     4)   Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     5)   Total fee paid:

--------------------------------------------------------------------------------

/ /       Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount Previously Paid:

--------------------------------------------------------------------------------
     2)   Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     3)   Filing Party:

--------------------------------------------------------------------------------
     4)   Date Filed:

--------------------------------------------------------------------------------

                          PLATINUM ENTERTAINMENT, INC.
                        2001 BUTTERFIELD ROAD, SUITE 1400
                         DOWNERS GROVE, ILLINOIS  60515
                                 (630) 769-0033


June 2, 1997


Dear Stockholder:


     You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of Platinum Entertainment, Inc. (the "Company"), which will be held on Monday, June 23, 1997 at 10:00 a.m., local time, at the offices of the Company, 2001 Butterfield Road, Suite 1400, Downers Grove, Illinois 60515.



     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the issuance and sale by the Company of convertible preferred stock in an amount of up to $40,000,000 (the "Preferred Stock") in a private placement (the "Private Placement") exempt from registration under
Section 4(2) of the Securities Act of 1933, as amended. The Company intends to use the net proceeds of the Private Placement to repay bank indebtedness incurred in connection with the recently completed acquisition of Intersound, Inc. by the Company and for working capital and general corporate purposes.
The Preferred Stock will be convertible into shares of the Company's common stock, par value $.001 per share (the "Common Stock"), at a price which is at a premium over the market price of the Common Stock on the date of consummation of the Private Placement. The issuance and sale of the Preferred Stock in the Private Placement is referred to herein as the "Issuance."


     THE COMPANY'S BOARD OF DIRECTORS HAS DETERMINED THAT THE ISSUANCE IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS UNANIMOUSLY APPROVED THE ISSUANCE AND RECOMMENDS A VOTE "FOR" APPROVAL OF THE ISSUANCE.

     You should read carefully the accompanying Notice of Special Meeting of Stockholders and the Proxy Statement for details of the Issuance and additional related information.

     Whether or not you plan to attend the Special Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope. Your stock will be voted in accordance with the instructions you have given in your proxy. If you attend the Special Meeting, you may vote in person if you wish, even though you previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                             Sincerely,

                                             Steven Devick
                                             CHAIRMAN OF THE BOARD

                          PLATINUM ENTERTAINMENT, INC.
                        2001 BUTTERFIELD ROAD, SUITE 1400
                         DOWNERS GROVE, ILLINOIS  60515
                                 (630) 769-0033

                           --------------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 23, 1997

                           --------------------------

To the Stockholders of
Platinum Entertainment, Inc.:


     A Special Meeting of Stockholders of Platinum Entertainment, Inc. (the "Company") will be held at 10:00 a.m., Chicago time, on Monday, June 23, 1997, at the offices of the Company, 2001 Butterfield Road, Suite 1400, Downers Grove, Illinois 60515, for the following purposes:



     (1) To consider and vote upon a proposal to approve the issuance and sale by the Company of convertible preferred stock in an amount of up to $40,000,000 (the "Preferred Stock") in a private placement exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the "Private Placement"). The Preferred Stock will be convertible into shares of the Company's common stock, par value $.001 per share (the "Common Stock"), at a price which is at a premium over the market price of the Common Stock on the date of consummation of the Private Placement.

     (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The issuance and sale of the Preferred Stock in the Private Placement (the "Issuance") and related matters are more fully described in the Proxy Statement accompanying this Notice.

     The affirmative vote of a majority of all votes cast, whether in person or by proxy, at the Special Meeting is required to approve the Issuance.

     The Board of Directors has fixed the close of business on May 5, 1997 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting.

                                   By order of the Board of Directors,


                                   Steven Devick
                                   CHAIRMAN OF THE BOARD
Downers Grove, Illinois

June 2, 1997

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. YOUR STOCK WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS YOU HAVE GIVEN IN YOUR PROXY. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN THOUGH YOU PREVIOUSLY RETURNED YOUR PROXY CARD. YOUR PROMPT COOPERATION WILL BE GREATLY APPRECIATED.

                          PLATINUM ENTERTAINMENT, INC.
                        2001 BUTTERFIELD ROAD, SUITE 1400
                         DOWNERS GROVE, ILLINOIS  60515
                                 (630) 769-0033

                                  -------------

                                 PROXY STATEMENT

                                  -------------


     The accompanying proxy is solicited by the Board of Directors (the "Board of Directors" or "Board") of Platinum Entertainment, Inc., a Delaware corporation (the "Company"), for use at a Special Meeting of Stockholders (the "Special Meeting") to be held at 10:00 a.m., Chicago time, Monday, June 23, 1997, at the offices of the Company, 2001 Butterfield Road, Suite 1400, Downers Grove, Illinois 60515, and any adjournments thereof.


     At the Special Meeting, stockholders of the Company at the close of business on May 5, 1997 will consider and vote upon a proposal to approve the issuance and sale by the Company of convertible preferred stock in an amount of up to $40,000,000 (the "Preferred Stock") in a private placement (the "Private Placement") exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). The Company intends to use the net proceeds from the issuance and sale of the Debentures in the Private Placement (the "Issuance") to repay bank indebtedness incurred in connection with the recently completed acquisition of Intersound, Inc. ("Intersound") by the Company, and for working capital and general corporate purposes. Effective January 1, 1997, a wholly-owned subsidiary of the Company purchased substantially all of the assets of Intersound for consideration of $24,000,000 in cash, $5,000,000 in convertible promissory notes and the assumption of certain liabilities. See "Acquisition of Intersound." On January 31, 1997, the Company obtained from the Bank of Montreal ("BMO"), individually and as agent for certain banks (collectively, the "Lenders") a term loan in the amount of $25,000,000 and a revolving credit facility in the amount of $10,000,000 (collectively, the "New Credit Facility"). Borrowings under the New Credit Facility were used to finance the cash portion of the consideration for the acquisition of Intersound, to refinance certain bank debt incurred by Intersound and to pay fees and expenses associated with the transaction. Borrowings under the New Credit Facility bear interest at LIBOR plus 6% per annum, are secured by substantially all of the assets of the Company and its subsidiaries and mature on June 15, 1997. The New Credit Facility contains financial and other covenants applicable to the Company and its subsidiaries. Unpaid principal balances outstanding after June 15, 1997 will incur late charges. See "Acquisition of Intersound -- New Credit Facility."



     The Company intends to offer up to $40,000,000 of Preferred Stock in the Private Placement, for which two investment banking firms will act as placement agents ("Placement Agents"). The Preferred Stock will accrue quarterly dividends, currently expected to accrue at a rate of 8% to 10% per annum, payable in cash out of available funds, in preference to any dividend on any other class of capital stock of the Company. A holder of Preferred Stock ("Preferred Stockholder") will have the option at any time to convert each share of Preferred Stock into one share of Common Stock at the Conversion Price (as hereinafter defined). The amount by which the Conversion Price exceeds the last sale price of the Common Stock as reported on the Nasdaq National Market on the date of the Private Placement (the "Market Price") will be determined by the Board of Directors following negotiations among the Company, the Placement Agents and the purchasers of the Preferred Stock. The Conversion Price is currently expected to be between 10% and 15% above the Market Price. See "Proposal to Approve the Issuance and Sale of the Preferred Stock."

     Under the Delaware General Corporation Law and the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, no action or authorization by the Company's stockholders is necessary for the Issuance. However, because transactions in the Company's Common Stock are reported on The Nasdaq National Market, the Company is subject to the rules of the National Association of Securities Dealers, Inc. (the "NASD"). The NASD requires stockholder approval for the issuance by a company, in connection with an acquisition, of shares of its common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the voting power of all shares of the company. The Company anticipates that Preferred Stock in an amount of up to $40,000,000 will be issued in the Issuance. Assuming, solely for this purpose, (i) a Market Price on the closing date of the Private Placement of $6.25 per share (the last sale price of the Common Stock of the Nasdaq National Market on May 21, 1997) and (ii) a Conversion Price of $6.875 per share (i.e. 10% above the Market Price), conversion of all of the shares of Preferred Stock would result in the issuance of 5,818,181 shares of Common Stock. Based upon the 5,171,439 shares of Common Stock outstanding as of May 21, 1997, upon issuance, the shares of Common Stock received upon conversion would represent approximately 52.9% of the Common Stock outstanding after conversion. Therefore, the Company is asking its stockholders at this time to approve the Issuance.



     On March 3, 1997, the Company signed a definitive agreement to purchase certain music business assets of K-tel International, Inc. ("K-tel"), one of the world's leading compilation packagers and marketers of pre-recorded music. Under the agreement, the Company will acquire (the "K-tel Acquisition") the stock of K-tel International (USA), Inc. and Dominion Entertainment, Inc. (collectively, the "K-tel Subsidiaries") for an aggregate purchase price of $35,000,000 (subject to purchase price adjustments as described under "The Pending K-tel Acquisition"). The Company deposited $1,750,000 in escrow which will be applied to the purchase price or paid to K-tel in the event the transaction is not consummated under certain circumstances, including the failure by the Company to obtain financing. Consummation of this acquisition is subject to the obtaining of financing by the Company, approval by the K-tel stockholders and other customary conditions. The Company currently intends to finance the K-tel Acquisition with long-term bank indebtedness. The Company has received a financing proposal from a bank for a three-year credit facility in the aggregate amount of $40,000,000 to be used for the financing of the K-tel Acquisition and ongoing working capital purposes, although no financing commitment has yet been obtained. The K-tel Acquisition is currently anticipated to close 120 to 180 days from the date of the purchase agreement. There can be no assurance that the K-tel Acquisition will be consummated. See "The Pending K-tel Acquisition." With the exception of the $1,750,000 deposited in the earnest money escrow, which amount the Company borrowed under the New Credit Facility, the proceeds of the Issuance will not be used for the K-tel Acquisition.



     This Proxy Statement and accompanying form of proxy are first being mailed to stockholders on or about June 2, 1997.

            THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL
              OR THE SOLICITATION OF AN OFFER TO BUY THE PREFERRED STOCK
                   AND IS BEING USED SOLELY TO SOLICIT PROXIES
                       RELATING TO A VOTE ON THE ISSUANCE.


                              --------------------


               THE DATE OF THIS PROXY STATEMENT IS _________, 1997

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy or information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site (http: //www.sec.gov.) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that submit electronic filings to the Commission. In addition, reports, proxy or information statements and other information concerning the Company may be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20549.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

PROXY STATEMENT SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . .    1

SPECIAL CONSIDERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . .   13

THE SPECIAL MEETING. . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

FORWARD LOOKING INFORMATION. . . . . . . . . . . . . . . . . . . . . . . .   16

PROPOSAL TO APPROVE THE ISSUANCE AND SALE OF THE PREFERRED STOCK . . . . .   17

ACQUISITION OF INTERSOUND. . . . . . . . . . . . . . . . . . . . . . . . .   20

THE PENDING K-TEL ACQUISITION. . . . . . . . . . . . . . . . . . . . . . .   25

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA. . . . . . . . . . . . . .   27

PLATINUM ENTERTAINMENT, INC.
SELECTED CONSOLIDATED FINANCIAL DATA . . . . . . . . . . . . . . . . . . .   33

INTERSOUND, INC.
SELECTED FINANCIAL DATA. . . . . . . . . . . . . . . . . . . . . . . . . .   36

K-TEL INTERNATIONAL, INC. -- MUSIC OPERATIONS
SELECTED FINANCIAL DATA. . . . . . . . . . . . . . . . . . . . . . . . . .   37

PLATINUM ENTERTAINMENT, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS. . . . . . . . . . . . . . .   38

INTERSOUND, INC. MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS. . . . . . . . . . . . . . .   53

BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57

PRICE RANGE OF COMMON STOCK. . . . . . . . . . . . . . . . . . . . . . . .   67

DIVIDEND POLICY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS. . . . . . . .   68

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   69

MISCELLANEOUS MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . .   69

INDEX TO FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . .  F-1

                             PROXY STATEMENT SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROXY STATEMENT. AS USED IN THIS PROXY STATEMENT, EXCEPT WHERE THE CONTEXT CLEARLY REQUIRES OTHERWISE, REFERENCES MADE TO "PLATINUM" SHALL MEAN PLATINUM ENTERTAINMENT, INC. AND ITS SUBSIDIARIES AND THEIR COMBINED OPERATIONS ON A HISTORICAL BASIS PRIOR TO THE ACQUISITION OF INTERSOUND, INC.; "INTERSOUND" REFERS TO INTERSOUND, INC. AND ITS OPERATIONS ON A HISTORICAL BASIS PRIOR TO ITS ACQUISITION BY PLATINUM AND AS A WHOLLY-OWNED SUBSIDIARY OF THE COMPANY THEREAFTER; AND THE "COMPANY" REFERS TO PLATINUM AND INTERSOUND ON A COMBINED BASIS AFTER CONSUMMATION OF PLATINUM'S ACQUISITION OF INTERSOUND. STOCKHOLDERS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "SPECIAL CONSIDERATIONS." THIS PROXY STATEMENT CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995) THAT INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES. SEE "FORWARD LOOKING INFORMATION."

                                   THE COMPANY

     The Company is a full-service music company that produces, licenses, acquires, markets and distributes high quality recorded music for a variety of musical formats. Platinum has produced recorded music products in the Gospel, Adult Contemporary, Country and Blues music formats, primarily under its CGI Records, Light Records, River North Records and House of Blues labels. With its acquisition of Intersound, effective January 1, 1997, the Company expanded its artist base and music catalog within its existing music genres, added new music genres to its repertoire, including Classical/Themed Productions and Urban/Dance, and added Intersound to its list of labels. On March 3, 1997, the Company signed a definitive agreement to purchase certain music business assets of K-tel International, Inc. ("K-tel"), a leading marketer and distributor of compilation-driven music.

     Since its inception in 1991, Platinum has sought to expand its catalog of master recordings and publishing rights through strategic and complementary acquisitions, as well as through the signing of established artists. One of the Company's core business activities, and an integral part of the Company's growth strategy, is the expansion and exploitation of its music catalog. Following the Intersound acquisition, the Company owns a music catalog with over 10,000 master recordings. The K-tel Acquisition would provide more than 3,500 additional master recordings to the Company's catalog.

     The Company's music catalog contains master recordings of some of the best selling Gospel music acts such as The Winans, Andrae Crouch, Walter Hawkins, Daryl Coley and Cissy Houston. According to the Recording Industry Association of America ("RIAA"), Gospel is the fastest growing music segment, having increased its market share and revenues by 38% and 30%, respectively in 1996 from 1995. In addition, the Company, through the Intersound acquisition, expanded its Gospel roster to include artists such as Candi Staton, the Mighty Clouds of Joy, DeLeon Richards and Vicki Winans. The Company believes that it is currently positioned as a market leader in Gospel music. The Company has also released music by established artists in other music genres. These artists include The Beach Boys, Peter Cetera, The Alan Parsons Project and Crystal Bernard. Through the Intersound acquisition, the Company expanded its roster to include artists such as Kansas, Crystal Gayle, The Ohio Players, Bellamy Brothers, Eddie Rabbitt, Confunkshun and The Gap Band.

     The Company's strategy for growth and expansion of its position in the recorded music business is based on: (i) selling diversified recorded music offerings in formats which management believes have growth potential; (ii) expanding and exploiting its music catalog through the acquisition of master recordings and music publishing rights from other music companies at attractive prices; (iii) introducing records by established artists with a history of successful releases; and (iv) leveraging its unique distribution position through both independent distribution channels and relationships with certain larger record companies to provide wider distribution of certain of the Company's products. The Company believes that this strategy distinguishes the Company from certain of its larger competitors which have traditionally focused on the development of new artists with the potential for mass appeal. The Company intends to remain focused on artists and musical formats characterized by relatively low development costs and predictable unit sales volumes. This strategy may also include licensed compilations of previously recorded music, "Best of" albums, and tribute albums to well known musical artists with a history of successful releases.

     Consistent with the strategy of targeting independently distributed record companies with large catalogs, Platinum has completed four acquisitions, and has signed a definitive agreement for a fifth acquisition, since the consummation of its initial public offering in March 1996 (the "Offering"):

     - R.E.X. MUSIC, INC. -- produces, licenses and markets recorded music primarily in the contemporary Christian format of Gospel music; artists include Sixpence None the Richer, Whitecross, Six Feet Deep, The Waiting and Tammy Trent.

     - DOUBLE J MUSIC GROUP -- develops and acquires ownership of musical compositions and exploits them by means of recordings and licenses; controls the copyrights to more than 250 country songs, three of which reached number one on the Country music charts during 1996 including CHECK YES OR NO by George Strait.

     - HOUSE OF BLUES MUSIC COMPANY (50% interest) -- develops and produces recordings featuring Blues, Gospel and other formats on the "House of Blues" label; artists on the House of Blues label include Cissy Houston and The Blues Brothers with Dan Aykroyd and Jim Belushi.

     - INTERSOUND -- produces, licenses, acquires, markets and distributes recorded music in a variety of formats including Gospel, Country, Classical/Themed Productions and Urban/Dance.

     - K-TEL (Pending acquisition of certain music business assets) -- markets and distributes compilation-driven records; catalog includes recordings by numerous classic artists such as Chubby Checker, Bobby Sherman, Leslie Gore and the Marshall Tucker Band.

     The completed acquisitions described above, together with internally generated growth, have resulted in the Company's gross revenues growing from approximately $19.5 million for the historical nine months ended February 29, 1996 to approximately $44.0 million for the nine months ended February 28, 1997 on the pro forma basis described herein. See "Unaudited Pro Forma Consolidated Financial Statements."

     Platinum was incorporated in Delaware in November 1991. Its principal executive offices are at 2001 Butterfield Road, Suite 1400, Downers Grove, Illinois 60515, and its telephone number is (630) 769-0033.


              INTERSOUND ACQUISITION AND BANK OF MONTREAL FINANCING

     Effective January 1, 1997, the Company acquired substantially all of the assets of Intersound for $24,000,000 in cash, $5,000,000 in convertible promissory notes and the assumption of certain liabilities. The Company and its subsidiaries entered into the New Credit Facility with Bank of Montreal ("BMO"), individually and as agent for certain banks (collectively, the "Lenders"), in order to finance the cash portion of the Intersound consideration, to refinance certain bank debt incurred by Intersound and to pay fees and expenses associated with the transaction. The New Credit Facility matures on June 15, 1997. As of May 21, 1997, the amount outstanding under the New Credit Facility was approximately $34,700,000. The Company expects to borrow an additional $300,000 under the New Credit Facility for various fees and expenses. See "Intersound Acquisition and Bank of Montreal Financing -- The New Credit Facility." The Company intends to repay the indebtedness incurred under the New Credit Facility with the net proceeds of the Issuance.

                               THE SPECIAL MEETING

DATE, TIME AND PLACE

     The Special Meeting will be held on Monday, June 23, 1997 at the offices of the Company, 2001 Butterfield Road, Suite 1400, Downers Grove, Illinois 60515, commencing at 10:00 a.m., local time, and at any adjournments or postponements thereof. Only holders of record of the Common Stock at the close of business on May 5, 1997 (the "Record Date") will be entitled to notice of, and to vote at, the Special Meeting or any adjournments thereof. As of the Record Date, the Company had outstanding 5,171,439 shares of Common Stock. Each of the outstanding shares of Common Stock is entitled to one vote on all matters coming before the Special Meeting.


PURPOSE

     At the Special Meeting, the stockholders of the Company will be asked to consider and vote upon a proposal to approve the issuance and sale by the Company of the Preferred Stock in an amount of up to $40,000,000 in a private placement exempt from the registration requirements under Section 4(2) of the Securities Act.


VOTE REQUIRED

     The affirmative vote of a majority of all votes cast at the Special Meeting, whether in person or by proxy, is required to approve the Issuance. As of the Record Date, directors and executive officers of the Company and their affiliates may be deemed to be beneficial owners of approximately 30.9% of the outstanding voting shares of Common Stock. Each of the directors and executive officers of the Company and their affiliates has informed management that he intends to vote or direct the vote of all shares of Common Stock over which he has voting control in favor of the Issuance.

QUORUM, ABSTENTIONS AND BROKER NON-VOTES

     The required quorum for the transaction of business at the Special Meeting will be a majority of the shares of Common Stock issued and outstanding on the Record Date. Abstentions and broker non-votes will be included in determining the presence of a quorum. Abstentions from voting and broker nonvotes will have no effect on the proposal to approve the Issuance, since they will not represent votes cast at the Special Meeting for the purpose of voting on such matter.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE ISSUANCE AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE ISSUANCE.

             UNAUDITED PRO FORMA SUMMARY CONSOLIDATED FINANCIAL DATA

     The following unaudited pro forma summary consolidated financial data
(i) gives pro forma effect to the Intersound Acquisition as if such transaction had occurred on June 1, 1995; (ii) gives pro forma effect to the pending K-tel Acquisition as if such transaction had occurred on June 1, 1995; (iii) assumes the incurrence of debt required to fund the K-tel Acquisition; (iv) reflects the Issuance and the application of a portion of the net proceeds therefrom to repay the New Credit Facility; and (v) reflects an adjustment to eliminate the transactions between Platinum and Intersound. In addition, the unaudited pro forma summary consolidated financial data for the fiscal year ended May 31, 1996 reflects the elimination of interest expense incurred by Platinum on its outstanding debt and the elimination of preferred dividends accrued on the Series A-1 Non-Convertible Preferred Stock during that period (both the outstanding debt and Series A-1 Non-Convertible Preferred Stock were retired with the net proceeds from the Offering), as if such retirements had occurred on June 1, 1995.

     The unaudited pro forma summary consolidated financial data should be read in conjunction with the unaudited pro forma consolidated financial data contained elsewhere in this Proxy Statement.

                                                      UNAUDITED PRO FORMA SUMMARY CONSOLIDATED FINANCIAL DATA
                                                                  Fiscal Year Ended May 31, 1996
                                                          (Dollars in thousands, except per share amounts)


                                                                                                                      Pro Forma
                                                                                                                   Platinum Before
                                                                                     Pro Forma                       Refinancing
                                                        Historical   Historical      Intersound       Offering        and K-tel
                                                         Platinum  Intersound (a)  Adjustments (b)  Adjustments (c)  Acquisition
                                                         --------  --------------  ---------------  ---------------  -----------
Gross revenues                                          $  24,776      $  31,382       $  1,005          $  -         $   57,163

Less:  Returns, allowances and discounts                   (4,732)        (8,886)          (712)            -            (14,330)
Less:  Allowances for unrecoupable
 artist advances                                           (2,506)              -            -              -             (2,506)
                                                        -------------------------------------------------------------------------
Total net revenues                                         17,538         22,496            293             -             40,327
Gross profit                                                4,236         13,215            155             -             17,606

Operating income (loss)                                    (3,937)         2,311           (877)            -             (2,503)

Income (loss) from continuing operations
 before taxes                                              (4,401)         1,957         (7,578)          570             (9,452)

Provision for income taxes                                      -              -              -             -                   -

Net income (loss) from continuing operations               (4,401)         1,957         (7,578)          570             (9,452)

Less:  Cumulative preferred dividends                        (602)             -              -           602                   -

Income (loss) from continuing operations
 applicable to common shares                               (5,003)         1,957         (7,578)        1,172             (9,452)

Net loss per common share from
 continuing operations                                  $   (1.71)

Weighted average number of common
 shares outstanding (g)                                 2,925,987


----------------------------------------------------------------------------

Other operating data (h):
Operating income (loss) before
 depreciation and amortization                          $  (3,781)




                                                      UNAUDITED PRO FORMA SUMMARY CONSOLIDATED FINANCIAL DATA
                                                                  Fiscal Year Ended May 31, 1996
                                                          (Dollars in thousands, except per share amounts)


                                                                    Pro Forma
                                                                  Platinum Before               Pro Forma
                                                     Refinancing       K-tel       Historical      K-tel         As Adjusted
                                                    Adjustments(d)  Acquisition     K-tel(e)    Adjustments(f)    Platinum
                                                    --------------  -----------     --------      -----------     --------
Gross revenues                                            $  -      $  57,163      $  43,183         $  -        $  100,346
Less:  Returns, allowances and discounts                     -        (14,330)        (9,525)           -           (23,855)
Less:  Allowances for unrecoupable
 artist advances                                             -         (2,506)             -            -            (2,506)
                                                      ----------------------------------------------------------------------
Total net revenues                                           -         40,327         33,658            -            73,985
Gross profit                                                 -         17,606         16,227            -            33,833
Operating income (loss)                                      -         (2,503)         3,851         (917)              431
Income (loss) from continuing operations
 before taxes                                             3,465        (5,987)         3,656       (4,182)           (6,513)
Provision for income taxes                                   -              -           (210)         210                 -
Net income (loss) from continuing operations              3,465        (5,987)         3,446       (3,972)           (6,513)
Less:  Cumulative preferred dividends                    (4,000)       (4,000)           -            -               4,000
Income (loss) from continuing operations
 applicable to common shares                              (535)        (9,987)         3,446       (3,972)           (10,513)
Net loss per common share from
 continuing operations                                                                                                $    (2.08)
Weighted average number of common
 shares outstanding (g)                                                                                                5,063,207


----------------------------------------------------------------------------

Other operating data (h):
Operating income (loss) before
 depreciation and amortization                                        $    (737)                                      $    4,022


(a) The historical statement of operations data for Intersound represents the results of operations for the fiscal year ended April 30, 1996. The Intersound Acquisition has been accounted for as a purchase; the Company's purchase price allocation is preliminary pending the valuation of certain intangible assets. See financial statements and notes thereto of Intersound, Inc. contained elsewhere in this Proxy Statement.



(b) Gives effect to: (i) reclassification of sales discounts of the Company ($712,000); (ii) additional amortization expense resulting from the Intersound Acquisition ($1,030,000); (iii) additional interest expense incurred related to bank borrowings to fund the Intersound Acquisition ($3,511,000); (iv) the full amortization of financing costs incurred related to bank borrowings to fund the Intersound Acquisition ($3,190,000) and (v) the unaudited activities of Red Rewmar Music, Inc., Rappel Music, Inc. and Spec Twelve Music, Inc. (collectively, the "Publishing Companies") for the year ended June 30, 1996 that were acquired simultaneously with the Intersound Acquisition and not reflected in the historical Intersound amounts ($293,000, $138,000 and $2,000 increases to licensing revenues, cost of artist project and other revenues, and selling, general and administrative expenses, respectively), all as if the Intersound Acquisition and related financing occurred on June 1, 1995. See
    "Unaudited Pro Forma Consolidated Statement of Operations Data" contained elsewhere in this Proxy Statement for further details.



(c) Gives effect to: (i) the elimination of interest expense ($570,000) and
    (ii) cumulative preferred dividends ($602,000) retired by the Company with the net proceeds from the Offering, as if the Offering had occurred on June 1, 1995. See "Unaudited Pro Forma Consolidated Statement of Operations Data" contained elsewhere in this Proxy Statement for further details.



(d) The refinancing adjustments reflect the refinancing of the New Credit Facility with the Issuance ($40,000,000 less estimated issuance costs of $2,400,000) and include (i) the elimination of interest expense related to the New Credit Facility ($3,865,000) and (ii) the accrual of dividends on the Preferred Stock at an assumed rate of 10.00% per annum ($4,000,000), as if such refinancing occurred on June 1, 1995.



(e) The historical statement of operations data for K-tel International, Inc.--Music Operations represents the results of operations for the fiscal year ended June 30, 1996. The K-tel Acquisition will be accounted for as a purchase. See the statements and notes thereto of K-tel International, Inc.--Music Operations contained elsewhere in this Proxy Statement.



(f) Gives effect to: (i) the elimination of certain selling, general and administrative costs ($497,000); (ii) additional amortization expense resulting from the K-tel Acquisition ($1,414,000); (iii) additional interest expense incurred related to bank borrowings to fund the K-tel Acquisition ($2,769,000); (iv) financing costs related to bank borrowings ($496,000); and (v) the elimination of income tax expense ($210,000) due to the Company's net operating loss carryforwards, all as if the K-tel Acquisition and related financing occurred on June 1, 1995.
    See "Unaudited Pro Forma Consolidated Statement of Operations Data" contained elsewhere in this Proxy Statement for further details.


(g) The historical weighted average number of common shares outstanding includes common and common equivalent shares issued during the 12-month period prior to the Offering as if they were outstanding for the fiscal year ended May 31, 1996 using the treasury stock method and the public offering price of $13 per share. In addition, all convertible preferred stock and convertible Class A common stock and Class B common stock are treated as if converted into common shares at the date of issuance.

    The as adjusted weighted average number of common shares outstanding assumes the Offering occurred June 1, 1995.


(h) Other operating data is derived from the "Unaudited Pro Forma Consolidated Statement of Operations Data" contained elsewhere in this Proxy Statement.

                  UNAUDITED PRO FORMA SUMMARY CONSOLIDATED FINANCIAL DATA
                           NINE MONTHS ENDED FEBRUARY 28, 1997
                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




                                                                                                   Pro Forma
                                                                                                 Platinum Before
                                                                               Pro Forma           Refinancing
                                           Historical         Historical       Intersound           and K-tel        Refinancing
                                            Platinum         Intersound(a)    Adjustments(b)       Acquisition     Adjustments(c)
                                            --------         -------------    --------------       -----------     --------------
 Gross revenues                             $ 25,854           $ 18,638          $ (414)              $ 44,078        $   -
 Less: Returns, allowances and discounts      (5,807)            (5,442)             -                 (11,249)           -
 Less: Allowance for unrecoupable
  artist advances                               (465)               -                -                    (465)           -
                                            --------------------------------------------            ------------------------------
 Total net revenues                           19,582             13,196            (414)                 32,364           -
 Gross profit                                  7,725              8,066            (228)                 15,563           -

 Operating income (loss)                      (1,528)             2,307            (220)                   559            -

 Income (loss) before income taxes            (2,564)             2,113          (1,752)                (2,203)         2,599

 Provision for income taxes                      -                  -               -                      -              -

 Net income (loss)                            (2,564)             2,113          (1,752)                (2,203)         2,599
 Less: Preferred dividends                       -                   -              -                      -           (3,000)
 Income (loss) applicable
  to common shares                            (2,564)             2,113          (1,752)                (2,203)          (401)

 Net loss per common share                  $  (0.50)

 Weighted average number of common
  shares outstanding                       5,125,124


---------------------------------------------------------------

 Other operating data (f):
 Operating income (loss) before
  merger and restructuring costs,
  depreciation and amortization              $  (435)





                                                  Pro Forma
                                               Platinum Before                      Pro Forma
                                                    K-tel          Historical          K-tel         As Adjusted
                                                 Acquisition        K-tel(d)       Adjustments(e)     Platinum
                                                 -----------        --------       ---------------    --------
 Gross revenues                                  $  44,078          $30,594         $   -             $74,672
 Less: Returns, allowances and discounts           (11,249)          (7,590)            -             (18,839)
 Less: Allowance for unrecoupable
  artist advances                                     (465)             -               -                (465)
                                                 ----------------------------------------------     ----------
 Total net revenues                                 32,364           23,004             -              55,368

 Gross profit                                       15,563           10,954             -              26,517

 Operating income (loss)                               559            2,537            (694)            2,402

 Income (loss) before income taxes                     396            2,503          (2,963)              (64)

 Provision for income taxes                            -               (231)            231                -

 Net income (loss)                                     396            2,272          (2,732)               (64)
 Less: Preferred dividends                          (3,000)             -               -               (3,000)
 Income (loss) applicable
  to common shares                                  (2,604)           2,272          (2,732)            (3,064)

 Net loss per common share                                                                           $  (0.60)

 Weighted average number of common                                                                  5,125,124
  shares outstanding

------------------------------------------


 Other operating data (f):
 Operating income (loss) before
  merger and restructuring costs,
  depreciation and amortization                   $  2,013                                           $  5,233


(a) The historical statement of operations data for Intersound represents the unaudited results of operations from June 1, 1996 to December 31, 1996. The operations of Intersound for the months of January and February 1997 are reflected in the historical Platinum amounts. The Intersound Acquisition has been accounted for as a purchase; the Company's purchase price allocation is preliminary pending the valuation of certain intangible assets. See financial statements and notes thereto of Intersound, Inc. contained elsewhere in this Proxy Statement.



(b) Gives effect to: (i) the elimination of transactions between the Company and Intersound (resulting in a $248,000 decrease to gross profit); (ii) additional amortization expense resulting from the Intersound Acquisition ($602,000); (iii) additional interest expense incurred related to bank borrowings to fund the Intersound Acquisition ($2,397,000); (iv) the elimination of merger and restructuring costs incurred by the Company related to the Intersound Acquisition ($612,000); (v) the elimination of financing costs incurred related to bank borrowings to fund the Intersound Acquisition ($865,000) and (vi) the unaudited activities of the Publishing Companies for the six months ended December 31, 1996 that were acquired simultaneously with the Intersound Acquisition and not reflected in the historical Intersound amounts ($61,000, $41,000 and $2,000 increases to licensing revenues, cost of artist project and other revenues, and selling, general and administrative expenses, respectively), all as if the Intersound Acquisition and related financing occurred on June 1, 1995. See "Unaudited Pro Forma Consolidated Statement of Operations Data" contained elsewhere in this Proxy Statement for further details.



(c) The refinancing adjustments reflect the refinancing of the New Credit Facility with the net proceeds of the Issuance ($40,000,000 less estimated issuance costs of $2,400,000) and include (i) the elimination of interest expense related to the New Credit Facility ($2,599,000) and (ii) the accrual of dividends on the Preferred Stock at an assumed rate of 10.00% per annum ($3,000,000), as if such refinancing occurred on June 1, 1995.


(d) The historical statement of operations data for K-tel International, Inc.--Music Operations represents the unaudited results of operations from April 1, 1996 to December 31, 1996. The K-tel Acquisition will be accounted for as a purchase.

(e) Gives effect to: (i) the elimination of certain selling, general and administrative costs ($367,000); (ii) additional amortization expense resulting from the K-tel Acquisition ($1,061,000); (iii) additional interest expense incurred related to bank borrowings to fund the K-tel Acquisition ($1,897,000); (iv) financing costs related to bank borrowings ($372,000) and (v) the elimination of income tax expense ($231,000) due to the Company's net operating loss carryforwards, all as if the K-tel Acquisition and related financing occurred on June 1, 1995.
    See "Unaudited Pro Forma Consolidated Statement of Operations Data" contained elsewhere in this Proxy Statement for further details.

(f) Other operating data is derived from the "Unaudited Pro Forma
    Consolidated Statement of Operations Data" contained elsewhere in this Proxy Statement.

                          PLATINUM ENTERTAINMENT, INC.
                     SUMMARY CONSOLIDATED FINANCIAL DATA(1)


                                                                                   PRO FORMA
                                      YEAR ENDED     YEAR ENDED     FIVE MONTHS    YEAR ENDED
                                      DECEMBER 31,   DECEMBER 31,      ENDED         MAY 31,
                                          1992           1993       MAY 31, 1994     1994(2)
                                      ------------   ------------   ------------   -----------
                                                                                   (UNAUDITED)
                                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Gross revenues(3). . . . . . . . . .    $  1,082       $  5,489       $  4,255       $  8,929
Returns, allowances and discounts(3)          --           (590)          (584)        (1,174)
(Allowance for) recovery of
  unrecoupable artist advances . . .         (89)        (1,361)          (433)        (1,219)
                                        --------       --------       --------       --------
Total net revenues . . . . . . . . .         993          3,538          3,238          6,536
Gross profit . . . . . . . . . . . .         403            576            490          1,235
Operating income (loss)(4) . . . . .        (260)        (1,766)          (901)        (1,406)
Income (loss) from continuing
  operations . . . . . . . . . . . .        (267)        (1,799)          (928)        (1,454)
Loss from discontinued operations. .         (23)        (1,519)          (755)        (2,050)
Net income (loss). . . . . . . . . .        (290)        (3,318)        (1,683)        (3,504)

Less -- Cumulative preferred
  dividends(5) . . . . . . . . . . .
Loss applicable to common shares . .

Net loss per common share:
  Continuing operations. . . . . . .
  Discontinued operations. . . . . .

Net loss per common share(6) . . . .

Weighted average number of
  common shares outstanding(6) . . .

                                                                    NINE MONTHS    NINE MONTHS
                                                                       ENDED          ENDED
                                       YEAR ENDED     YEAR ENDED    FEBRUARY 29,   FEBRUARY 28,
                                      MAY 31, 1995   MAY 31, 1996       1996           1997
                                      ------------   ------------   ------------   ------------
                                                                    (UNAUDITED)    (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Gross revenues(3). . . . . . . . . .    $ 15,866       $ 25,489       $ 19,548       $ 25,854
Returns, allowances and discounts(3)      (3,633)        (5,444)        (3,426)        (5,807)
(Allowance for) recovery of
  unrecoupable artist advances . . .      (1,128)        (2,507)            99           (465)
                                        --------       --------       --------       --------
Total net revenues . . . . . . . . .      11,105         17,538         16,221         19,582
Gross profit . . . . . . . . . . . .       4,204          4,236          6,813          7,725
Operating income (loss)(4) . . . . .      (4,729)        (3,937)           714         (1,528)
Income (loss) from continuing
  operations . . . . . . . . . . . .      (4,840)        (4,401)           184         (2,564)
Loss from discontinued operations. .      (4,684)          (226)            --             --
Net income (loss). . . . . . . . . .      (9,524)        (4,627)           184         (2,564)

Less -- Cumulative preferred
  dividends(5) . . . . . . . . . . .                       (602)          (301)
Loss applicable to common shares . .                     (5,229)          (117)

Net loss per common share:
  Continuing operations. . . . . . .    $  (2.12)      $  (1.71)      $  (0.05)      $  (0.50)
  Discontinued operations. . . . . .       (2.05)         (0.08)            --             --
                                        --------       --------       --------       --------
Net loss per common share(6) . . . .    $  (4.17)      $  (1.79)      $  (0.05)      $  (0.50)
                                        --------       --------       --------       --------
                                        --------       --------       --------       --------

Weighted average number of
  common shares outstanding(6) . . .   2,284,099      2,925,987      2,334,949      5,125,124



                                               AS OF FEBRUARY 28, 1997
                                           --------------------------------
                                              ACTUAL        PRO FORMA(8)
                                                     (UNAUDITED)
                                                (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents. . . . . . . .    $    139            $  8,883
Working deficit(7) . . . . . . . . . . .     (18,917)               (180)
Total assets . . . . . . . . . . . . . .      62,090             118,092
Long-term obligations. . . . . . . . . .       5,000              25,000
Redeemable preferred stock . . . . . . .        --                37,600
Total stockholders' equity . . . . . . .      14,786              13,049


------------------
(1) The Summary Consolidated Financial Data presented in this table is derived from the Selected Consolidated Financial Data and the Consolidated Financial Statements of Platinum Entertainment, Inc. included elsewhere in this Proxy Statement. The statement of operations data for the nine months ended February 29, 1996 and February 28, 1997, as well as the balance sheet data as of February 28, 1997, are derived from unaudited consolidated financial statements and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for the periods and as of the dates presented. The Summary Consolidated Financial Data should be read in conjunction with the Selected Consolidated Financial Data, the Consolidated Financial Statements and notes thereto of Platinum Entertainment, Inc. and the other financial information included in this Proxy Statement.
(2) The Company adopted a May 31 fiscal year end effective June 1, 1994. The pro forma year ended May 31, 1994 was derived from the audited financial statements for the year ended December 31, 1993 and the five-month period ended May 31, 1994 in order to present a period comparable to the new fiscal period adopted by the Company.
(3) During the Company's normal course of business, discounts are extended to customers on product sales. The gross revenues and returns, allowances and discounts for the years ended May 31, 1995 and 1996 and the nine months ended February 29, 1996 have been reclassified by $507,000 $712,000 and $548,000, respectively to conform to the financial statement presentation of the operations for the nine months ended February 28, 1997. Discounts for the years ended December 31, 1992 and 1993, the five months ended
     May 31, 1994 and the year ended May 31, 1994 were insignificant.

(4) During the nine months ended February 29, 1996, the Company renegotiated certain artist contracts to allow additional costs previously expensed by the Company to be included in recoupable artist advances. Accordingly, the operating income for the nine months ended February 29, 1996 includes $289,000 resulting from the reduction of the reserves for artist advances that had been established at May 31, 1995.
(5) Represents accrued dividends on the Series A-1 Non-Convertible Preferred Stock. The Company has never paid a dividend on its Common Stock. See "Dividend Policy."
(6) Net loss per common share is computed based upon the weighted average number of common shares outstanding. Common and common equivalent shares issued during the 12-month period prior to the March 12, 1996 Offering have been included in the calculation as if they were outstanding for all periods presented using the treasury stock method and the public offering price of $13 per share. No effect has been given to common equivalent shares issued for any other period as the effect would be antidilutive. In addition, all convertible preferred stock and convertible Class A common stock and Class B common stock are treated as if converted into common shares at the date of issuance. A portion of the net proceeds received from the Offering were used to retire indebtedness of the Company and redeem a portion of the Series A-1 Non-Convertible Preferred Stock. Supplemental loss per common share, adjusted to reflect the estimation of interest expense incurred on such borrowings during fiscal 1996 and the payment of mandatory preferred dividends, is $1.52 per common share.
(7) Working deficit includes short-term debt under the New Credit Facility of $28,856,000 as of February 28, 1997.

(8) Pro forma to reflect (a) the acquisition and related financing of K-tel and (b) the refinancing of the Company's short-term debt of $28,856,000 under the New Credit Facility with $40,000,000 of Preferred Stock.

                                INTERSOUND, INC.
                          SUMMARY OF OPERATIONS DATA(1)

                                                                                                            EIGHT MONTHS
                                                                                            EIGHT MONTHS        ENDED
                                          YEAR ENDED       YEAR ENDED       YEAR ENDED     ENDED DECEMBER    DECEMBER 31,
                                        APRIL 30, 1994   APRIL 30, 1995   APRIL 30, 1996      31, 1995           1996
                                        --------------   --------------   --------------   --------------   -------------
                                                                                             (UNAUDITED)     (UNAUDITED)
                                                                     (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Gross revenues . . . . . . . . . . . .     $ 26,504         $ 31,620         $ 31,382         $ 21,661        $ 20,152
Returns, allowances and discounts. . .       (6,655)          (9,026)          (8,886)          (6,182)         (5,864)
                                           --------         --------         --------         --------        --------
Total net revenues . . . . . . . . . .       19,849           22,594           22,496           15,479          14,288
Gross profit . . . . . . . . . . . . .       10,081           12,580           13,215            9,050           8,771
Operating income . . . . . . . . . . .        1,675            2,191            2,311            2,067           2,385
Net income . . . . . . . . . . . . . .        1,359            1,946            1,957            1,777           2,169


------------------
(1) The Summary of Operations Data presented in this table is derived from the Financial Statements of Intersound, Inc. included elsewhere in this Proxy Statement. The statement of operations data for the eight months ended December 31, 1995 and 1996 are derived from unaudited financial statements and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for the periods presented. The Summary of Operations Data should be read in conjunction with the Financial Statements and notes thereto of Intersound, Inc. and other financial information included in this Proxy Statement.

                  K-TEL INTERNATIONAL, INC. -- MUSIC OPERATIONS
                     SUMMARY OF REVENUES AND EXPENSES DATA(1)


                                                                                     SIX MONTHS     SIX MONTHS
                                                                                        ENDED          ENDED
                                                    YEAR ENDED JUNE 30,              DECEMBER 31,   DECEMBER 31,
                                                1994         1995         1996           1995           1996
                                             ---------    ---------    ---------     ------------   ------------
                                                                                     (UNAUDITED)    (UNAUDITED)
                                                                 (DOLLARS IN THOUSANDS)
STATEMENT OF REVENUES AND EXPENSES DATA:
Gross revenues . . . . . . . . . . . . . . . $  26,255    $  28,742    $  43,183      $  20,176      $  19,337
Returns, allowances and discounts. . . . . .    (6,456)      (6,497)      (9,525)        (4,099)        (5,227)
                                             ---------    ---------    ---------      ---------      ---------
Total net revenues . . . . . . . . . . . . .    19,799       22,245       33,658         16,077         14,110
Gross profit . . . . . . . . . . . . . . . .     8,851        9,675       16,227          8,087          7,122
Operating income . . . . . . . . . . . . . .     3,136        1,751        3,851          1,484          1,110
Net income . . . . . . . . . . . . . . . . .     2,936        1,543        3,446          1,247            923


------------------

(1) The Summary of Revenues and Expenses Data presented in this table is derived from the Statements of K-tel International, Inc. - Music Operations included elsewhere in this Proxy Statement. The statement of revenues and expenses data for the six months ended December 31, 1995 and 1996 are derived from unaudited statements and include, in the opinion of the management of K-tel International, Inc. - Music Operations, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for the periods presented. The Summary of Revenues and Expenses Data should be read in conjunction with the Statements and notes thereto of K-tel International, Inc. - Music Operations included in this Proxy Statement.

                            SPECIAL CONSIDERATIONS

     IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROXY STATEMENT, STOCKHOLDERS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS BEFORE ACTING ON THE PROPOSAL TO APPROVE THE ISSUANCE.

DILUTION OF EXISTING STOCKHOLDERS

The sale of a significant number of securities convertible into Common Stock could cause substantial dilution to the voting power and interests of current stockholders and, possibly, lead to a change in control of the Company. Assuming, solely for this purpose, (i) a Market Price on the closing date of the Private Placement of $6.25 per share (the last sale price of the Common Stock on the Nasdaq National Market on May 21, 1997) and (ii) a Conversion Price of $6.875 (i.e., 10% above the Market Price), conversion of all of the Preferred Stock would result in the issuance of 5,818,181 shares of Common Stock. Based upon the 5,171,439 shares of Common Stock outstanding as of May 21, 1997, upon issuance, the shares of Common Stock received upon conversion would represent approximately 52.9% of the outstanding Common Stock, the ownership interests of directors and executive officers of the Company and their affiliates would decrease from 30.9% to 14.5% and the ownership interests of other stockholders would decrease from 69.1% to 32.6%. On a fully diluted basis, assuming the exercise of currently outstanding options and warrants, the conversion of the Preferred Stock and the conversion of currently outstanding debt securities, Preferred Stockholders, directors and executive officers of the Company and their affiliates, and other stockholders would own approximately 43.4%, 22.2% and 34.4%, respectively, of the then outstanding Common Stock.

MARKET VALUE OF COMMON STOCK

     The sale of a significant number of securities convertible into shares of Common Stock could cause a decline in the market value of the Common Stock.

CONSEQUENCES IF THE ISSUANCE IS NOT APPROVED

     If the Issuance is not approved by the Company's stockholders at the Special Meeting, the consequences could be materially adverse to the Company's business, results of operations and financial condition. First, the failure by the Company to repay the New Credit Facility by June 15, 1997 would constitute an Event of Default under the New Credit Facility. In addition to triggering default interest rate increases and late charges as described under "The Intersound Acquisition -- New Credit Facility," a default would allow BMO, in its discretion, to pursue any remedy available to it under the New Credit Facility and applicable law. While the Company would pursue alternative methods to refinance the New Credit Facility, including, without limitation, obtaining longer term debt with the same or different lenders, there can be no assurances that such financing could be obtained on terms favorable to the Company, or at all. Furthermore, the Company's failure to consummate the Issuance could hamper its ability to obtain long-term bank or other financing for the K-tel Acquisition. The closing of the K-tel Acquisition is contingent on the Company's obtaining financing, and the $1,750,000 deposited by the Company in the earnest money escrow account pursuant to the K-tel Agreement will be forfeited to K-tel if such financing is not obtained.


POTENTIAL CONFLICT OF INTEREST

     The Company intends to use the proceeds of the Issuance to repay the indebtedness incurred by the Company under the New Credit Facility. Steven Devick, who is Chairman of the Board, a Director and Chief Executive Officer of the Company, has personally guaranteed borrowings under the New Credit Facility up to $12,500,000. If the Issuance is approved by stockholders and consummated, Mr. Devick's obligations under the New Credit Facility guarantee will be discharged. Accordingly, Mr. Devick may have interests in the Issuance that are in addition to or different from the interests of the Company's stockholders generally.

                               THE SPECIAL MEETING

GENERAL

     This Proxy Statement is being furnished to the Company's stockholders in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Special Meeting to be held on Monday, June 23, 1997 at the offices of the Company, 2001 Butterfield Road, Suite 1400, Downers Grove, Illinois 60515, commencing at 10:00 a.m., local time, and at any adjournments or postponements thereof.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the Special Meeting, stockholders of record of the Company as of the close of business on May 5, 1997 will consider and vote upon the Issuance. Management is not aware of any other matters which are likely to be brought before the Special Meeting.

RECORD DATE AND OUTSTANDING SHARES

     The Board of Directors has fixed the close of business on May 5, 1997 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting or any adjournments thereof. As of the Record Date, the Company had outstanding 5,171,439 shares of Common Stock. Each of the outstanding shares of Common Stock is entitled to one vote on all matters coming before the Special Meeting.

VOTING OF PROXIES; PROXY SOLICITATION

     Steven Devick and Douglas C. Laux, the persons named as proxies on the proxy card accompanying this Proxy Statement, were selected by the Board of Directors of the Company to serve in such capacity. Each of Messrs. Devick and Laux is an officer and director of the Company. The shares represented by each executed and returned proxy will be voted in accordance with the directions indicated thereon or, if no direction is indicated, in accordance with the recommendations of the Board of Directors contained in this Proxy Statement. As to any other business that may properly come before the Special Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies. Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either (i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. Additionally, a stockholder may revoke a previously executed proxy by voting in person at the Special Meeting (although attendance at the Special Meeting will not, by itself, revoke a proxy).

     If the Special Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Special Meeting all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

     The Company will bear the cost of soliciting proxies from its stockholders. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by telephone, telegram or otherwise. Such directors, officers and employees of the Company will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of Common Stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material.

REQUIRED VOTE; QUORUM; ABSTENTIONS AND BROKER NON-VOTES

     The required quorum for the transaction of business at the Special Meeting will be a majority of the shares of Common Stock issued and outstanding on the Record Date. Abstentions and broker non-votes will be included in determining the presence of a quorum. The affirmative vote of a majority of all votes cast at the Special Meeting, whether in person or by proxy, is required to approve the Issuance. As of the Record Date, directors and executive officers of the Company and their affiliates may be deemed to be beneficial owners of approximately 30.9% of the outstanding voting shares of Common Stock. Each of the directors and executive officers of the Company and their affiliates plans to vote or direct the vote of all shares of Common Stock over which he has voting control in favor of the Issuance.

     Abstentions from voting and broker nonvotes will have no effect on the proposal to approve the Issuance, since they will not represent votes cast at the Special Meeting for the purpose of voting on such matter.

                            FORWARD LOOKING INFORMATION

     This Proxy Statement contains certain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve substantial risks and uncertainties. When used in this Proxy Statement, the words "anticipate," "believe," "estimate" and "expect" and similar expressions as they relate to the Company and its management and Intersound are intended to identify such forward-looking statements. A number of important factors could cause the actual results, performance or achievements of the Company for fiscal 1997 and beyond to differ materially from those expressed in such forward-looking statements. These factors include, without limitation, commercial success of the Company's repertoire, charges and costs related to acquisitions, the Company's ability to successfully integrate acquisitions, relationships with artists and producers, attraction and retention of key personnel, general economic and business conditions and enhanced competition and new competitors in the recorded music industry. In addition, following the Issuance and the financing of the K-tel Acquisition, the Company will be highly leveraged. Such leverage, and the resulting increase in the Company's debt service obligations, could increase the Company's susceptibility to the risk factors described above.

         PROPOSAL TO APPROVE THE ISSUANCE AND SALE OF THE PREFERRED STOCK

GENERAL

     The stockholders of the Company are being asked to approve the Issuance, the proceeds from which will be used to retire the indebtedness incurred under the New Credit Facility and for working capital and general corporate purposes. The Company entered into the New Credit Facility primarily to fund the cash consideration for the acquisition of Intersound. See "Acquisition of Intersound."

     The Company anticipates that up to $40,000,000 of Preferred Stock will be sold in the Issuance.



TERMS OF THE PREFERRED STOCK

     The following is a summary of certain proposed terms of the Preferred Stock. Such proposed terms are the result of discussions among the Company and the Placement Agents. The actual terms of the Preferred Stock will be determined by the Board of Directors following negotiations among the Company, the Placement Agents and the prospective purchasers of the Preferred Stock, and may vary from the estimated terms described herein.

     DIVIDENDS

     The Preferred Stock will accrue quarterly dividends at a rate of 8% to 10% per annum of the purchase price paid by the Preferred Stockholder ("Stated Value"), payable in cash out of available funds, in preference to any dividend on any other class of capital stock.

     CONVERSION

     A Preferred Stockholder will have the right to convert each share of Preferred Stock, at the option of the holder, at any time, into one share of Common Stock at the Conversion Price. The Conversion Price is currently expected to be between 10% and 15% above the Market Price (the "Conversion Price"), although negotiations could result in a Conversion Price higher or lower than the expected range. The Conversion Price will be subject to adjustment as described under " -- Antidilution Protection." Assuming, solely for this purpose, (i) a Market Price on the closing date of the Private Placement of $6.25 per share (the last sale price of the Common Stock of the Nasdaq National Market on May 21, 1997) and (ii) a Conversion Price of $6.875 per share (i.e., 10% above the Market Price), conversion of all of the shares of the Preferred Stock would result in the issuance of 5,818,181 shares of Common Stock. Based upon the 5,171,439 shares of Common Stock outstanding as of May 21, 1997, upon issuance, the shares of Common Stock received upon conversion would represent approximately 52.9% of the outstanding Common Stock, the ownership interests of directors and executive officers of the Company and their affiliates would decrease from 30.9% to 14.5% and the ownership interests of other stockholders would decrease from 69.1% to 32.6%. On a fully diluted basis, assuming the exercise of currently outstanding options and warrants, the conversion of the Preferred Stock and the conversion of currently outstanding debt securities, Preferred Stockholders, directors and executive officers of the Company and their affiliates, and other stockholders would own approximately 43.4%, 22.2% and 34.4%, respectively, of the then outstanding Common Stock.

     AUTOMATIC CONVERSION TO COMMON STOCK

     Subsequent to June 30, 1999, the Preferred Stock automatically will be converted into Common Stock at the then applicable Conversion Price if the Common Stock trades for 20 consecutive days at a price greater than or equal to 200% of the Conversion Price.

     MANDATORY REDEMPTION

     At the end of the seventh year, the Preferred Stock will be redeemed at the Liquidation Preference Price, which is equal to the Stated Value, plus any accrued but unpaid dividends.

     OPTIONAL REDEMPTION

     Subsequent to June 30, 1999, the Preferred Stock will be redeemable, in whole or part, at the option of the Company at a redemption price equal to 200% of the Conversion Price.

     CHANGE OF CONTROL

     In the event that there is a change of control of the Company, the Company will be obligated to offer to purchase all of the outstanding shares of the Preferred Stock at a price equal to the greater of (a) 200% of the Stated Value or (b) the Liquidation Preference Price. The Company is obligated to make such offer not less than 15 days prior to the effective date of the change of control (the "Trigger Date"). Payment for the Preferred Stock tendered pursuant to such offer will be made on the Trigger Date.

     ANTIDILUTION PROTECTION

     The Conversion Price of the Preferred Stock will be subject to an antidilution adjustment (i) in connection with any stock split or stock dividend and (ii) subject to certain exceptions, on a price-based institutional weighted-average basis in the event the Company issues Common Stock or Common Stock equivalents at a purchase price per share that is less than the then current Conversion Price.

     LIQUIDATION PREFERENCE

     In the event of a liquidation or winding up of the Company, the Preferred Stockholders will be entitled to receive the Liquidation Preference Price on each share of the Preferred Stock, prior to any distribution on any other shares of capital stock of the Company.


     VOTING RIGHTS

     Each share of Preferred Stock has the right to vote on an as-converted basis on all matters to be approved by the holders of Common Stock; however, approval of a majority of the outstanding shares of Preferred Stock will be required for any action which (a) alters or changes the rights, preferences or privileges of the Preferred Stock, (b) creates any new class of shares having a preference over or on parity with the Preferred Stock, or (c) affects any redemption or repurchase of any capital stock of the Company (other than upon the exercise by the Company of its repurchase rights as to Common Stock issued to employees or others providing services upon a termination of their employment or other service relationship with the Company).

     LIMITATION ON TRANSACTIONS WITH AFFILIATES

     The Company will not directly or indirectly enter into any transaction including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service, with any affiliate, except for transactions (including any investments, loans or advances by or to any affiliate) conducted in good faith, the terms of which are fair and reasonable to the Company, and to the extent that such transaction is in excess of $0.5 million, it must be approved by the Board of Directors, including a majority of the disinterested Directors.

     REGISTRATION RIGHTS

     DEMAND RIGHTS. If after six months from the closing date of the Private Placement, Preferred Stockholders holding at least 50% of the Registrable Securities (as hereinafter defined) request that the Company file a registration statement and where the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $20,000,000, the Company is obligated to use its best efforts to cause such shares to be registered. "Registrable Securities" means all shares of Common Stock issuable upon conversion of the Preferred Stock. The Company will not be obligated to effect more than two registrations under these demand right provisions.

     REGISTRATION ON FORM S-3. In addition, holders of the Registrable Securities will have the right to require the Company to use its best efforts to file not more than two registration statements on Form S-3 if available (or any equivalent successor form) if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $2,500,000.

     INCIDENTAL REGISTRATION. If the Company proposes to register any of its Common Stock in connection with a public distribution, it will notify each holder of Registrable Securities and, if so requested by such holder, will use its best efforts to register such holder's Registrable Securities.

     REGISTRATION EXPENSES. The registration expenses (exclusive of underwriting discounts and commissions) will be borne by the Company.

     BOARD REPRESENTATION

     The Preferred Stockholders will have the right to designate four directors to the Company's Board of Directors.



USE OF PROCEEDS

     Assuming the Company sells $40,000,000 of Preferred Stock in the Private Placement, the gross proceeds to be received by the Company are expected to be used as follows: approximately $35,000,000 will be used to repay the indebtedness incurred to date and expected to be incurred under the New Credit Facility, $1,800,000 will be paid to the Placement Agents as fees for their services, approximately $600,000 will be used to pay legal and accounting fees and other expenses incurred in connection with the Private Placement and the remaining $2,600,000 will be used for working capital and general corporate purposes.



DISTRIBUTION

     The Company anticipates that the Preferred Stock will be sold to a limited number of institutional investors in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act. The Company and each of the Placement Agents have entered into separate engagement letters which contemplate that the Placement Agents will act as agents to the Company in connection with the Private Placement, on a reasonable best efforts basis.
 The engagement letters, which contain customary terms and conditions, require the Company to indemnify the Placement Agents against certain liabilities, including liabilities under the Securities Act. One of the Placement Agents is a subsidiary of BMO.

                          ACQUISITION OF INTERSOUND

BACKGROUND OF THE INTERSOUND ACQUISITION

     Platinum's management was originally contacted by NationsBanc Capital Markets, Inc. ("NationsBanc") in April 1996 regarding Platinum's interest in acquiring Intersound. NationsBanc was engaged by the owners of Intersound to solicit offers for the acquisition of Intersound. NationsBanc identified Platinum as a potential acquirer of Intersound upon recognizing the significant similarities in the business plans and musical genres of the two companies, as well as the potential synergies which would result from the combination of the two entities.

     Management of the two companies met in both Atlanta, Georgia and Chicago, Illinois in early July 1996 to further explore the benefits of a combination of the two companies. The terms of a potential acquisition were discussed in mid July 1996 subject to several contingencies, including due diligence and financing. Initial due diligence was conducted in late July 1996 and terms of the acquisition were negotiated in detail during August 1996. Negotiations were suspended in late August when acquisition terms satisfactory to both parties could not be reached.

     Discussions between Platinum and Intersound resumed in October 1996 and further due diligence was conducted during early November, resulting in the signing of the definitive asset purchase agreement (the "Intersound Agreement") on November 13, 1996. The acquisition of Intersound (the "Intersound Acquisition") was effective as of January 1, 1997.

REASONS FOR THE INTERSOUND ACQUISITION

     In reaching the determination to approve the Intersound Acquisition, the Board of Directors of Platinum considered, without assigning relative weight to, the following factors, which include all factors considered to be material:

- The Intersound Acquisition positions the Company as a market leader in Gospel music.

- The Intersound Acquisition further broadens the Company's distribution capabilities. Intersound has its own internal proprietary distribution capabilities, while the Company has historically distributed its products primarily through PolyGram Group Distribution, Inc. ("PolyGram") to the major music retail market, and through its Platinum Christian Distribution division (formerly Light Distribution) to Christian bookstores. The Intersound Acquisition provides the Company with a third significant distribution channel for its products, allowing the Company the flexibility of selecting the distribution channel which provides the greatest sales potential for its releases in a specific musical genre.

- The Intersound Acquisition is consistent with Platinum's strategy of growth and expansion of its music catalog through acquisition of master recordings and music publishing rights from other record companies at attractive prices.

- The Intersound Acquisition adds to Platinum's management team a group of seasoned music industry executives with a long history of identifying marketing opportunities, controlling costs and producing strong cash flow and earnings. The management team at Intersound will play a significant role in and be responsible for (i) manufacturing of the Company's products and (ii) integrating the K-tel Subsidiaries into the Company's operations, if such acquisition is consummated. See "The Pending K-tel Acquisition."

- The Intersound Acquisition provides the Company with certain economies of scale which management anticipates will eliminate a number of costs in areas of sales, marketing, promotion, administration and manufacturing.

- The Intersound Acquisition provides a roster of active artists and projects which complements Platinum's strategy of developing music products with artists who have a history of successful releases. In addition, Intersound's classical and themed music business allows the Company to supplement its artist driven releases with low cost promotion driven releases, which management expects to reduce the Company's susceptibility to the cyclical nature of the business.

THE INTERSOUND AGREEMENT

     The Intersound Acquisition was effective as of January 1, 1997. The following is a brief summary of certain provisions of the Intersound Agreement, which was executed by Intersound and River North Studios, Inc., a wholly-owned subsidiary of Platinum ("RNS"). RNS has since changed its name to Intersound, Inc.

     THE TRANSACTION

     Pursuant to the Intersound Agreement, Intersound sold and RNS acquired substantially all of the assets of Intersound in exchange for $29,000,000 which was paid as follows: (a) $24,000,000 in cash, (b) $5,000,000 in convertible promissory notes (the "Notes") and (c) the assumption of certain liabilities. The Notes mature on January 31, 2004, bear interest at the seven-year Treasury rate (adjusted as of each quarterly interest payment date) plus one percent per annum and are convertible, in whole or in part, at any time prior to maturity into the Company's Common Stock at a conversion price of $9.80 per share (subject to adjustment as provided in the Notes.) The holders of the Notes were granted certain registration rights with respect to the shares of Common Stock issuable upon conversion.

     In addition, RNS assumed certain liabilities of Intersound (the "Assumed Liabilities") including the following: (a) liabilities or obligations reflected or reserved against in Intersound's September 30, 1996 balance sheet (the "Interim Balance Sheet"), (b) all other liabilities of Intersound incurred in the ordinary course of business subsequent to the date of the Interim Balance Sheet and prior to the closing of the transactions contemplated by the Intersound Agreement (the "Closing") and accrued in accordance with generally accepted accounting principles, excluding lawsuits or causes of action relating directly or indirectly to tax, patent, trademark, copyright, labor, employment, environmental and product liability, (c) liabilities first arising after the Closing under any contract or permit assumed by RNS pursuant to the Intersound Agreement and which obligations are to be performed in the ordinary course of business and (d) all obligations of Intersound, including principal, interest, premiums or other charges under Intersound's loan agreement with NationsBanc (the "NationsBanc Loan") as existing at the Closing or to be performed on or after the Closing. The NationsBanc Loan was paid in full with proceeds from the New Credit Facility.

     EMPLOYMENT AND CONSULTING AGREEMENTS

     On January 31, 1997 (the "Closing Date"), the Company entered into a consulting, employment and non-competition agreement with Don Johnson, the President of Intersound. This agreement provides for Mr. Johnson to serve as Intersound's President for a term of three years beginning in November 1996 at an annual salary of $250,000 and to serve as a consultant for two years beginning in November 1999 at an annual fee of $100,000. Under the agreement, the Company also granted Mr. Johnson an option to purchase 20,000 shares of the Company's Common Stock pursuant to its 1995 Employee Incentive Compensation Plan. The Company also entered into employment agreements with Bryan Hadley, Intersound's Executive Vice President, and Mike Olsen, Intersound's Vice President and General Counsel.

     INDEMNIFICATION

     The Intersound Agreement provides that all representations and warranties made therein or in any other certificate or document delivered pursuant thereto will survive the Closing until January 31, 1998 (the "Sunset Period"). Unless a specified period is set forth in the Intersound Agreement, all agreements and covenants contained therein survived the Closing and will remain in effect indefinitely.

     Intersound's indemnification obligations will only apply if, and to the extent that, the aggregate Losses (as defined below), incurred by all indemnified parties exceed $250,000 (the "Basket Threshold"). However, the Basket Threshold will not apply for certain losses including (i) Losses relating to the Excluded Liabilities (as defined in the Intersound Agreement),
(ii) Losses relating to third party claims known by Intersound as of the Closing Date, (iii) Losses relating to claims for brokers' or finders' fees, (iv) Losses relating to claims by the Harry Fox Agency (except to the extent specifically assumed by RNS), and (v) Losses relating to Intersound's obligations to pay for its own expenses.

     Following the Closing, Intersound's liability may not exceed, in the aggregate, $1,875,000 (the "Cap"). Further, Intersound has no indemnification obligation to satisfy any claim for Losses other than through recourse against the $1,875,000 principal amount of Notes (or underlying Common Stock to the extent converted) held in escrow pursuant to the Intersound Agreement.

     The Sunset Period, Basket Threshold and Cap will not apply to limit Intersound's liability in the event such Losses occur or arise, directly or indirectly, as a result of (i) any fraudulent acts committed by Intersound or any of its affiliates, (ii) a breach of Intersound's representations and warranties concerning its title to, and the absence of liens on, other than permitted liens, its properties and assets, and (iii) any claims by any third parties relating to any audit or investigation by the Harry Fox Agency for any period prior to the Closing Date, except to the extent specifically assumed by RNS.

     Intersound agreed to indemnify RNS and its affiliates and hold each of them harmless from any and all liabilities, demands, claims, actions, causes of action, assessments, losses, costs, damages, deficiencies, taxes, fines or expenses (whether or not arising out of third party claims), including without limitation, interest, penalties, reasonable attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, "Losses"), with respect to: (a) any misrepresentation or breach of warranty on the part of Intersound; (b) any nonfulfillment or breach of any covenant or agreement on the part of Intersound; (c) any action, demand, proceeding, investigation or claim by any third party (including any governmental body) against or affecting RNS or its affiliates which, if successful, would give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations, warranties, agreements or covenants of Intersound;
(d) any Losses incurred by RNS arising out of or relating, directly or indirectly to the Excluded Liabilities; or (e) any broker's or finder's fees or expenses in connection with the Intersound Agreement based on any alleged agreement between the claimant and either Intersound or any Intersound stockholder.

     Under a separate agreement, the stockholders of Intersound, at the Closing, agreed to indemnify RNS and its affiliates for any Losses which arise in connection with: (a) claims made by the Harry Fox Agency (which are not specifically accrued in the Interim Balance Sheet); (b) a breach by Intersound of its representations and warranties in the Intersound Agreement concerning title to Intersound's assets; (c) a breach by a stockholder of Intersound of certain securities law representations and warranties made by such stockholder in connection with the Intersound Acquisition; and (d) any fraudulent act committed by a stockholder of Intersound against whom indemnification is sought.

     RNS agreed to indemnify each of Intersound and its affiliates and hold each of them harmless for any and all Losses with respect to: (a) any misrepresentation or breach of warranty on the part of RNS; (b) any nonfulfillment or breach of any covenant or agreement on the part of RNS;
(c) any action,
demand, proceeding, investigation or claim by any third party (including any governmental body) against or affecting Intersound or its affiliates which, if successful, would give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations, warranties, agreements or covenants of RNS; (d) any claim arising out of RNS's failure to pay, satisfy or discharge the Assumed Liabilities; (e) any broker's or finder's fees or expenses in connection with the Intersound Agreement based on any alleged agreement between the claimant and RNS; or (f) any requirement of any federal, state or local taxing authority that Intersound recognize taxable income for any period prior to the Closing when the income of Intersound is attributed to RNS.

     EXPENSES

     Except as paid prior to the date of the Intersound Agreement or otherwise provided for in the Intersound Agreement, each of RNS and Intersound agreed to pay their respective costs and expenses incurred in negotiating and preparing the Intersound Agreement and carrying out the Intersound Acquisition.

     AMENDMENT

     The Intersound Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     ACCOUNTING TREATMENT

     For financial reporting purposes, the Intersound Acquisition was accounted for by the purchase method of accounting in accordance with generally accepted accounting principles.

THE NEW CREDIT FACILITY

     Assuming the Issuance is consummated, approximately $35,000,000 of the net proceeds will be used to repay the debt outstanding under the New Credit Facility. In order to fund the cash consideration for the Intersound acquisition, the Company and its subsidiaries entered into the New Credit Facility with BMO, individually and as agent for Lenders, pursuant to which the Lenders agreed to provide a term loan in the amount of $25,000,000 and a revolving credit facility in the amount of $10,000,000. Proceeds of the term loan, together with approximately $2,900,000 borrowed under the revolver, were used to finance the cash portion of the Intersound Acquisition, to refinance certain bank debt incurred by Intersound and to pay fees and expenses associated with the transaction. In addition, on March 3, 1997, the Company borrowed $1,750,000 under the revolver to pay the deposit relating to the acquisition of the K-tel Subsidiaries. See "The Pending K-tel Acquisition." Since that time, the Company has borrowed approximately $5,050,000 under the revolver for working capital and expects to borrow an additional $300,000 for various additional fees and expenses. Borrowings under the New Credit Facility bear interest at LIBOR plus 6% per annum, are secured by substantially all of the assets of the Company and its subsidiaries and mature on June 15, 1997. Any principal not paid when due will bear interest at the default rate of LIBOR plus 9% per annum and will trigger late charges equal to the sum of (i) 1% of such overdue principal as of the date such payment becomes due plus (ii) one percent of the overdue principal outstanding one month and two months after the date payment becomes due, plus (iii) 2% of such overdue principal outstanding on the same day of each month thereafter. See "Special Considerations -- Consequences If The Issuance Is Not Approved."

     Upon the signing of the New Credit Facility, the Company issued to BMO warrants to purchase 258,571.95 shares of Common Stock at an exercise price of $.01 per share. The warrants expire on January 31, 2002 and are subject to antidilution adjustment if, during the term of the New Credit Facility, the Company issues shares of Common Stock and does not use the proceeds of such issuance to pay borrowings under the New Credit Facility. The holder of the warrants has been granted certain registration rights with respect to the shares of Common Stock issuable upon exercise.

     The New Credit Facility contains financial and other covenants applicable to the Company and its subsidiaries. Pursuant to the New Credit Facility, the Company will be required to maintain (i) a consolidated tangible net worth not less than negative $13,000,000, and (ii) earnings before interest, taxes, depreciation and amortization of not less than negative $205,000 for March 1997, $1,495,000 for April 1997 and $2,463,000 for each month thereafter. The Company is prohibited from becoming obligated for (i) capital expenditures in excess of $50,000 during any month or (ii) salary, general and administrative expense in excess of $1,581,000 for March 1997 and $1,500,000 for each month thereafter. In addition, the Company may not, so long as the New Credit Facility is outstanding, invest in or acquire a substantial part of the assets of another business, make loans or guarantee loans made to another business, declare or distribute dividends, consolidate or merge with another company, sell or lease any of its assets (except for inventory sold in the ordinary course of business) or pay any debt that is subordinate to its debt under the New Credit Facility. The Company is currently in compliance with all covenants under the New Credit Facility.

     During the term of the New Credit Facility, the Company must pay a commitment fee of 0.5% per annum on the average daily unused amount of the revolving credit facility. The Company may voluntarily prepay amounts outstanding under the revolving credit facility and the term loan, and may be required to make mandatory prepayment upon the occurrence of any of several conditions, including (i) any breach of the New Credit Facility agreement, (ii) the outstanding principal amount under the revolving credit facility falling below $2,500,000 (which may trigger payment of the term loan), or payment of the term loan (which may trigger payment of the revolving credit facility), or (iii) sale of the Preferred Stock contemplated hereby.

     Steven Devick, a director and officer of the Company, has personally guaranteed borrowings under the New Credit Facility up to $12,500,000.

                          THE PENDING K-TEL ACQUISITION

THE PENDING ACQUISITION OF K-TEL MUSIC ASSETS

     On March 3, 1997, the Company entered into a definitive agreement with K-tel International, Inc. ("K-tel") for the sale by K-tel to the Company of certain music business assets. Under the terms of the agreement with K-tel ("K-tel Agreement"), the Company will acquire all of the issued and outstanding capital stock of the K-tel Subsidiaries in exchange for (a) $35,000,000 payable at closing of which $1,750,000 has been deposited in escrow as described below, and (b) the amount of the final net tangible book value ("Net Tangible Book Value") of the K-tel Subsidiaries (defined in the K-tel Agreement as the net assets of the K-tel Subsidiaries less all liabilities set forth on their unaudited balance sheets as of the closing), excluding all assets and liabilities associated with K-tel's consumer products business, video business and infomercial business (the "Excluded Businesses"), K-tel's "Old Town" catalog and "Maureen" catalog, and claims on settlement of actions against Tring, San Juan Music and Marshall Sehorn (the "Excluded Assets"). As of March 3, 1997, the Net Tangible Book Value was negative and if the closing had occurred on that date, the parties agreed that the cash amount due at closing would have been reduced to $30,126,000, of which $1,750,000 would be paid from the earnest money escrow account. If the Net Tangible Book Value is different at closing from the preliminary amount used to reduce the purchase price, then the purchase price will be adjusted accordingly.

     Prior to the K-tel Closing (as defined below), K-tel will transfer to the K-tel Subsidiaries all licenses and other contracts related to its music business, except for K-tel's music business in Eastern and Western Europe and the former Soviet Republic, and will receive an exclusive license to use the K-tel Subsidiaries' music catalog in these territories and a non-exclusive license to such catalog in Africa and the Middle East. These licenses will be royalty free except for third party amounts payable from the use of the master recordings. The music business to be acquired by the Company pursuant to the K-tel Agreement is referred to herein as "K-tel Music." Prior to the closing of the acquisition of the K-tel Subsidiaries (the "K-tel Closing"), K-tel will transfer from the K-tel Subsidiaries to itself or one of its other subsidiaries any assets related to the Excluded Businesses and the Excluded Assets.

     The K-tel Closing is expected to occur between 120 and 180 days from the date of the K-tel Agreement. Pursuant to the K-tel Agreement, K-tel will retain all profits from the K-tel Subsidiaries until the K-tel Closing. Consummation of the acquisition is subject to the obtaining of financing by the Company, approval by K-tel's stockholders and other customary conditions, and there can be no assurances that the K-tel Closing will occur. The Company is currently seeking long-term bank financing for the K-tel Acquisition. Although no commitment for such financing has been obtained, the Company has received a financing proposal from a bank for a credit facility of up to $40,000,000 (the "Proposed Credit Facility"). The Proposed Credit Facility provides for a $20,000,000 revolving credit facility and a $20,000,000 term loan facility. Interest will be charged monthly at the bank's prime rate plus 1/2% on the revolving credit facility and prime plus 1 1/2% on the term loan facility. There will be an unused line fee of 1/2% on the revolving credit facility. In addition, there will be a one-time arrangement fee of 3.0% of the overall credit facility amount. If the Company refinances the Proposed Credit Facility with borrowings from another bank, it will be required to pay a prepayment penalty on the overall credit facility of 2.0%, 1.0% and 1.0% in years one, two, and three, respectively and 1.0% in any subsequent renewal periods. An annual agency fee of $50,000 will be payable to the bank upon closing of the financing and on each anniversary of the date of closing. This financing proposal is subject to standard, commercial loan closing contingencies including due diligence and satisfactory loan documentation.


THE K-TEL MUSIC BUSINESS

     K-tel Music's core business is the marketing and selling of pre-recorded music, primarily in a compilation format, which includes songs from various artists under a similar theme. With more than 20 years of marketing experience in the U.S. and Canada, K-tel Music has developed the resources, including knowledgeable personnel, information systems, distribution capabilities and media buying ability, to launch a variety of music products rapidly in the North American markets. K-tel Music's assets include an extensive music catalog of several thousand master recordings, including a significant number of former "top ten" hits. Its catalog of over 3,500 owned or controlled master recordings includes performances by classic artists such as Chubby Checker, Bobby Sherman, Leslie Gore, The Marshall Tucker Band and hundreds of others.

     K-tel Music has expertise in the creation and distribution of pre-recorded music products. These products are created using songs from K-tel Music's catalog of music masters in addition to songs licensed from third party record companies and publishers. These licenses are generally limited to a specific use and require the payment of royalties based on the number of units sold. Through its in-house business affairs department, K-tel Music administers the catalog, clears third party song titles for use in its music products and handles licensing arrangements and royalty payments.

     Entertainment products marketed by K-tel Music consist of pre-recorded music that is targeted to consumers in "niche" markets for which the subject matter of the product has special appeal. Pre-recorded music is produced for various listeners in a variety of formats, including nostalgia compilations for different eras or artists, as well as various genres of music, such as Christian, Country, Dance, Gospel, Jazz, Pop, Rap and Urban.

     For the year ended June 30, 1996, and for the six-month period ended December 31, 1996 on an unaudited basis, K-tel Music recorded gross revenues of $43.2 million and $19.3 million, respectively.

              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     Set forth below is the Unaudited Pro Forma Consolidated Statements of Operations Data for the fiscal year ended May 31, 1996 and the nine months ended February 28, 1997, and the Unaudited Pro Forma Consolidated Balance Sheet Data at February 28, 1997. The Unaudited Pro Forma Consolidated Statements of Operations Data for the fiscal year ended May 31, 1996 and the nine months ended February 28, 1997 (i) gives pro forma effect to the Intersound Acquisition as if such transaction had occurred on June 1, 1995;
(ii) gives pro forma effect to the pending K-tel Acquisition as if such transaction had occurred on June 1, 1995; (iii) assumes the incurrence of debt required to fund the K-tel Acquisition; (iv) reflects the Issuance and the application of a portion of the net proceeds therefrom to repay the New Credit Facility; and (v) reflects an adjustment to eliminate the transactions between Platinum and Intersound. In addition, the Unaudited Pro Forma Consolidated Statements of Operations Data for the fiscal year ended May 31, 1996 reflects the elimination of interest expense incurred by Platinum on its outstanding debt and the elimination of preferred dividends accrued on the Series A-1 Non-Convertible Preferred Stock during that period (both the outstanding debt and Series A-1 Non-Convertible Preferred Stock were retired with the net proceeds from the Offering), as if such retirements had occurred on June 1, 1995. The Unaudited Pro Forma Consolidated Balance Sheet Data at February 28, 1997 gives pro forma effect to the K-tel Acquisition as if such transaction had occurred at February 28, 1997.

     The unaudited pro forma consolidated financial data presented herein is based on the assumptions and adjustments described in the accompanying notes.
 The Unaudited Pro Forma Consolidated Statements of Operations Data do not purport to represent what the Company's results of operations would have been if the events described above had occurred as of the dates indicated or what such results will be for any future periods. The unaudited pro forma consolidated financial data is based upon assumptions and adjustments that the Company believes are reasonable. The unaudited pro forma consolidated financial data and the accompanying notes should be read in conjunction with the historical financial statements of the Company, Intersound and K-tel International, Inc.--Music Operations, including the notes thereto, which are included elsewhere in this Proxy Statement.

                  UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS DATA
                                    FISCAL YEAR ENDED MAY 31, 1996
                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                                                      Pro Forma
                                                                                                                   Platinum Before
                                                                                  Pro Forma                         Refinancing
                                               Historical       Historical       Intersound          Offering        and K-tel
                                                Platinum        Intersound (a)   Adjustments (b)    Adjustments (g) Acquisition
                                                --------        --------------   ---------------    --------------- -----------
 Gross product sales                          $   17,610         $ 30,753         $     712  (c)       $      -    $  49,075
 Less:  Returns and allowances                    (4,732)          (7,212)               -                    -      (11,944)
 Less:  Discounts                                    -             (1,674)             (712) (c)              -       (2,386)
                                              ----------------------------------------------        ----------------------------
 Net product sales                                12,878           21,867                -                    -       34,745
 Cost of product sales                             8,107            9,029                -                    -       17,136
                                              ----------------------------------------------        ----------------------------
                                                   4,771           12,838                -                    -       17,609

 Gross artist project revenues                     5,367             -                   -                    -        5,367
 Less:  Allowance for unrecoupable
    artist advances                               (2,506)            -                   -                    -       (2,506)
                                              ----------------------------------------------        ----------------------------
 Net artist project revenues                       2,861             -                   -                    -        2,861
 Licensing, publishing and other revenues          1,799              629               293                   -        2,721
                                              ----------------------------------------------        ----------------------------
 Net artist project and other revenues             4,660              629               293                   -        5,582
 Cost of artist project and other revenues         5,195              252               138                   -        5,585
                                              ----------------------------------------------        ----------------------------
                                                    (535)             377               155                   -           (3)

 Gross profit                                      4,236           13,215               155                   -       17,606

 Other operating expenses:
 Selling, general and administrative expenses      8,017           10,324                 2                   -       18,343
 Depreciation and amortization                       156              580             1,030  (d)              -        1,766
                                              ----------------------------------------------        ----------------------------
                                                   8,173           10,904             1,032                   -       20,109
                                              ----------------------------------------------        ----------------------------
 Operating income (loss)                          (3,937)           2,311              (877)                  -       (2,503)
 Interest income                                     106             -                 -                      -          106
 Interest expense                                   (570)            (354)           (3,511) (e)              570     (3,865)
 Financing costs                                    -                -               (3,190) (f)              -       (3,190)
                                              ----------------------------------------------        ----------------------------
 Income (loss) from continuing
    operations before taxes                       (4,401)           1,957            (7,578)                  570     (9,452)

 Provision for income taxes                         -                -                 -                      -         -
                                              ----------------------------------------------        ----------------------------
 Net income (loss) from continuing operations     (4,401)           1,957            (7,578)                  570     (9,452)
 Less:  Cumulative preferred dividends              (602)            -                 -                      602       -
                                              ----------------------------------------------        ----------------------------
 Income (loss) from continuing operations
    applicable to common shares               $   (5,003)        $  1,957         $  (7,578)           $    1,172  $  (9,452)
                                              ----------------------------------------------        ----------------------------
                                              ----------------------------------------------        ----------------------------

 Net loss per common share from
    continuing operations                     $    (1.71)

 Weighted average number of common
    shares outstanding (o)                     2,925,987

---------------------------------------------------------------

 Other operating data:
 Operating income (loss) before
   depreciation and amortization              $   (3,781)






                                                                 Pro Forma
                                                               Platinum Before                        Pro Forma
                                             Refinancing           K-tel          Historical            K-tel       As Adjusted
                                             Adjustments (h)    Acquisition        K-tel (i)         Adjustments     Platinum
                                             ---------------    -----------        ---------         -----------     --------
Gross product sales                           $        -         $ 49,075         $  42,312         $      -       $  91,387
Less:  Returns and allowances                          -          (11,944)           (8,907)               -         (20,851)
Less:  Discounts                                       -           (2,386)             (618)               -          (3,004)
                                              --------------------------------------------------------------------    ----------
Net product sales                                      -           34,745            32,787                -          67,532
Cost of product sales                                  -           17,136            17,329                -          34,465
                                              --------------------------------------------------------------------    ----------
                                                       -           17,609            15,458                -          33,067
Gross artist project revenues                          -            5,367              -                   -           5,367
Less:  Allowance for unrecoupable
   artist advances                                     -           (2,506)             -                   -          (2,506)
                                              --------------------------------------------------------------------    ----------
Net artist project revenues                            -            2,861              -                   -           2,861
Licensing, publishing and other revenues               -            2,721               871                -           3,592
                                              --------------------------------------------------------------------    ----------
Net artist project and other revenues                  -            5,582               871                -           6,453
Cost of artist project and other revenues              -            5,585               102                -           5,687
                                              -------------------------------------------------------------------- ----------
                                                       -               (3)              769                -             766

Gross profit                                           -           17,606            16,227                -          33,833
Other operating expenses:
Selling, general and administrative expenses           -           18,343            11,965               (497)(j)    29,811
Depreciation and amortization                          -            1,766               411              1,414 (k)     3,591
                                              -------------------------------------------------------------------- ----------
                                                       -           20,109            12,376                917        33,402
                                              -------------------------------------------------------------------- ----------
Operating income (loss)                                -           (2,503)            3,851               (917)          431
Interest income                                        -              106                17                -             123
Interest expense                                   3,465             (400)             (212)            (2,769)(l)    (3,381)
Financing costs                                        -           (3,190)             -                  (496)(m)    (3,686)
                                              -------------------------------------------------------------------- ----------
Income (loss) from continuing
   operations before taxes                         3,465           (5,987)            3,656             (4,182)       (6,513)
Provision for income taxes                             -                -              (210)               210 (n)       -
                                              -------------------------------------------------------------------- ----------
Net income (loss) from continuing operations       3,465           (5,987)            3,446             (3,972)       (6,513)
Less:  Cumulative preferred dividends             (4,000)          (4,000)               -                -           (4,000)
                                              ------------------------------------------------------------------- ----------
Income (loss) from continuing operations
   applicable to common shares                    $ (535)       $   (9,987)         $  3,446         $  (3,972)    $ (10,513)
                                              -------------------------------------------------------------------- ----------
                                              -------------------------------------------------------------------- ----------

 Net loss per common share from
    continuing operations                                                                                          $   (2.08)

 Weighted average number of common
    shares outstanding (n)                                                                                         5,063,207

--------------------------------------------

 Other operating data:
 Operating income (loss) before
   depreciation and amortization                               $     (737)                                         $   4,022



(a) The historical statement of operations data for Intersound represents the results of operations for the fiscal year ended April 30, 1996. The Intersound Acquisition has been accounted for as a purchase; the Company's purchase price allocation is preliminary pending the valuation of certain intangible assets. See financial statements and notes thereto of Intersound, Inc. contained elsewhere in this Proxy Statement.

(b) The pro forma adjustments include the unaudited activities of the Publishing Companies for the year ended June 30, 1996 that were acquired simultaneously with the Intersound Acquisition and not reflected in the historical Intersound amounts. Such adjustments increased licensing, publishing and other revenues, cost of artist project and other revenues, and selling, general and administrative expenses by $293,000, $138,000 and $2,000, respectively.


(c) The gross product sales of the Company have been reclassified from the Audited Consolidated Financial Statements of the Company for the fiscal year ended May 31, 1996 to reflect sales discounts offered.


(d) The adjustment to depreciation and amortization consists of (i) an increase in amortization of excess cost over net assets acquired of Intersound, Inc. over a 25-year period ($950,000) and (ii) an increase in amortization of music publishing rights acquired from Intersound, Inc. over a 25-year period ($80,000), as if such purchase had occurred on June 1, 1995.



(e) The adjustment to interest expense reflects additional interest expense that would have been incurred had the consideration in the form of debt related to the Intersound Acquisition been incurred on June 1, 1995 ($3,865,000). The interest expense related to additional debt incurred by the Company in connection with the Intersound Acquisition is based on bank borrowings of $28,856,000 with an average interest rate of 12.00% per annum and convertible debentures of $5,000,000 with an interest rate of 8.00%. In addition, the historical interest expense incurred by Intersound ($354,000) has been eliminated as such debt was paid in full upon the closing of the Intersound Acquisition.


(f) The adjustments to financing costs reflect (i) the straight-line amortization, over a 90-day period, of financing costs related to bank borrowings used in consideration for the Intersound Acquisition ($1,950,000) and (ii) the straight-line amortization, over a 90-day period, of the debt discount related to warrants of common stock issued at time of financing (258,571.95 warrants for $0.01 per share, closing market price on day of closing of the Intersound Acquisition = $8.00/share, assumes a 40% discount due to restricted nature of stock for $1,240,000), as if such financing had occurred on June 1, 1995.

(g) The adjustment to interest expense reflects the elimination of interest expense incurred by the Company on its then outstanding debt, which was retired with the net proceeds from the Offering, as if such retirement had occurred on June 1, 1995. The adjustment to cumulative preferred dividends reflects the elimination of preferred dividends on the Series A-1 Non-Convertible Preferred Stock that was retired with the net proceeds from the Offering.


(h) The refinancing adjustments reflect the refinancing of the New Credit Facility with the net proceeds of the Issuance ($40,000,000 less estimated issuance costs of $2,400,000) and include (i) the elimination of interest related to the New Credit Facility ($3,865,000) and (ii) the accrual of dividends on the Preferred Stock at an assumed rate of 10.00% per annum ($4,000,000), as if such refinancing occurred on June 1, 1995.



(i) The historical statement of operations data for K-tel International, Inc.-- Music Operations represents the results of operations for the fiscal year ended June 30, 1996. The K-tel Acquisition will be accounted for as a purchase. See the statements and notes thereto of K-tel International, Inc.--Music Operations contained elsewhere in this Proxy Statement.

(j) The adjustment to selling, general and administrative expenses includes the elimination of $497,000 of overhead charges to K-tel International, Inc. - Music Operations from its parent company. These charges included an allocation of expenses for various services related to income taxes, benefits, corporate technology, and legal, strategic and treasury functions which would have been provided by the Company at no incremental cost to the Company.

(k) The adjustment to depreciation and amortization reflects an increase in amortization of excess cost over net assets acquired from K-tel International, Inc.--Music Operations over a 25-year period ($1,414,000), as if such purchase had occurred on June 1, 1995.

(l) The adjustment to interest expense reflects additional interest expense that would have been incurred had consideration in the form of debt related to the K-tel Acquisition been incurred on June 1, 1995 ($2,981,000). The interest expense related to additional debt incurred by the Company in connection with the K-tel Acquisition is based on bank borrowings from a term loan of $20,000,000 with an assumed interest rate of 10.00% per annum and bank borrowings from a revolving line of credit of $10,899,000 with an assumed interest rate of 9.00% per annum. In addition, the historical interest expense incurred by K-tel International, Inc. -- Music Operations ($212,000) has been eliminated as such debt would have been paid in full upon the closing of the K-tel Acquisition. The assumed interest rates are based on the Proposed Credit Facility.



(m) The adjustments to financing costs reflect (i) the straight-line amortization, over a three year period, of financing costs related to the bank borrowings used in consideration for the K-tel Acquisition ($400,000);
     (ii) an unused line fee on the revolving line of credit ($46,000) and
     (iii) an annual agency fee ($50,000), as if such financing had occurred on June 1, 1995.



(n) The adjustment to eliminate income tax expense reflects the benefit of the Company's net operating loss carryforwards.



(o) The historical weighted average number of common shares outstanding includes common and common equivalent shares issued during the 12-month period prior to the Offering as if they were outstanding for the fiscal year ended May 31, 1996 using the treasury stock method and the public offering price of $13 per share. In addition, all convertible preferred stock and convertible Class A common stock and Class B common stock are treated as if converted into common shares at the date of issuance.

    The as adjusted weighted average number of common shares outstanding assumes the Offering occurred on June 1, 1995.

                 UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS DATA
                           NINE MONTHS ENDED FEBRUARY 28, 1997
                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                             Pro Forma
                                                                                          Platinum Before
                                                                             Pro Forma      Refinancing
                                              Historical     Historical     Intersound       and K-tel      Refinancing
                                               Platinum    Intersound (a)  Adjustments (b)  Acquisition   Adjustments (h)
                                               --------     -------------  ---------------  -----------   ---------------

 Gross product sales                          $  22,422      $  18,361       $  (425) (c)     $  40,358       $  -
 Less: Returns and allowances                    (4,080)        (4,246)          -               (8,326)         -
 Less: Discounts                                 (1,727)        (1,196)          -               (2,923)         -
                                              ---------------------------------------       -----------------------------
 Net product sales                               16,615         12,919          (425)            29,109          -
 Cost of product sales                            9,272          5,019          (227) (c)        14,064          -
                                              ---------------------------------------       -----------------------------
                                                  7,343          7,900          (198)            15,045          -

 Gross artist project revenues                    2,678            -             -                2,678          -
 Less: Allowance for unrecoupable
  artist advances                                  (465)           -             -                 (465)         -
                                              ---------------------------------------       -----------------------------
 Net artist project revenues                      2,213            -             -                2,213          -
 Licensing, publishing and other revenues           754           277             11  (c)         1,042          -

                                              ---------------------------------------       -----------------------------
 Net artist project and other revenues            2,967           277             11              3,255          -
 Cost of artist project and other revenues        2,585           111             41              2,737          -
                                              ---------------------------------------       -----------------------------
                                                    382           166            (30)               518          -

 Gross profit                                     7,725         8,066           (228)            15,563          -

 Other operating expenses:
 Selling, general and administrative expenses     8,160         5,388             (2)            13,550          -
 Merger and restructuring costs                     612            -            (612) (d)           -            -
 Depreciation and amortization                      481           371            602  (e)         1,454          -
                                              ---------------------------------------       -----------------------------
                                                  9,253         5,759             (8)            15,004          -
                                              ---------------------------------------       -----------------------------
 Operating income (loss)                         (1,528)        2,307           (220)               559          -
 Interest income                                    138            -              -                 138          -
 Interest expense                                  (308)         (194)        (2,397) (f)        (2,899)      2,599
 Financing costs                                   (865)           -             865  (g)            -           -
 Equity loss                                         (1)           -              -                  (1)         -
                                              ---------------------------------------       -----------------------------

 Income (loss) before income taxes               (2,564)        2,113         (1,752)            (2,203)      2,599

 Provision for income taxes                         -              -              -                 -            -
                                              ---------------------------------------       -----------------------------
 Net income (loss)                               (2,564)       2,113          (1,752)           (2,203)      2,599
 Less: Preferred dividends                          -              -              -                 -       (3,000)
 Income (loss) applicable to
  common shares                                 $(2,564)      $2,113         $(1,752)          $(2,203)    $  (401)

                                              ---------------------------------------       -----------------------------
                                              ---------------------------------------       -----------------------------


 Net loss per common share                     $  (0.50)

 Weighted average number of common
  shares outstanding                          5,125,124

----------------------------------------------------------------------

 Other operating data:
 Operating income (loss) before
  merger and restructuring costs,
  depreciation and amortization                $  (435)









                                                 Pro Forma
                                              Platinum Before           Pro Forma
                                                   K-tel     Historical   K-tel     As Adjusted
                                                Acquisition   K-tel(i)  Adjustments   Platinum

 Gross product sales                             $ 40,358   $  29,890      $  -      $  70,248
 Less: Returns and allowances                      (8,326)     (6,828)        -        (15,154)
 Less: Discounts                                   (2,923)      (762)         -         (3,685)
                                             -------------------------------------   ---------
 Net product sales                                 29,109     22,300          -        51,409
 Cost of product sales                             14,064     11,982          -        26,046
                                             -------------------------------------   ---------
                                                   15,045     10,318          -        25,363

 Gross artist project revenues                      2,678         -           -         2,678
 Less: Allowance for unrecoupable
  artist advances                                    (465)        -           -          (465)
                                             -------------------------------------   ---------
 Net artist project revenues                        2,213         -           -         2,213
 Licensing, publishing and other revenues           1,042        704          -         1,746
                                             -------------------------------------   ---------
 Net artist project and other revenues              3,255        704          -         3,959
 Cost of artist project and other revenues          2,737         68          -         2,805
                                             -------------------------------------   ---------
                                                      518        636          -         1,154

 Gross profit                                      15,563     10,954          -        26,517

 Other operating expenses:
 Selling, general and administrative expenses     13,550       8,101        (367)(j)   21,284
 Merger and restructuring costs                      -            -           -           -
 Depreciation and amortization                     1,454         316       1,061 (k)    2,831
                                             -------------------------------------   ---------
                                                  15,004       8,417         694       24,115
                                             -------------------------------------   ---------
 Operating income (loss)                             559       2,537        (694)       2,402
 Interest income                                     138           5          -           143
 Interest expense                                   (300)        (39)     (1,897)(l)   (2,236)
 Financing costs                                     -            -         (372)(m)     (372)
 Equity loss                                          (1)         -           -            (1)
                                             -------------------------------------   ---------

 Income (loss) before income taxes                   396       2,503      (2,963)         (64)

 Provision for income taxes                           -         (231)        231 (n)       -
                                             -------------------------------------   ---------

 Net income (loss)                                   396       2,272      (2,732)         (64)
 Less: Preferred dividends                        (3,000)         -           -        (3,000)
 Income (loss) applicable to
  common shares                                 $ (2,604)     $2,272     $(2,732)     $(3,064)
                                             -------------------------------------   ---------
                                             -------------------------------------   ---------


 Net loss per common share                                                            $ (0.60)

 Weighted average number of common
  shares outstanding                                                                5,125,124


 Other operating data:
 Operating income (loss) before
  merger and restructuring costs,
  depreciation and amortization                 $  2,013                             $  5,233


(a) The historical statement of operations data for Intersound represents the unaudited results of operations from June 1, 1996 to December 31, 1996. The operations of Intersound for the months of January and February 1997 are reflected in the historical Platinum amounts. The Intersound Acquisition has been accounted for as a purchase; the Company's purchase price allocation is preliminary pending the valuation of certain intangible assets. See financial statements and note thereto of Intersound, Inc. contained elsewhere in this Proxy Statement.



(b) The pro forma adjustments include the unaudited activities of the Publishing Companies for the six months ended December 31, 1996 that were acquired simultaneously with the Intersound Acquisition and not reflected in the historical Intersound amounts. Such adjustments increased licensing, publishing and other revenues, cost of artist project and other revenues, and selling, general and administrative expenses by $61,000, $41,000 and $2,000, respectively.


(c) To eliminate transactions between Platinum and Intersound during the nine months ended February 28, 1997 completed prior to the Intersound Acquisition.

(d) Merger and restructuring costs represent nonrecurring charges incurred by the Company resulting directly from the Intersound Acquisition and have been removed for purposes of determining pro forma net loss.


(e) The adjustment to depreciation and amortization consists of (i) an increase in amortization of excess cost over net assets acquired of Intersound, Inc. over a 25-year period ($555,000) and (ii) an increase in amortization of music publishing rights acquired from Intersound, Inc. over a 25-year period ($47,000), as if such purchase had occurred on June 1, 1995.



(f) The adjustment to interest expense reflects additional interest expense that would have been incurred had the consideration in the form of debt related to the Intersound Acquisition been incurred on June 1, 1995 ($2,899,000). The interest expense related to additional debt incurred by the Company in connection with the Intersound Acquisition is based on bank borrowings of $28,856,000 with an average interest rate of 12.00% per annum and convertible debentures of $5,000,000 with an interest rate of 8.00%. In addition, the historical interest expense incurred by the Company and Intersound ($502,000) has been eliminated as such debt was paid in full upon the closing of the Intersound Acquisition.


(g) The adjustment to financing costs reflects the elimination of historical financing costs incurred by the Company on the BMO debt which would have been fully amortized during the fiscal year ended May 31, 1996 had the refinancing of such debt occurred on June 1, 1995. See note (h) for details of additional financing costs.

(h) The refinancing adjustments reflect the refinancing of the New Credit Facility with the net proceeds of the Issuance ($40,000,000 less estimated issuance costs of $2,400,000) and include (i) the elimination of interest expense related to the New Credit Facility ($2,599,000) and (ii) the accrual of dividends on the Preferred Stock at an assumed rate of 10.00% per annum ($3,000,000), as if such refinancing occurred on June 1, 1995.

(i) The historical statement of operations data for K-tel International, Inc.-- Music Operations represents the unaudited results of operations from April 1, 1996 to December 31, 1996. The K-tel Acquisition will be accounted for as a purchase.

(j) The adjustment to selling, general and administrative expenses includes the elimination of $367,000 of overhead charges to K-tel International, Inc.--Music Operations from its parent company. These charges included an allocation of expenses for various services related to income taxes, benefits, corporate technology, and legal, strategic and treasury functions which would have been provided by the Company at no incremental cost to the Company.



(k) The adjustment to depreciation and amortization reflects an increase in amortization of excess cost over net assets acquired of K-tel
    International, Inc.--Music Operations over a 25-year period ($1,060,500), as if such purchase had occurred on June 1, 1995.



(l) The adjustment to interest expense reflects additional interest expense that would have been incurred had consideration in the form of debt related to the K-tel Acquisition been incurred on June 1, 1995 ($1,936,000). The interest expense related to additional debt incurred by the Company in connection with the K-tel Acquisition is based on bank borrowings from a term loan of $16,000,000 with an assumed interest rate of 10.00% per annum and bank borrowings from a revolving line of credit of $10,899,000 with an assumed interest rate of 9.00% per annum. In addition, the historical interest expense incurred by K-tel International, Inc. -- Music Operations ($39,000) has been eliminated as such debt would have been paid in full upon the closing of the K-tel Acquisition. The assumed interest rates are based on the Proposed Credit Facility.



(m) The adjustments to financing costs reflect (i) the straight-line amortization, over a three-year period, of financing costs related to the bank borrowings used in consideration for the K-tel Acquisition ($300,000);
     (ii) an unused line fee on the revolving line of credit ($35,000) and
     (iii) an annual agency fee ($37,000), as if such financing had occurred on June 1, 1995.



(n) The adjustment to eliminate income tax expense reflects the benefit of the Company's net operating loss carryforwards.

                            UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET DATA
                                            FEBRUARY 28, 1997
                                         (DOLLARS IN THOUSANDS)


                                                                             Pro Forma
                                                                             Platinum
                                                                         After Refinancing
                                              Historical   Refinancing      Before K-tel   Historical      Pro Forma     As Adjusted
                                               Platinum    Adjustments (a)   Acquisition    K-tel (b)    Adjustments (c)   Platinum
                                              ---------    ---------------   -----------    ---------    --------------    --------
 Cash and cash equivalents                    $     139      $   8,744      $   8,883      $       -      $       -     $    8,883
 Accounts receivable, net                        14,819              -         14,819          6,446              -         21,265
 Artist advances                                  2,864              -          2,864            740              -          3,604
 Inventories, net                                 5,004              -          5,004          2,862              -          7,866
 Notes receivable                                   142              -            142              -              -            142
 Other                                              419              -            419             84              -            503
                                              -------------------------------------------------------------------------------------
 Total current assets                            23,387          8,744         32,131         10,132              -         42,263

 Artist advances, net of current
  amounts and allowances                          3,925              -          3,925              -              -          3,925
 Arts and masters, net                            1,148              -          1,148              -              -          1,148
 Property and equipment, net                      1,249              -          1,249            547              -          1,796
 Music publishing rights and artist
  masters, net                                    3,773              -          3,773              -              -          3,773
 Excess cost over net assets acquired, net       23,702              -         23,702              -         35,350         59,052
 Equity investment in joint venture               3,062              -          3,062              -              -          3,062
 Due from joint venture                             756              -            756              -              -            756
 Deferred financing costs, net                      911           (911)             -              -           1,200          1,200
 Other                                              178              -            178            939              -          1,117
                                              -------------------------------------------------------------------------------------
 Total assets                                 $  62,091      $   7,833      $  69,924      $  11,618      $  36,550     $  118,092
                                              -------------------------------------------------------------------------------------
                                              -------------------------------------------------------------------------------------

 Bank line of credit                          $   3,856      $  (3,856)     $       -      $       -      $  10,899     $   10,899
 Term loan                                       25,000        (25,000)             -              -              -              -
 Loan discount                                     (826)           826              -              -              -              -
 Accounts payable                                 3,724              -          3,724          1,435              -          5,159
 Accrued liabilities and other                    1,710              -          1,710            947              -          2,657
 Reserve for future returns                       2,194              -          2,194          6,307              -          8,501
 Royalties payable                                6,647              -          6,647          8,580              -         15,227
                                              -------------------------------------------------------------------------------------
 Total current liabilities                       42,305        (28,030)        14,275         17,269         10,899         42,443

 Convertible debentures                           5,000              -          5,000              -              -          5,000
 Debt                                                 -              -              -              -         20,000         20,000
 Redeemable preferred stock                           -         37,600         37,600              -              -         37,600

 Stockholders' equity                            14,786         (1,737)        13,049         (5,651)         5,651         13,049
                                              -------------------------------------------------------------------------------------
 Total liabilities and stockholders' equity   $  62,091      $   7,833      $  69,924      $  11,618      $  36,550     $  118,092
                                              -------------------------------------------------------------------------------------
                                              -------------------------------------------------------------------------------------




(a) The refinancing adjustments reflect (i) the refinancing of the New Credit Facility with the net proceeds of the Issuance ($40,000,000 less estimated issuance costs of $2,400,000); and (ii) the full amortization of deferred financing and loan discount costs ($911,000 and $826,000, respectively) related to the New Credit Facility, all as if such refinancing occurred on February 28, 1997.



(b) The historical balance sheet data for K-tel International, Inc.--Music Operations represents the balances at December 31, 1996. The K-tel Acquisition will be accounted for as a purchase. See the statements and notes thereto of K-tel International, Inc.--Music Operations contained elsewhere in this Proxy Statement.



(c) Pro forma adjustments reflect (i) the financing of the K-tel Acquisition and related financing costs with the proceeds from the Proposed Credit Facility and (ii) the excess cost over net assets acquired related to the K-tel Acquisition, all as if the K-tel Acquisition and related financing occurred on February 28, 1997.

                          PLATINUM ENTERTAINMENT, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected consolidated statement of operations and consolidated balance sheet data for Platinum as of the dates and for the periods indicated. The selected consolidated financial data as of and for the years ended December 31, 1992 and 1993, the five months ended May 31, 1994 and the years ended May 31, 1995 and 1996 listed below have been derived from the audited consolidated financial statements of Platinum. The selected consolidated financial data as of and for the unaudited pro forma year ended May 31, 1994 was derived from audited financial statements of Platinum as of and for the five months ended May 31, 1994 and the year ended December 31, 1993. The selected financial data as of and for the nine months ended February 29, 1996 and February 28, 1997 have been derived from the financial statements for such periods which have not been audited. In the opinion of management of Platinum, the unaudited interim financial statements have been prepared on the same basis as Platinum's audited financial statements and include all adjustments, consisting only of normal recurring items, necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the nine months ended February 28, 1997 are not necessarily indicative of the results to be expected for the entire fiscal year. The following data should be read in conjunction with "Platinum Entertainment, Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes of Platinum Entertainment, Inc. contained elsewhere in this Proxy Statement.

                          PLATINUM ENTERTAINMENT, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA


                                                                                               PRO FORMA
                                                YEAR ENDED     YEAR ENDED     FIVE MONTHS     YEAR ENDED
                                               DECEMBER 31,   DECEMBER 31,   ENDED MAY 31,      MAY 31,      YEAR ENDED
                                                   1992           1993           1994           1994(1)     MAY 31, 1995
                                               ------------   ------------   -------------    ----------    ------------
                                                                       (UNAUDITED)
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Gross product sales(2) . . . . . . . . . . . .    $  197       $  4,010        $  3,474        $  7,216       $  12,575
Less: Returns and allowances . . . . . . . . .        --           (590)           (584)         (1,174)         (3,126)
Less: Discounts(2) . . . . . . . . . . . . . .        --             --              --              --            (507)
                                                  ------       --------        --------        --------       ---------
Net product sales. . . . . . . . . . . . . . .       197          3,420           2,890           6,042           8,942
Cost of product sales. . . . . . . . . . . . .        75          1,901           1,743           3,439           4,300
                                                  ------       --------        --------        --------       ---------
                                                     122          1,519           1,147           2,603           4,642
Gross artist project revenues. . . . . . . . .       719          1,451             728           1,639           3,084
Less: (Allowance for)
  recovery of unrecoupable artist advances . .       (89)        (1,361)           (433)         (1,219)         (1,128)
                                                  ------       --------        --------        --------       ---------
Net artist project revenues. . . . . . . . . .       630             90             295             420           1,956
Licensing, publishing and
  other revenues . . . . . . . . . . . . . . .       166             28              53              74             207
                                                  ------       --------        --------        --------       ---------
Net artist project and other
  revenues . . . . . . . . . . . . . . . . . .       796            118             348             494           2,163
Cost of artist project and
  other revenues . . . . . . . . . . . . . . .       515          1,061           1,005           1,862           2,601
                                                  ------       --------        --------        --------       ---------
                                                     281           (943)           (657)         (1,368)           (438)
                                                  ------       --------        --------        --------       ---------
Gross profit . . . . . . . . . . . . . . . . .       403            576             490           1,235           4,204
Other operating expenses:
Selling, general and
  administrative expenses. . . . . . . . . . .       647          2,287           1,352           2,553           8,800
Merger and restructuring costs . . . . . . . .        --             --              --              --              --
Depreciation and amortization. . . . . . . . .        16             55              39              88             133
                                                  ------       --------        --------        --------       ---------
                                                     663          2,342           1,391           2,641           8,933
                                                  ------       --------        --------        --------       ---------
Operating income (loss)(3) . . . . . . . . . .      (260)        (1,766)           (901)         (1,406)         (4,729)
Interest income. . . . . . . . . . . . . . . .         1             --              --              --              46
Interest expense . . . . . . . . . . . . . . .        (8)           (33)            (27)            (48)           (157)
Financing costs. . . . . . . . . . . . . . . .        --             --              --              --              --
Equity loss. . . . . . . . . . . . . . . . . .        --             --              --              --              --
                                                  ------       --------        --------        --------       ---------
Income (loss) from continuing
  operations . . . . . . . . . . . . . . . . .      (267)        (1,799)           (928)         (1,454)         (4,840)
Discontinued operations:
Loss from operations . . . . . . . . . . . . .       (23)        (1,519)           (755)         (2,050)         (2,073)
Loss on disposal . . . . . . . . . . . . . . .        --             --              --              --          (2,611)
                                                  ------       --------        --------        --------       ---------
Loss from discontinued
  operations . . . . . . . . . . . . . . . . .       (23)        (1,519)           (755)         (2,050)         (4,684)
                                                  ------       --------        --------        --------       ---------
Net income (loss). . . . . . . . . . . . . . .   $  (290)     $  (3,318)      $  (1,683)      $  (3,504)      $  (9,524)
                                                  ------       --------        --------        --------       ---------
                                                  ------       --------        --------        --------       ---------
Less: Cumulative preferred
  dividends(4)
Loss applicable to common
  shares
Net loss per common share:
Continuing operations                                                                                          $  (2.12)
Discontinued operations                                                                                           (2.05)
                                                                                                              ---------
Net loss per common share(5)                                                                                   $  (4.17)
                                                                                                              ---------
Weighted average number of                                                                                    ---------
  common shares outstanding(5)                                                                                2,284,090



                                                               NINE MONTHS    NINE MONTHS
                                                                  ENDED          ENDED
                                                 YEAR ENDED    FEBRUARY 29,   FEBRUARY 28,
                                                MAY 31, 1996       1996           1997
                                                ------------   ------------   ------------
                                                               (UNAUDITED)    (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Gross product sales(2) . . . . . . . . . . . .   $  18,322      $  14,274      $  22,422
Less: Returns and allowances . . . . . . . . .      (4,732)        (2,878)        (4,080)
Less: Discounts(2) . . . . . . . . . . . . . .        (712)          (548)        (1,727)
                                                 ---------      ---------      ---------
Net product sales. . . . . . . . . . . . . . .      12,878         10,848         16,615
Cost of product sales. . . . . . . . . . . . .       8,107          5,620          9,272
                                                 ---------      ---------      ---------
                                                     4,771          5,228          7,343
Gross artist project revenues. . . . . . . . .       5,368          3,858          2,678
Less: (Allowance for)
  recovery of unrecoupable artist advances . .      (2,507)            99           (465)
                                                 ---------      ---------      ---------
Net artist project revenues. . . . . . . . . .       2,861          3,957          2,213
Licensing, publishing and
  other revenues . . . . . . . . . . . . . . .       1,799          1,416            754
                                                 ---------      ---------      ---------
Net artist project and other
  revenues . . . . . . . . . . . . . . . . . .       4,660          5,373          2,996
Cost of artist project and
  other revenues . . . . . . . . . . . . . . .       5,195          3,788          2,585
                                                 ---------      ---------      ---------
                                                      (535)         1,585            381
                                                 ---------      ---------      ---------
Gross profit . . . . . . . . . . . . . . . . .       4,236          6,813          7,725
Other operating expenses:
Selling, general and
  administrative expenses. . . . . . . . . . .       7,961          6,007          8,160
Merger costs . . . . . . . . . . . . . . . . .          --             --            612
Depreciation and amortization. . . . . . . . .         212             92            481
                                                 ---------      ---------      ---------
                                                     8,173          6,099          9,253
                                                 ---------      ---------      ---------
Operating income (loss)(3) . . . . . . . . . .      (3,937)           714         (1,528)
Interest income. . . . . . . . . . . . . . . .         106             --            138
Interest expense . . . . . . . . . . . . . . .        (570)          (530)          (308)
Financing costs. . . . . . . . . . . . . . . .          --             --           (865)
Equity loss. . . . . . . . . . . . . . . . . .          --             --             (1)
                                                 ---------      ---------      ---------
Income (loss) from continuing
  operations . . . . . . . . . . . . . . . . .      (4,401)           184         (2,564)
Discontinued operations:
Loss from operations . . . . . . . . . . . . .          --             --             --
Loss on disposal . . . . . . . . . . . . . . .        (226)            --             --
                                                 ---------      ---------      ---------
Loss from discontinued
  operations . . . . . . . . . . . . . . . . .        (226)            --             --
                                                 ---------      ---------      ---------
Net income (loss). . . . . . . . . . . . . . .      (4,627)           184      $  (2,564)
                                                                               ---------
                                                                               ---------
Less: Cumulative preferred
  dividends(4) . . . . . . . . . . . . . . . .        (602)          (301)
                                                ----------      ---------
Loss applicable to common
  shares . . . . . . . . . . . . . . . . . . .   $  (5,229)      $   (117)
                                                ----------      ---------
                                                ----------      ---------
Net loss per common share:
Continuing operations. . . . . . . . . . . . .   $   (1.71)      $  (0.05)      $  (0.50)
Discontinued operations. . . . . . . . . . . .       (0.08)            --             --
                                                 ---------      ---------      ---------
Net loss per common share(5) . . . . . . . . .    $  (1.79)      $  (0.05)      $  (0.50)
                                                 ---------      ---------      ---------
                                                 ---------      ---------      ---------
Weighted average number of
  common shares outstanding(5) . . . . . . . .   2,925,987      2,334,949      5,125,124

                                         DECEMBER 31,                  MAY 31,                   FEBRUARY 28,
                                      -----------------     ------------------------------       ------------
                                       1992       1993       1994        1995        1996            1997
                                      ------     ------     ------      ------      ------       ------------
                                                                                                  (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents. . . . . . $     8    $    36    $     9     $    87     $ 8,222        $    139
Working capital (deficit)(6) . . . .    (441)    (3,349)    (4,117)     (9,128)     12,055         (18,917)
Total assets . . . . . . . . . . . .   2,932      4,656      5,385       6,353      19,744          62,090
Long-term debt
  (including current portion). . . .      --      1,243      1,140          --          --           5,000
Redeemable preferred stock . . . . .      --         --         --       5,423          --              --
Stockholders' equity
  (net capital deficiency) . . . . .   1,700     (1,618)    (3,302)    (12,320)     15,215          14,786


------------------
(1) The Company adopted a May 31 fiscal year end effective June 1, 1994. The pro forma year ended May 31, 1994 was derived from the audited financial statements for the five-month period ended May 31, 1994 and the year ended December 31, 1993 in order to present a period comparable to the new fiscal period adopted by the Company.
(2) During the Company's normal course of business, discounts are extended to customers on product sales. The operations for the years ended May 31, 1995 and 1996 and the nine months ended February 29, 1996 have been reclassified to conform to the financial statement presentation of the operations for the nine months ended February 28, 1997. Discounts for the years ended December 31, 1992 and 1993, the five months ended
     May 31, 1994 and the pro forma year ended May 31, 1994 were insignificant.
(3) During the nine months ended February 29, 1996, the Company renegotiated certain artist contracts to allow additional costs previously expensed by the Company to be included in recoupable artist advances. Accordingly, the operating income for the nine months ended February 29, 1996 includes $289,000 resulting from the reduction of the reserves for artist advances that had been established at May 31, 1995.
(4) Represents accrued dividends on the Company's Series A-1 Non-Convertible Preferred Stock, which dividends were paid concurrent with the redemption of such stock on March 15, 1996. The Company has never paid a dividend on its Common Stock.
(5) Net loss per common share is computed based upon the weighted average number of common shares outstanding. Common and common equivalent shares issued during the twelve-month period prior to the March 12, 1996
     Offering have been included in the calculation as if they were outstanding for all periods presented using the treasury stock method and the public offering price of $13.00 per share. No effect has been given to common equivalent shares issued for any other period as the effect would be antidilutive. In addition, all Series A-2 Convertible Preferred Stock, Class A Common Stock and Class B Common Stock are treated as if converted into common shares at the date of issuance.
     A portion of the net proceeds received from the Offering were used to retire indebtedness of the Company and redeem a portion of the Series A-1 Non-Convertible Preferred Stock. Supplemental loss per common share, adjusted to reflect the elimination of interest expense incurred on such borrowings during fiscal 1996 and the payment of mandatory preferred dividends, is $1.52 per common share.
(6)  Includes short-term debt for all periods indicated.

                                INTERSOUND, INC.
                             SELECTED FINANCIAL DATA

     The following table sets forth selected statement of operations and balance sheet data for Intersound as of the dates and for the periods indicated. The selected financial data as of and for the years ended April 30, 1994, 1995 and 1996 have been derived from the audited financial statements of Intersound. The selected financial data as of and for the eight months ended December 31, 1995 and 1996 have been derived from the financial statements for such periods which have not been audited. In the opinion of the Company's management, the unaudited interim financial statements have been prepared on the same basis as Intersound's audited financial statements and include all adjustments, consisting only of normal recurring items, necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the eight months ended December 31, 1996 are not necessarily indicative of the results to be expected for the entire fiscal year. The following data should be read in conjunction with "Intersound, Inc.'s Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes of Intersound, Inc. contained elsewhere in this Proxy Statement.

                                                                                            EIGHT MONTHS     EIGHT MONTHS
                                          YEAR ENDED       YEAR ENDED       YEAR ENDED     ENDED DECEMBER   ENDED DECEMBER
                                        APRIL 30, 1994   APRIL 30, 1995   APRIL 30, 1996      31, 1995         31, 1996
                                        --------------   --------------   --------------   --------------   --------------
                                                                                             (UNAUDITED)      (UNAUDITED)
                                                                      (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Gross product sales. . . . . . . . . .    $  26,041        $  31,438        $  30,753       $  21,487         $  19,835
Less: Returns and allowances . . . . .       (4,999)          (6,579)          (7,212)         (4,939)           (4,604)
Less: Discounts. . . . . . . . . . . .       (1,656)          (2,447)          (1,674)         (1,243)           (1,260)
                                           --------         --------         --------        --------          --------
Net product sales. . . . . . . . . . .       19,386           22,412           21,867          15,305            13,971
Cost of product sales. . . . . . . . .        9,583            9,941            9,030           6,360             5,390
                                           --------         --------         --------        --------          --------
                                              9,803           12,471           12,837           8,945             8,581

Licensing revenues . . . . . . . . . .          463              182              629             174               317
Cost of licensing revenues . . . . . .          185               73              251              69               127
                                           --------         --------         --------        --------          --------
 . . . . . . . . . . . . . . . . . . .          278              109              378             105               190
                                           --------         --------         --------        --------          --------
Gross profit . . . . . . . . . . . . .       10,081           12,580           13,215           9,050             8,771
Other Operating Expenses:
Selling, general and administrative
  expenses . . . . . . . . . . . . . .        8,050            9,955           10,324           6,606             5,958
Depreciation and amortization. . . . .          356              434              580             377               428
                                           --------         --------         --------        --------          --------
                                              8,406           10,389           10,904           6,983             6,386
                                           --------         --------         --------        --------          --------
Operating income . . . . . . . . . . .        1,675            2,191            2,311           2,067             2,385
Interest expense . . . . . . . . . . .         (184)            (245)            (354)           (290)             (216)
                                           --------         --------         --------        --------          --------
Income before income taxes . . . . . .        1,491            1,946            1,957           1,777             2,169
Provision for income taxes . . . . . .         (132)              --               --              --                --
                                           --------         --------         --------        --------          --------
Net income . . . . . . . . . . . . . .     $  1,359         $  1,946         $  1,957        $  1,777          $  2,169
                                           --------         --------         --------        --------          --------
                                           --------         --------         --------        --------          --------

                                             APRIL 30,             DECEMBER 31,
                                       ---------------------          1996
                                        1995           1996        (UNAUDITED)
                                       ------         ------       ------------
                                              (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash . . . . . . . . . . . . . . . .  $      6       $     16        $     17
Working capital (deficit). . . . . .       300           (138)            506
Total assets . . . . . . . . . . . .    10,851         12,390          15,163
Long-term debt . . . . . . . . . . .        60             --              --
Stockholders' equity . . . . . . . .     2,470          2,652           3,666

                  K-TEL INTERNATIONAL, INC. -- MUSIC OPERATION
                             SELECTED FINANCIAL DATA

     The following table sets forth selected statement of revenues and expenses and balance sheet data for K-tel International, Inc.--Music Operations as of the dates and for the periods indicated. The selected financial data as of June 30, 1995 and 1996 and for each of the three years ended June 30, 1996 have been derived from the audited statements of K-tel International, Inc.--Music Operations. The selected financial data as of December 31, 1996 and for the six months ended December 31, 1995 and 1996 are derived from unaudited statements as of such dates and for such periods, and, in the opinion of the management of K-tel International, Inc. -- Music Operations, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of such data. Operating results for the six months ended December 31, 1996 are not necessarily indicative of the results to be expected for the entire fiscal year. The following data below should be read in conjunction with the statements and notes thereto of K-tel International, Inc. -- Music Operations contained elsewhere in this Proxy Statement.

                                                                                                  SIX MONTHS       SIX MONTHS
                                          YEAR ENDED JUNE   YEAR ENDED JUNE   YEAR ENDED JUNE   ENDED DECEMBER   ENDED DECEMBER
                                             30, 1994          30, 1995          30, 1996          31, 1995         31, 1996
                                          ---------------   ---------------   ---------------   --------------   --------------
                                                                                                 (UNAUDITED)      (UNAUDITED)
                                                                           (DOLLARS IN THOUSANDS)
STATEMENT OF REVENUES AND EXPENSES
DATA:
Gross poroduct sales . . . . . . . . . .     $ 25,692          $ 28,272          $ 42,312          $ 19,700         $ 18,889
Less: Returns and allowances . . . . . .       (5,943)           (6,004)           (8,907)           (3,827)          (4,630)
Less: Discounts. . . . . . . . . . . . .         (513)             (493)             (618)             (272)            (597)
                                             --------          --------          --------          --------         --------
Net product sales. . . . . . . . . . . .       19,236            21,775            32,787            15,601           13,662
Cost of product sales. . . . . . . . . .       10,817            12,485            17,329             7,940            6,951
                                             --------          --------          --------          --------         --------
                                                8,419             9,290            15,458             7,661            6,711

Licensing revenues . . . . . . . . . . .          563               470               871               476              448
Cost of licensing revenues . . . . . . .          131                85               102                50               37
                                             --------          --------          --------          --------         --------
                                                  432               385               769               426              411
                                             --------          --------          --------          --------         --------
Gross profit . . . . . . . . . . . . . .        8,851             9,675            16,227             8,087            7,122
Other Operating Expenses:
Selling, general and administrative
expenses . . . . . . . . . . . . . . . .        5,316             7,508            11,965             6,394            5,806
Depreciation and amortization. . . . . .          399               416               411               209              206
                                             --------          --------          --------          --------         --------
                                                5,715             7,924            12,376             6,603            6,012
                                             --------          --------          --------          --------         --------
Operating income . . . . . . . . . . . .        3,136             1,751             3,851             1,484            1,110
Interest income. . . . . . . . . . . . .          123                59                17                17                5
Interest expense . . . . . . . . . . . .           (4)              (85)             (212)             (118)              (7)
                                             --------          --------          --------          --------         --------
Income before income taxes . . . . . . .        3,255             1,725             3,656             1,383            1,108
Provisions for income taxes. . . . . . .         (319)             (182)             (210)             (136)            (185)
                                             --------          --------          --------          --------         --------
Net income . . . . . . . . . . . . . . .     $  2,936          $  1,543          $  3,446          $  1,247         $    923
                                             --------          --------          --------          --------         --------
                                             --------          --------          --------          --------         --------

                                             JUNE 30,              DECEMBER 31,
                                       ---------------------          1996
                                        1995           1996        (UNAUDITED)
                                       ------         ------       ------------
BALANCE SHEET DATA:
Working deficit. . . . . . . . . . . $  (6,958)     $  (5,915)      $  (7,137)
Total assets . . . . . . . . . . . .    11,813         14,317          11,618

                          PLATINUM ENTERTAINMENT, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     THE DISCUSSION BELOW CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS (AS SUCH TERM IS DEFINED IN THE RULES PROMULGATED PURSUANT TO THE SECURITIES ACT) THAT ARE BASED ON THE BELIEFS OF PLATINUM'S MANAGEMENT, AS WELL AS ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO, PLATINUM'S MANAGEMENT. THE COMPANY'S ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS IN THE FUTURE COULD DIFFER MATERIALLY FROM THOSE EXPRESSED IN, OR IMPLIED BY, ANY SUCH FORWARD-LOOKING STATEMENTS. SEE "FORWARD LOOKING INFORMATION." THE OVERVIEW AND LIQUIDITY AND CAPITAL RESOURCES SECTIONS GIVE EFFECT TO THE INTERSOUND ACQUISITION AND THE NEW CREDIT FACILITY. THIS DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA AND ACCOMPANYING NOTES THERETO SET FORTH ELSEWHERE IN THIS PROXY STATEMENT.

     THE COMPANY ADOPTED A MAY 31 FISCAL YEAR END EFFECTIVE JUNE 1, 1994. THE DISCUSSION BELOW COVERS THE THREE FISCAL YEARS ENDED MAY 31, 1996, 1995 AND 1994. REFERENCES HEREIN TO "FISCAL 1994" OR THE FISCAL YEAR ENDED MAY 31, 1994 REFER TO THE PRO FORMA UNAUDITED PERIOD DERIVED FROM THE AUDITED FINANCIAL STATEMENTS FOR THE FIVE-MONTH PERIOD ENDED MAY 31, 1994 AND THE YEAR ENDED DECEMBER 31, 1993 IN ORDER TO PRESENT A PERIOD COMPARABLE TO THE NEW FISCAL PERIOD ADOPTED BY THE COMPANY.

OVERVIEW

     The Company produces, licenses, acquires, markets and distributes high quality recorded music for a variety of musical formats. The Company and its wholly-owned subsidiaries currently produce music for the Gospel, Adult Contemporary, Blues, Country, Classical/Themed Productions and Urban/Dance formats, principally under the CGI Records, River North Records, House of Blues and Intersound labels. The Company's products include compilations of previously recorded music that enable the Company to exploit its catalog of master recordings as well as new releases, typically by artists established in a particular format.

     As an integral part of the Company's growth strategy, during March 1996, the Company completed an initial public offering (the "Offering") of 2,740,000 shares of Common Stock resulting in net proceeds of $32,127,000. See "-- Public Offering" following.

     During the nine months ended February 28, 1997, the Company acquired:
(i) substantially all of the assets of R.E.X. Music, Inc. ("R.E.X.") during June 1996; (ii) substantially all of the assets of Double J Music Group ("Double J") during September 1996; (iii) a 50% interest in the House of Blues Music Company ("HOB Joint Venture") during November 1996 and (iv) substantially all of the assets of Intersound effective January 1, 1997. In addition, the Company also signed the K-tel Agreement pursuant to which the Company has agreed to acquire K-tel's worldwide music business assets, except for K-tel's European music business. See "Significant Matters" below for more details of these transactions.

     The Company records revenues for music products, other than telemarketing C.O.D. sales, when such products are shipped to retailers. In accordance with industry practice, the Company's music products are sold on a returnable basis. The Company's allowance for future returns is based upon its historical results of operations, SOUNDSCAN data and the historical return experience of one of the Company's primary distributors, PolyGram. For the nine months ended February 29, 1997 and February 29, 1996, and the fiscal years ended May 31, 1996, 1995 and 1994, the net amounts charged against gross revenues for returns and allowances for future returns were $4,080,000, $2,878,765, $4,732,000,
$3,126,000 and $1,174,000, respectively.

     The Company recognizes revenues from the shipment of telemarketing C.O.D. sales when cash is received from the customer. C.O.D. product shipments began during the first quarter of fiscal 1995 and were discontinued in mid-February 1996, when the Company determined that C.O.D. orders would no longer be accepted.

     A significant recurring funding requirement of the Company is for artist and repertoire ("A&R") expenses, which include recording costs and advances to artists. The Company makes substantial payments each period for recording costs and advances in order to maintain and enhance its artist roster. These costs are recouped from the artists' royalties, to the extent possible, from future album sales. Artist advances are capitalized as an asset when the current popularity and past performance of the artist provides a sound basis for estimating the probable future recoupment of such advances from earnings otherwise payable to the artist.

     In fiscal 1996, the Company entered into an international licensing agreement with MCA Records, Ltd. ("MCA"). Revenues derived from the licensing are calculated as a percentage of retail sales by the licensee net of returns and are recognized by the Company upon notification of retail sales net of returns by the licensee. Results of operations for the nine months ended February 29, 1996 and the year ended May 31, 1996 include international licensing revenues. However, no international licensing revenues have been recorded for the first nine months of fiscal 1997 as the Company has not been notified by MCA regarding international sales generated during this period. Manufacturing and related costs (other than artist royalties, which are paid by the Company) are borne by the licensee. Artist royalties paid by the Company in connection with international sales are recorded as costs of artist projects and other revenues and are calculated as a percentage of net licensed proceeds.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain items derived from the Company's consolidated statements of operations as a percentage of gross revenues:

                                                                   YEARS ENDED MAY 31,
                                          -----------------------------------------------------------------------
                                                  1994                     1995                      1996
                                                                                       (DOLLARS IN THOUSANDS,
                                                                                      EXCEPT PERCENTAGE AMOUNTS)
Total gross revenues . . . . . . . . .     $8,929      100.0%      $15,866       100.0%      $25,489      100.0%
Less:  Returns and allowances. . . . .     (1,174)     (13.2)       (3,126)      (19.7)       (4,732)     (18.6)
Less:  Discounts . . . . . . . . . . .         --         --          (507)       (3.2)         (712)      (2.8)
Less:  (Allowance for)
  recovery of unrecoupable
  artist advances. . . . . . . . . . .     (1,219)     (13.7)       (1,128)       (7.1)       (2,507)      (9.8)
                                          -------                  -------                   -------
Total net revenues . . . . . . . . . .      6,536       73.1        11,105        70.0        17,538       68.8
Cost of product sales. . . . . . . . .      3,439       38.5         4,300        27.1         8,107       31.8
Cost of artist projects and other
  revenues . . . . . . . . . . . . . .      1,862       20.9         2,601        16.4         5,195       20.4
                                          -------                  -------                   -------
Total cost of sales and services . . .      5,301       59.4         6,901        43.5        13,302       52.2
                                          -------                  -------                   -------
Gross Profit . . . . . . . . . . . . .      1,235       13.7         4,204        26.5         4,236       16.6

Other operating expenses:
Selling, general and
  administrative expenses. . . . . . .      2,553       28.6         8,800        55.5         7,961       31.2
Merger and restructuring costs . . . .         --         --            --          --            --         --
Depreciation and amortization. . . . .         88        1.0           133         0.8           212        0.8
                                          -------                  -------                   -------
                                            2,641       29.6         8,933        56.3         8,173       32.0
                                          -------                  -------                   -------
Income (loss) from operations. . . . .     (1,406)     (15.9)       (4,729)      (29.8)       (3,937)     (15.4)
Interest income. . . . . . . . . . . .         --         --            46         0.3           106        0.4
Interest expense . . . . . . . . . . .        (48)      (0.5)         (157)       (1.0)         (570)      (2.2)
Financing costs. . . . . . . . . . . .         --         --            --          --            --         --
Equity loss. . . . . . . . . . . . . .         --         --            --          --            --         --
                                          -------                  -------                   -------
Income (loss) from continuing
  operations . . . . . . . . . . . . .     (1,454)     (16.4)       (4,840)      (30.5)       (4,401)     (17.2)

Discontinued operations:
  Loss from operations . . . . . . . .     (2,050)     (23.0)       (2,073)      (13.1)           --         --
  Loss on disposal . . . . . . . . . .        --         --        (2,611)      (16.5)         (226)      (0.9)
                                          -------     ------       -------      ------       -------      -----
Loss from discontinued
  operations . . . . . . . . . . . . .     (2,050)     (23.0)       (4,684)      (29.6)         (226)      (0.9)
                                          -------     ------       -------      ------       -------      -----
Net income (loss). . . . . . . . . . .    $(3,504)     (39.4)%     $(9,524)      (60.1)%     $(4,627)     (18.1)%
                                          -------     ------       -------      ------       -------      -----
                                          -------     ------       -------      ------       -------      -----

                                                      NINE MONTHS ENDED
                                          ---------------------------------------------
                                           FEBRUARY 29, 1996         FEBRUARY 28, 1997
Total gross revenues . . . . . . . . .    $19,548        100%      $25,854         100%
Less:  Returns and allowances. . . . .     (2,878)     (14.7)       (4,080)      (15.8)
Less:  Discounts . . . . . . . . . . .       (548)      (2.8)       (1,727)       (6.7)
Less:  (Allowance for)
  recovery of unrecoupable
  artist advances. . . . . . . . . . .         99       (0.5)         (465)       (1.8)
                                          -------                  -------
Total net revenues . . . . . . . . . .     16,221       83.0        19,582        75.7
Cost of product sales. . . . . . . . .      5,620       28.7         9,272        35.9
Cost of artist projects and other
  revenues . . . . . . . . . . . . . .      3,788       19.4         2,585        10.0
                                          -------                  -------
Total cost of sales and services . . .      9,408       48.1        11,857        45.9
Gross Profit . . . . . . . . . . . . .      6,813       34.9         7,725        29.8

Other operating expenses:
Selling, general and
  administrative expenses. . . . . . .      6,007       30.7         8,160        31.6
Merger and restructuring costs . . . .         --         --           612         2.4
Depreciation and amortization. . . . .         92        0.5           481         1.9
                                          -------                  -------
                                            6,099       31.2         9,253        35.9
                                          -------                  -------
Income (loss) from operations. . . . .        714        3.7        (1,528)       (6.1)
Interest income. . . . . . . . . . . .         --         --           138         0.5
Interest expense . . . . . . . . . . .       (530)      (2.7)         (308)       (1.2)
Financing costs. . . . . . . . . . . .         --         --          (865)       (3.3)
Equity loss. . . . . . . . . . . . . .         --                       (1)         --
                                          -------                  -------
Income (loss) from continuing
  operations . . . . . . . . . . . . .        184        1.0        (2,564)      (10.1)

Discontinued operations:
  Loss from operations . . . . . . . .         --         --            --          --
  Loss on disposal . . . . . . . . . .         --         --            --          --
                                          -------                  -------
Loss from discontinued
  operations . . . . . . . . . . . . .         --                       --          --
                                          -------                  -------
Net income (loss). . . . . . . . . . .       $184        1.0%      $(2,564)      (10.1)%
                                          -------                  -------
                                          -------                  -------


     References made in the following discussion concerning the nine months ended February 28, 1997 compared to the nine months ended February 29, 1996 include: (i) Gospel format - activity under the CGI Records, Light Records, Lexicon Music, R.E.X. Music and Flying Tart labels, as well as Gospel activity under the House of Blues label; (ii) Country format - activity under the River North Nashville label; (iii) Adult Contemporary format - activity under the River North Records label; and (iv) Blues and other format - primarily non-Gospel activity under the House of Blues label. All activity under the Intersound Acquisition is referenced as "Intersound" so that the effects of the Intersound Acquisition can be understood.

NINE MONTHS ENDED FEBRUARY 28, 1997 COMPARED WITH NINE MONTHS ENDED FEBRUARY 29, 1996

     Gross revenues increased $6,306,000 or 32.3% to $25,854,000 for the nine months ended February 28, 1997 compared to the nine months ended February 29, 1996; $4,219,000 or 66.9% of this increase related to the activities of Intersound since January 1, 1997. No international licensing revenues have been recorded for the first nine months of fiscal 1997 as the Company has not been notified to date by MCA regarding international sales generated during this period. International licensing revenues for the nine months ended February 29, 1996 approximated $553,000; such licensing revenues may not be indicative of the licensing revenues earned for the current or future periods.

     Gross revenues from Gospel, Country, Adult Contemporary and Blues, and Intersound activity as a percentage of total gross revenues for the nine months ended February 28, 1997 were 46.8%, 24.5%, 6.6%, 5.8% and 16.3% compared to
56.7%, 12.9%, 25.4%, 5.0% and 0.0% for the nine months ended February 29, 1996.

     The changes in the percentages are due principally to the activities of Intersound since January 1, 1997 as noted above, and the following significant releases: The Beach Boys' STARS AND STRIPES, VOLUME I (which generated approximately $3,024,000 of Country revenues for the nine months ended February 28, 1997); Crystal Bernard's THE GIRL NEXT DOOR (which generated approximately $1,330,000 of Country revenues for the nine months ended February 28, 1997); The Alan Parsons Project's ON AIR (which generated approximately $640,000 of Adult Contemporary revenues for the nine months ended February 28, 1997) and National Baptist Convention's LET'S GO TO CHURCH (which generated approximately $3,913,000 of Gospel revenues for the nine months ended February 28, 1997). These increases were offset in part by a decrease in telemarketing sales, which typically generate Gospel revenues, that were discontinued due to the increased costs of television advertising, and by the incremental revenue recognized in the first nine months of fiscal 1996 from the release of Peter Cetera's ONE CLEAR VOICE.

     RETURNS AND ALLOWANCES

     Returns and allowances increased $1,202,000 or 41.8% to $4,080,000 for the nine months ended February 28, 1997 compared to the nine months ended February 29, 1996; $992,000 or 82.5% of this increase related to the activities of Intersound since January 1, 1997.

     Returns and allowances as a percentage of gross product sales, less discounts, decreased to 19.7% for the nine months ended February 28, 1997 from 21.0% for the comparable period of the prior fiscal year. The decrease in the current quarter is attributable primarily to a change in buying habits of the Company's retail customers who have reduced initial order quantities to better manage receivable and inventory levels.

     DISCOUNTS

     Discounts increased $1,179,000 or 215.1% to $1,727,000 for the nine months ended February 28, 1997 compared to the nine months ended February 29, 1996; $122,000 or 10.3% of this increase related to the activities of Intersound since January 1, 1997 and $633,000 or 53.7% of this increase related to LET'S GO TO CHURCH as discussed above.

     Discounts as a percentage of gross product sales increased to 7.7% for the nine months ended February 28, 1997 from 3.8% for the comparable period of the prior fiscal year. The increases primarily relate to additional discounts extended to the member churches which purchased the National Baptist Convention's LET'S GO TO CHURCH release directly from the Company to avoid a third-party distribution fee. The increases also relate to the increase in new releases volume, particularly in the Country and

Adult Contemporary formats, as it is industry practice to extend discounts on new release orders, compared to reorders of previously released albums.

     ALLOWANCE FOR UNRECOUPABLE ARTIST ADVANCES

     The allowance for unrecoupable artist advances was $465,000 for the nine months ended February 28, 1997, compared to a net recovery of artist advances of $99,000 for the nine months ended February 29, 1996, respectively. The changes were not significantly affected by the activities of Intersound since January 1, 1997. During the nine months ended February 29, 1996, the Company renegotiated certain artist contracts to allow additional costs previously expensed by the Company in fiscal 1995 to be included in recoupable artist advances, resulting in the net recovery. The current period balances primarily relate to several Gospel and Country projects released during the current periods or to be released later in fiscal 1997.

     COST OF PRODUCT SALES

     Cost of product sales increased $3,652,000 or 65.0% to $9,272,000 for the nine months ended February 28, 1997 compared to the nine months ended February 29, 1996; $650,000 or 17.8% of this increase related to the activities of Intersound since January 1, 1997.

     Cost of product sales as a percentage of gross revenues increased to 35.9% for the nine months ended February 28, 1997 from 28.7% for the comparable period of the prior fiscal year. The increase is primarily attributable to increased royalty costs associated with albums released during the current periods, featuring established artists in non-Gospel formats. Further, the reduction in telemarketing sales negatively impacted this percentage due to the lower cost of product sales attributable to telemarketing sales compared with other distribution channels.

     COST OF ARTIST PROJECT AND OTHER REVENUES

     Cost of artist project and other revenues decreased $1,203,000 or 31.8% to $2,585,000 for the nine months ended February 28, 1997 compared to the nine months ended February 29, 1996.

     The decrease relates primarily to the timing of project releases and the related costs incurred to complete those projects. Significant cost of projects released in fiscal 1997, such as albums by The Beach Boys, Crystal Bernard and The Alan Parsons Project, were incurred in fiscal 1996. The projects in production during the current periods are less costly relative to the projects in production during the comparable periods of the prior fiscal year.

     In addition, cost of artist project and other revenues includes the royalties paid by the Company to artists in connection with its first international sales through MCA which occurred during fiscal 1996. The Company's liability for such royalties is based on MCA's retail sales of the Company's products net of returns, and equaled approximately 10% of such net sales. When presented as a percentage of licensing revenues received by the Company, however, royalties were equal to approximately 50% of such revenues. No such revenues or related costs have been recorded by the Company during the current periods as MCA has not provided final sales data for the current periods. Such costs approximated $380,000 for the nine months ended
February 29, 1996; such costs may not be indicative of the licensing costs owed for the current or future periods.

     GROSS PROFIT

     Gross profit increased $912,000 or 13.4% to $7,725,000 for the nine months ended February 28, 1997 compared to the nine months ended February 29, 1996; the activities of Intersound since January 1, 1997 contributed to an increase in such profits of $2,254,000.

     As a percentage of gross revenues, gross profit decreased to 29.8% for the nine months ended February 28, 1997 from 34.9% for the comparable period of the prior fiscal year. The decrease for the nine months ended February 28, 1997 is attributable to a decrease in telemarketing revenues which provide higher gross profits due to the lack of third-party distribution fees (telemarketing revenues for the nine months ended February 28, 1997 and February 29, 1996 were $50,000 and $1,342,000, respectively), an increase in reserves for artist advances and an increase in sales discounts offered. In addition, no international licensing revenues have been recorded for the first nine months of fiscal 1997 as the Company has not been notified to date by MCA regarding international sales generated during this period. International licensing revenues typically generate a 50% gross margin.

     In addition, gross profit on product sales varies from project to project due to differences in royalty rates and the greater profit margins achieved for compact discs over cassettes. As a result, gross profit margins are affected in any period by the mix of releases sold during that period.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     Selling, general and administrative expenses increased $2,153,000 or 35.8% to $8,160,000 for the nine months ended February 28, 1997 compared to the nine months ended February 29, 1996; $1,060,000 or 49.2% of this increase related to the activities of Intersound since January 1, 1997.

     Selling, general and administrative expenses as a percentage of gross revenues remained relatively unchanged at 31.6% for the nine months ended February 28, 1997 from 30.7% for the comparable period of the prior fiscal year.

     MERGER AND RESTRUCTURING COSTS

     Nonrecurring merger and restructuring costs of $612,000 for the nine months ended February 28, 1997 were incurred due to combining certain operations of the Company with Intersound. The nature of the costs include severance payments to terminated employees of the Company and costs associated with consolidating certain offices of the Company with Intersound. As of February 28, 1997, cash paid for such costs approximated $538,000 with the remainder included in accrued liabilities on the face of the balance sheet; management anticipates the accrued costs to be fully paid within the next twelve months.

     DEPRECIATION AND AMORTIZATION

     Depreciation and amortization increased to $481,000 from $92,000 for the nine months ended February 28, 1997 compared to the comparable period of the prior fiscal year. The increase is attributable to increased amortization related to approximately $23,600,000 of music publishing rights and excess cost over net assets acquired resulting from the activities of Intersound since January 1, 1997 and $1,500,000 of music publishing rights and artist contracts acquired from Double J and R.E.X. during the first nine months of fiscal 1997. The Company's purchase price allocation for the Intersound Acquisition is preliminary pending the valuation of certain intangible assets.

     OPERATING INCOME/LOSS

     As a result of the factors described above, an operating loss of $1,528,000 was reported for the nine months ended February 28, 1997; an operating income of $714,000 was reported for the nine months ended February 29, 1996.

     INCOME TAX

     No tax expense or benefit has been recorded through February 28, 1997 due to the Company's net operating loss carryforward and related valuation allowance at May 31, 1996, as required under generally accepted accounting principles. Pursuant to Section 382 of the Internal Revenue Code of 1986, as amended, the Company's net operating loss carryforward of approximately $12,523,000 at May 31, 1996, expiring in years 2007 through 2011, is subject to annual limitations due to a change in ownership as a result of the initial public offering in March 1996. Consequently, approximately $3,700,000 of the loss carryforward at May 31, 1996 will be available to offset fiscal 1997 taxable income.

     INTEREST INCOME

     Interest income for the nine months ended February 28, 1997 totaled $138,000 compared to no interest income for the comparable period of the prior fiscal year. The interest income for the current period is primarily attributable to earnings on net proceeds from the Offering.

     INTEREST EXPENSE

     Interest expense for the nine months ended February 28, 1997 totaled $308,000 compared to $530,000 for the comparable period of the prior fiscal year. See "Capital Resources" below for details of the Company's current debt structure. All debt outstanding during the nine months ended February 29, 1996 was retired with the net proceeds received from the Offering.

     FINANCING COSTS

     Financing costs of $865,000 were incurred during the nine months ended February 28, 1997 due to the funding of the Intersound Acquisition. These costs include the warrants issued to BMO and the bank's origination fee, which are being amortized over the 90-day term of the loan.

     NET INCOME/LOSS

     The net loss attributable to common shares for the nine months ended February 28, 1997 totaled $2,564,000 compared to net income attributable to common shares of $184,000 for the comparable period of the prior fiscal year. The loss is attributable to the factors discussed above. In addition, no international licensing revenues have been recorded for the nine months ended February 28, 1997 as the Company has not been notified to date by MCA regarding international sales generated during this period.

FISCAL YEAR ENDED MAY 31, 1996 COMPARED TO FISCAL YEAR ENDED MAY 31, 1995

     Gross revenues increased $9,623,000 or 60.6% to $25,489,000 for fiscal 1996 compared to $15,866,000 for the prior fiscal year, while net revenues increased $6,433,000 or 57.9%. Product sales increased $5,747,000 or 45.7% to $18,322,000 for fiscal 1996 compared to $12,575,000 for the prior fiscal year. This increase primarily occurred in product sales through PGD and Platinum Christian Distribution (formerly Light Distribution), an operating division of the Company, which increased $3,231,000 and $1,439,000, respectively, for fiscal 1996 compared to the prior fiscal year. Gross revenues generated in the Adult Contemporary, Gospel and Country markets increased by $4,305,000, $2,637,000 and $1,686,000, respectively, for fiscal 1996 compared to the prior fiscal year.
The increase in Adult Contemporary revenue growth is due, in part, to the success of Peter Cetera's ONE CLEAR VOICE album. The increase in Gospel revenue growth is attributable to the success of a number of new releases, such as THE LIGHT YEARS series, Witness' A SONG IN THE NIGHT and two releases from Glad, A CAPPELLA GERSHWIN and THE A CAPPELLA PROJECT III, combined with the continued popularity of many of the Company's older Gospel releases. The increase in Country revenues is principally due to the release of Ronna Reeves' AFTER THE DANCE, Steve Azar's HEARTBREAK TOWN and production of The Beach Boys' STARS AND STRIPES, VOLUME I, which was released at the end of the first quarter of fiscal 1997. In addition, the Company released its initial three albums, ESSENTIAL BLUES, VOLUMES I & II, and ESSENTIAL GOSPEL, under the House of Blues label during fiscal 1996. Licensing, publishing and other revenues increased $1,592,000 to $1,799,000 for fiscal 1996 compared to $207,000 for the prior fiscal year. The most significant component of this increase was the result of the Company's first licensing revenue from international sales through MCA of $553,000. During fiscal 1996, management significantly reduced

Platinum's telemarketing efforts due to the increased costs of television advertising. The increase in other product revenues more than offset decreased telemarketing sales, which declined $527,000 or 27.0% to $1,422,000 for fiscal 1996 compared to $1,949,000 for the prior fiscal year.

     Returns and allowances increased $1,606,000 or 51.4% to $4,732,000 for fiscal 1996 compared to $3,126,000 for the prior fiscal year. Returns and allowances as a percentage of gross product sales, less discounts, remained relatively unchanged at 26.9% for fiscal 1996 from 25.9% for the prior fiscal year.

     Discounts increased $205,000 or 40.4% to $712,000 for fiscal 1996 compared to $507,000 for the prior fiscal year. Discounts as a percentage of gross product sales remained relatively unchanged at 3.9% for fiscal 1996 from 4.0% for the prior fiscal year.

     The allowance for unrecoupable artist advances increased $1,379,000 or 122.2% to $2,507,000 for fiscal 1996 compared to $1,128,000 for the prior fiscal year. The fiscal 1996 allowance for unrecoupable artist advances is net of write-offs of approximately $560,000. Allowances for unrecoupable artist advances as a percentage of gross project revenues increased to 46.7% for fiscal 1996 from 36.6% for the prior fiscal year reflecting Platinum's increased investment in new releases. This increase resulted from several debut projects produced during fiscal 1996 for which the related advances are fully reserved in accordance with accounting requirements. This increase also reflects increased investments in recently released, or soon to be released, artist projects at May 31, 1996 which require a larger unit sales volume to recoup the related artist advances. In addition, the reserve was increased at fiscal year-end to reflect the continued weakness in the retail music sales market and management's decision to significantly reduce its telemarketing sales activity as a result of the increased cost of television advertising.

     Cost of product sales increased $3,807,000 or 88.5% to $8,107,000 for fiscal 1996 compared to $4,300,000 for the prior fiscal year, primarily as a consequence of increased product sales. Cost of product sales as a percentage of gross revenues increased to 31.8% for fiscal 1996 from 27.1% in the prior fiscal year. This increase is primarily attributable to increased royalty costs associated with albums released during fiscal 1996 featuring established artists in non-Gospel formats. Further, the reduction in telemarketing sales negatively impacted this percentage due to the lower cost of product sales attributable to telemarketing sales compared with other distribution channels.

     Cost of artist projects and other revenues increased $2,594,000 or 99.7% to $5,195,000 for fiscal 1996 compared to $2,601,000 for the prior fiscal year. These costs as a percentage of gross revenues increased to 20.4% for fiscal 1996 compared to 16.4% for the prior fiscal year. The increase reflects the Company's increasing volume of new products and the higher costs associated with developing projects in the Adult Contemporary and Country formats, including projects involving Peter Cetera, Ronna Reeves, Steve Azar and The Beach Boys, as compared to Gospel projects.

     In addition, these costs included the royalties paid by Platinum to artists in connection with its first international sales through MCA, which occurred during fiscal 1996. Platinum's liability for such royalties is based on MCA's retail sales of Platinum's products net of returns, and equaled approximately 10% of such net retail sales. When presented as a percentage of licensing revenues received by Platinum, however, royalties were equal to approximately 50% of such revenues.

     Gross profit increased $32,000 or 0.8% to $4,236,000 for fiscal 1996 compared to $4,204,000 for the prior fiscal year. As a percentage of gross revenues, gross profit decreased to 16.6% for fiscal 1996 compared to 26.5% for the prior fiscal year. This decrease relates to increased allowances on artist advances and an increase in cost of product sales as described above. The decrease is also attributable to increased royalty rates on non-Gospel record sales, a decrease in telemarketing revenues which provide higher gross margins due to the lack of a third-party distribution channel and an increase in product returns. The timing of releases also affects gross profit. The costs of developing several recently released, or soon to be released, projects at May 31, 1996 have the effect of decreasing fiscal 1996 gross profit as product sales on these projects will occur in future periods.

     Selling, general and administrative expenses decreased $839,000 or 9.5% to $7,961,000 for fiscal 1996 compared to $8,800,000 for the prior fiscal year. Selling, general and administrative expenses as a percentage of gross revenues decreased to 31.2% for fiscal 1996 compared to 55.5% for the prior fiscal year. These decreases are primarily attributable to an increased revenue base as well as new budgeting and approval procedures to control and monitor marketing, promotion, production and other costs implemented during the second quarter of fiscal 1996. In addition, Platinum incurred substantial one-time investments during fiscal 1995 as described below.

     Depreciation and amortization increased $79,000 to $212,000 for fiscal 1996 from $133,000 for fiscal 1995. The increase is primarily attributable to increased depreciation from the addition of office equipment, computers, furniture and fixtures.

     As a result of the factors described above, the operating loss decreased $792,000 or 16.7% to $3,937,000 for fiscal 1996 from $4,729,000 for the prior fiscal year.

     No tax benefit has been recorded to date through May 31, 1996 due to Platinum's valuation allowance at May 31, 1996, as required under generally accepted accounting principles. Pursuant to Section 382 of the Internal Revenue Code of 1986, as amended, Platinum's net operating loss carryforward of approximately $12,523,000, expiring in years 2007 through 2011, is subject to annual limitations due to a change in ownership as a result of the Offering. Consequently, approximately $3,700,000 of the loss carryforward at May 31, 1996 will be available to offset fiscal 1997 taxable income.

     Interest expense increased $413,000 to $570,000 for fiscal 1996 compared to $157,000 for the prior fiscal year. This increase is due to increased bank and relating party financing used by Platinum to fund operations in fiscal 1996 compared to the prior fiscal year. In fiscal 1996, all outstanding debt was retired with the net proceeds received from the Offering. Accordingly, no interest expense was incurred following the closing of the Offering.

     Net loss decreased $4,897,000 to $4,627,000 for fiscal 1996 from $9,524,000 for the prior fiscal year. The net loss for fiscal 1995 included $4,684,000 related to operations discontinued during fiscal 1995. During fiscal 1996, Platinum experienced an additional $226,000 of costs related to the discontinued operations in excess of estimated amounts at the measurement date. Included in the aforementioned costs of the discontinued operations for fiscal 1996, are $302,000 for management, administrative services and interest expense charged by Platinum to the Studio. The improved net loss for fiscal 1996 also reflects the success of Platinum's recent releases, the Company's first international sales through MCA during fiscal 1996 and the effect of Platinum's efforts to reduce expenses, which included the implementation of cost controls as discussed above.

FISCAL YEAR ENDED MAY 31, 1995 COMPARED TO PRO FORMA FISCAL YEAR ENDED MAY 31, 1994

     Gross revenues increased $6,937,000 or 77.7% to $15,866,000 for fiscal 1995 compared to $8,929,000 for the prior fiscal year, while net revenues increased $4,569,000 or 69.9%. Telemarketing sales, which began in fiscal 1995, accounted for $1,949,000 of gross revenues. Gross product sales into the Christian bookstore market experienced a significant increase from $758,000 in fiscal 1994 to $2,809,000 in fiscal 1995, due principally to the efforts of the newly formed Platinum Christian

Distribution (formerly Light Distribution) sales staff. In addition, fiscal 1995 was the first full year in which Platinum benefited from its distribution agreement with PGD, which dramatically broadened the market for the Company's products. Fiscal 1995 results also reflected Platinum's first significant sales efforts outside of its traditional Gospel music market. On a music format basis, the increase in gross revenues in fiscal 1995 resulted from a $910,000 increase in Adult Contemporary sales attributable to the production of Peter Cetera's ONE CLEAR VOICE album, an increase in Gospel gross revenues of $3,845,000 attributable to the success of new releases combined with the continued popularity of many of Platinum's older releases and an increase in Country gross revenues of $2,013,000 due primarily to the production and release of albums by Holly Dunn and Steve Kolander.

     Returns and allowances increased $1,952,000 or 166.3% to $3,126,000 for fiscal 1995 compared to $1,174,000 for the prior fiscal year. Returns as a percentage of gross product sales increased to 25.9% in fiscal 1995 from 16.3% in the prior fiscal year. This increase was due primarily to the higher return experience rates associated with the release of various Country artists.

     Discounts for fiscal 1995 were $507,000 or 4.0% of gross product sales. Fiscal year 1994 does not reflect discount due to the lack of readily available financial information for that period.

     The allowance for unrecoupable artist advances decreased $91,000 or 7.5% to $1,128,000 for fiscal 1995 from $1,219,000 for the prior fiscal year.
Allowances for unrecoupable artist advances as a percentage of gross project revenues decreased to 36.6% for fiscal 1995 from 74.4% for the prior fiscal year. This decrease resulted from significant projects produced during fiscal 1995 with artists whose current popularity and past performance provide a sound basis for estimating the probable future recoupment of their advances.

     Cost of product sales increased $861,000 or 25.0% to $4,300,000 for fiscal 1995 from $3,439,000 for the prior fiscal year. However, these costs as a percentage of gross revenues declined to 27.1% for fiscal 1995 from 38.5% for the prior fiscal year. This favorable variance was due primarily to the revenues generated by Platinum's telemarketing operations. As discussed below, the favorable impact from telemarketing sales was offset in part by additional selling, general and administrative costs incurred to create and support the telemarketing sales infrastructure.

     Cost of artist projects and other revenues increased $739,000 or 39.7% to $2,601,000 for fiscal 1995 from $1,862,000 for the prior fiscal year. However, these costs as a percentage of gross revenues decreased to 16.4% for fiscal 1995 compared to 20.9% for the prior fiscal year. The dollar increase reflected an increase in Adult Contemporary and Country projects which were higher in cost than Gospel projects.

     Gross profit increased $2,969,000 or 240.4% to $4,204,000 for fiscal 1995 from $1,235,000 for the prior fiscal year. As a percentage of gross revenues, gross profit increased to 26.5% for fiscal 1995 compared to 13.7% for the prior fiscal year. This increase was partially attributable to the increase in sales of Adult Contemporary and Country artist albums. A greater percentage of these products were sold as compact discs than Platinum's Gospel products, generating greater margins. In addition, these releases also commanded higher wholesale and retail sales prices than the Gospel releases. Telemarketing sales, which began in fiscal 1995, also generated higher gross margins due to the lack of third-party distribution fees and lower royalties attributable to product sold through this distribution channel.

     Selling, general and administrative expenses increased $6,247,000 or 244.7% to $8,800,000 for fiscal 1995 compared to $2,553,000 for the prior fiscal year. Selling, general and administrative expenses as a percentage of gross revenues increased to 55.5% for fiscal 1995 from 28.6% for the prior fiscal year. This increase reflected an increase in expenses related to additional personnel and facilities necessary to support the larger volume of sales. In addition, this increase in costs and expenses reflected substantial one-time investments made by Platinum to develop and promote its Country music label, create a telemarketing division, establish a mail order distribution center and form its own sales force for Platinum Christian Distribution (formerly Light Distribution) and outbound telemarketing. These expenditures, which totaled approximately $1,100,000, were fully expensed in fiscal 1995. The major component of these expenses was $900,000 in advertising and promotional costs incurred to establish name recognition for the new Country label. Fiscal 1995 also included $2,200,000 of advertising expenses related to Platinum's new telemarketing operations.

     Depreciation and amortization increased $45,000 to $133,000 for fiscal 1995 from $88,000 for fiscal 1994. The increase is primarily attributable to increased depreciation from the addition of office equipment, computers, furniture and fixtures.

     Platinum's loss from continuing operations increased $3,386,000 or 232.9% to $4,840,000 for fiscal 1995 compared to $1,454,000 for the prior fiscal year. This increase was primarily the result of the one-time investments made by the Company and fully expensed in fiscal 1995, as discussed above, and other expenses associated with growth and entry into new markets.

     The Company's net loss increased $6,020,000 or 171.8% to $9,524,000 for fiscal 1995 compared to $3,504,000 for the prior fiscal year. The fiscal 1995 loss included an operating loss of $2,073,000 related to the Studio operations, as compared to a loss of $2,050,000 for fiscal 1994. In addition, the fiscal 1995 net loss included a reserve of $1,238,000 for anticipated operating costs of the Studio through the expected disposal date and a charge of $1,373,000 to write down the Studio assets to their net realizable value. A significant portion of the fiscal 1995 loss was also attributable to certain one-time investments of $1,100,000 which were expensed in fiscal 1995.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). This Statement establishes financial accounting and reporting standards for stock-based employee compensation plans as well as transactions in which the Company issues its equity instruments to acquire services from nonemployees. The Statement defines a fair value based method of measuring compensation costs for such activity, but does not require accounting compliance under this method and allows compensation costs for such activity to be measured using the intrinsic value based method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("Opinion 25"), the method currently utilized by the Company. Entities electing to remain with the accounting method prescribed by Opinion 25 must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined in FAS 123 had been applied. This Statement is effective for the Company's fiscal year ending
May 31, 1997. Management intends to continue accounting for stock options pursuant to Opinion 25 and has not yet determined what impact this Statement will have on the Company's financial disclosures.

SEASONALITY

     The Company's results of operations are subject to seasonal variations. In accordance with industry practice, the Company records revenues for music product, except those related to the telemarketing C.O.D. sales, when such products are shipped to retailers. The Company has historically experienced a decline in revenues and net income in its third fiscal quarter (December, January and February) due to the fact that retailers purchase products from the Company in the quarter ending November 30 in anticipation of holiday sales. As a result, sales are traditionally lower during December and the post holiday period.

PUBLIC OFFERING

     On March 12, 1996, Platinum sold 2,500,000 shares of Common Stock to the public at an initial offering price of $13.00 per share. In addition, on March 28, 1996, Platinum sold an additional 240,000 shares of Common Stock to the public at the initial offering price, pursuant to an over-allotment option granted the underwriters of the public offering. These sales (after payment of underwriting discounts and commissions and a financial advisory fee) resulted in net proceeds of $32,127,000. The net proceeds were used to: (i) retire outstanding related party debt of $4,867,000, (ii) retire outstanding borrowings under Platinum's line of credit of $4,980,000, (iii) retire an outstanding bank term loan of $4,000,000, (iv) redeem a portion of Platinum's Series A-1 Non-Convertible Preferred Stock, including settlement of unaccrued dividends, for cash of $4,500,000 (with the remaining redemption settled with shares of Common Stock) and (v) pay costs related to the Offering, approximating $1,170,000. The proceeds of the Offering were also used in connection with the HOB Joint Venture and the acquisitions of R.E.X. and Double J. See "-- Significant Matters."

SIGNIFICANT MATTERS

     On June 20, 1996, the Company acquired substantially all of the assets of R.E.X. for $480,000, which approximated the indebtedness of R.E.X. to the Company, and the assumption of $100,000 in liabilities. Prior to the acquisition, the Company was the primary distributor for R.E.X., which produces, licenses and markets recorded music, primarily in the contemporary Christian format of Gospel music, for markets primarily in the United States. R.E.X.'s artist roster acquired by the Company includes Sixpence None the Richer, Whitecross, Six Feet Deep, The Waiting and Tammy Trent.

     On September 19, 1996, the Company acquired substantially all of the assets of Double J for 88,000 shares of Common Stock, the assumption of approximately $100,000 of debt and the assumption of $75,000 in liabilities. Double J develops and acquires ownership of musical compositions and exploits those compositions by means of recordings, performances, audio-visual works, print publications and other licenses. The acquisition has been accounted for by the purchase method of accounting and the purchase price of $1,081,000 approximates the fair value of the assets acquired.

     The Company and House of Blues Records, Inc. ("HOB"), formed the HOB Joint Venture, effective November 1, 1996. The formation was executed upon the purchase by the Company of the fifty percent (50%) interest of Private, Inc., a subsidiary of Bertelsman Music Group, Inc. ("Seller"), in the joint venture between Seller and HOB formed pursuant to a prior agreement. The payment for such 50% interest was made on November 12, 1996 in the cash amount of $3,063,000, which is deemed a cash capital contribution by the Company to the Venture. HOB contributed to the Venture a license in HOB's trademarks, logo and other intellectual property in consideration for their 50% interest in the Venture. HOB is a subsidiary of House of Blues Entertainment, Inc. The Chairman and Chief Executive Officer of House of Blues Entertainment, Inc. is also a director of the Company.

     Effective January 1, 1997, the Company purchased substantially all of the assets of Intersound for $24,000,000 in cash, $5,000,000 in Notes and the assumption of certain liabilities. See "Acquisition of Intersound." The activities of Intersound since January 1, 1997 have been accounted for by the purchase method of accounting and the purchase price of $39,301,000 approximates the fair value of the assets acquired. The purchase value was allocated to the acquired assets based upon their estimated respective fair market values; the amounts allocated to music publishing rights and excess cost over net assets acquired (goodwill) are being amortized over 25 years using the straight-line method. The Company's purchase price allocation is preliminary pending the valuation of certain intangible assets.

     On March 3, 1997, the Company and K-tel signed the K-tel Agreement pursuant to which the Company will acquire K-tel's worldwide music business assets, except for K-tel's European music business, through the purchase of the stock of K-tel Subsidiaries. The purchase price is $35 million subject to certain adjustments. Subject to satisfaction of the closing conditions specified in the K-tel Agreement, including the Company's obtaining financing and approval by the shareholders of K-tel, the transaction is expected to close within 120 to 180 days after the signing of the Agreement. Pursuant to the K-tel Agreement, the Company deposited $1,750,000 in escrow which will be applied to the purchase price if the K-tel Acquisition is consummated or paid to K-tel in the event the transaction is not consummated under certain circumstances, including the failure of the Company to obtain financing for the transaction. See "The Pending K-tel Acquisition."

LIQUIDITY

     The Company's cash balances were $139,000 and $8,222,000 at February 28, 1997 and May 31, 1996, respectively. Net cash used in operating activities was $5,758,000 for the nine months ended February 28, 1997. The uses reflect net cash used to fund trade receivables of $2,695,000, inventories of $1,035,000, artist advances of $2,437,000, trade payables of $746,000 and accrued liabilities and other of $1,215,000, attributable to releases by such artists as The Beach Boys, Crystal Bernard, The Alan Parsons Project and National Baptist Convention and scheduled future releases including albums by Peter Cetera and a tribute to Janis Joplin featuring established Blues artists. Net cash provided by notes receivable of $1,057,000 results from an agreement dated May 1996, whereby the Company sold certain video rights for $401,000 and its right to free future studio usage for $850,000 to a minority stockholder and former officer of the Company. The net cash provided by royalties payable arose from the current period sales of albums in the non-Gospel format, which typically command a higher royalty rate. Royalties are not paid to the artist until all advances made to the artist have been recouped by the Company. Also, the Company establishes and maintains reserves relative to royalty payments for a period of approximately 12 months to allow for product returns activity as royalties are not owed on returned product.

     Net cash used in operating activities was $8,755,000 for continuing operations and $1,011,000 for discontinued operations for fiscal 1996. The uses reflect the significant increases in volume for continuing operations during the period, including net cash used to fund trade receivables of $1,912,000 and artist advances of $3,331,000, attributable to new releases by various artists, including Peter Cetera, Steve Azar, Ronna Reeves and numerous Gospel artists and increased investment in new and future releases including albums by The Beach Boys, Crystal Bernard and a number of Gospel artists. Net cash used in operating activities was $6,590,000 in fiscal 1995. The uses reflect the significant increases in sales volume during the period, including an increase in inventory to support greater product sales volume and increased investment in releases for and subsequent to the period including albums by Peter Cetera, Holly Dunn and a number of Gospel artists. Similarly, Platinum experienced net cash uses from operations and investment activities of $1,543,000 during the five-month period ended May 31, 1994. This cash deficit was fully funded with related party and bank debt. In calendar year 1993, Platinum's net cash uses from operating activities was $2,973,000. In addition, Platinum spent $1,104,000 on property and equipment and acquired Lexicon Music, Inc. for $700,000. The cash needed for these activities was obtained primarily from bank financing.

     Financing activities to fund Platinum's operations for fiscal 1996 were funded with the net proceeds from the Offering of $32,127,000 (before $1,170,000 in costs related to the Offering), $4,330,000 of additional related party financing and $1,980,000 of bank debt. This funding was partially offset by payments of $9,480,000 to retire all outstanding bank debt, $4,867,000 to retire all outstanding related party debt and $4,500,000 to redeem Platinum's Series A-1 Non-Convertible Preferred Stock (see "Public Offering" above). Financing activities for the nine months ended February 28, 1997 include $25,000,000 in short-term borrowings under a term loan from BMO for the Intersound Acquisition; the Intersound Acquisition was also financed with $5,000,000 in Notes and approximately $1,500,000 in borrowings under the revolving line of credit with BMO. The Company also borrowed approximately

$1,400,000 and $900,000 under the revolving line of credit to fund financing costs to BMO in connection with the Intersound Acquisition and Company operations, respectively. See "Capital Resources."

     Investing activities for the nine months ended February 28, 1997 include $3,818,000 relating to the Company's investment in a joint venture with HOB.
See "Results of Operations - Significant Matters." The Company paid approximately $31,000,000 for the Intersound Acquisition, funded with outside financing. Approximately $100,000 was paid in connection with the Company's purchase of Double J, with the remainder of the purchase settled with shares of the Company's Common Stock. In addition, the Company acquired substantially all of the assets of R.E.X. for $480,000 during June 1996. The purchase price approximated the indebtedness of R.E.X. to the Company and cash payments relating to this purchase during the current period were not significant. Purchases of property and equipment of $239,000 relate primarily to office equipment, computers and software. See "Significant Matters" above for details. Investing activities for fiscal 1996 totaled $574,000 relating primarily to additions of office equipment and computers and leasehold improvements.

     A significant recurring funding requirement of the Company is for repertoire expenses, which include recording costs and advances to artists. The Company makes substantial payments each year for recording costs and advances in order to maintain and enhance its artist roster. These costs are recouped from artists' royalties, to the extent possible, from future album sales. Artist advances are capitalized when the current popularity and past performance of the artist provides a sound basis for estimating the probable future recoupment of such advances from earnings otherwise payable to the artist.

CAPITAL RESOURCES

     On January 31, 1997, the Company entered into the New Credit Facility with BMO, individually and as agent, to provide a term loan in the amount of $25,000,000 and a 90-day revolving credit facility in the amount of $10,000,000. The New Credit Facility will expire on June 15, 1997.
Borrowings under the New Credit Facility bear interest at LIBOR plus 6% per annum and are secured by substantially all of the assets of the Company. At February 28, 1997 and April 18, 1997, the Company had approximately $6,100,000 and $3,000,000, respectively, available under the revolving credit facility. The New Credit Facility contains financial and other covenants applicable to the Company. The New Credit Facility is personally guaranteed for up to $12,500,000 by an officer and director of the Company. The Company issued to BMO warrants to purchase 258,571.95 shares of Common Stock at an exercise price of $.01 per share in connection with the New Credit Facility. The warrants expire on January 31, 2002 and are subject to antidilution adjustment if, during the term of the New Credit Facility, the Company issues shares of Common Stock and does not use the proceeds of such issuance to pay borrowings under the New Credit Facility.

     The Company intends to repay borrowings under the New Credit Facility with the proceeds of the Issuance. If the Issuance is not approved by the Company's stockholders or is not consummated for any other reason, the consequences could be materially adverse to the Company's business, results of operations and financial position. While the Company would pursue alternative methods to refinance the New Credit Facility, including, without limitation, obtaining longer term debt with the same or different lenders, there can be no assurances that such financing could be obtained on terms favorable to the Company, or at all. The failure by the Company to repay the New Credit Facility by June 15, 1997 would constitute an Event of Default which, in addition to triggering default interest rate increases and late charges, would allow BMO, in its discretion, to pursue any remedy available to it under the New Credit Facility and applicable law. Furthermore, the Company's failure to consummate the Issuance could hamper its ability to obtain long-term bank or other financing for the K-tel Acquisition. The closing of the K-tel Acquisition is contingent on the Company's obtaining financing, and the $1,750,000 deposited by the Company in the earnest money escrow account pursuant to the K-tel Agreement will be forfeited to K-tel if such financing is not obtained.

     In connection with the Intersound Acquisition, the Company also issued Notes totaling $5,000,000. The Notes were issued to certain selling shareholders of Intersound on January 31, 1997, mature on January 31, 2004 and bear interest at the seven-year Treasury rate (adjusted as of each quarterly interest payment date) plus one percent per annum and are convertible, in whole or in part, at any time prior to maturity into the Company's Common Stock at a conversion price of $9.80 per share, subject to adjustment as provided in the Notes.

     The Company's near and long-term capital requirements will depend on numerous factors, including the rate at which the Company grows and acquires new artists and products. The Company has various ongoing needs for capital, including working capital for operations, artist advances and project development costs and capital expenditures to maintain and expand its operations. In addition, as part of its strategy, the Company evaluates potential acquisitions of music catalogs, publishing rights and labels. The Company may in the future consummate acquisitions which may require the Company to make additional capital expenditures, and such expenditures may be significant. Future acquisitions, as well as other ongoing capital needs, may be funded with institutional financing, seller financing and/or additional equity or debt offerings.

     Stockholders' equity at February 28, 1997 totaled $14,690,000 compared to $15,215,000 at May 31, 1996. This decrease of $525,000 or 3.5% is primarily due to net losses experienced by the Company during the nine months ended
February 28, 1997, offset by a $1,240,000 increase to additional paid-in capital related to warrants issued in connection with the financing of the Intersound Acquisition and a $906,000 increase to Common Stock and additional paid-in capital related to the purchase of Double J.

     Stockholders' equity at May 31, 1996 totaled $15,215,000 compared to a net capital deficit of $12,320,000 at May 31, 1995. This change is primarily due to the Offering offset by the net loss for the fiscal year ended May 31, 1996.

INFLATION

     The impact of inflation on the Company's operating results has been moderate in recent years, reflecting generally lower rates of inflation in the economy. While inflation has not had a material impact on operating results, there is no assurance that the Company's business will not be affected by inflation in the future.

            INTERSOUND, INC. MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     THE DISCUSSION BELOW CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS (AS SUCH TERM IS DEFINED IN THE RULES PROMULGATED PURSUANT TO THE SECURITIES ACT) THAT ARE BASED ON THE BELIEFS OF MANAGEMENT, AS WELL AS ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO, MANAGEMENT. INTERSOUND'S ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS IN THE FUTURE COULD DIFFER MATERIALLY FROM THOSE EXPRESSED IN, OR IMPLIED BY, ANY SUCH FORWARD-LOOKING STATEMENTS. SEE "FORWARD LOOKING INFORMATION."

OVERVIEW

     Intersound produces, licenses, markets and distributes high quality recorded music for a variety of musical formats. Intersound currently produces music for Gospel, Country, Classical/Themed Productions and Urban/Dance formats. Intersound's products include compilations and themed productions of previously recorded music that enable Intersound to exploit its catalog of master recordings, as well as new releases typically by artists established in a particular format.

     Intersound records revenues for music products when such products are shipped to retailers. In accordance with industry practice, Intersound's music products are sold on a returnable basis. Intersound's allowance for future returns is based upon its historical results of operations.

     Intersound's A&R expenses are recouped from the artists' royalties, to the extent possible, from future album sales. Artist advances are capitalized as an asset when the current popularity and past performance of the artist provides a sound basis for estimating the probable future recoupment of such advances from earnings otherwise payable to the artist. Intersound capitalizes non-recoupable costs incurred in connection with the recording and production of recording projects. These costs are amortized over the estimated useful life of the individual recording projects.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain items derived from Intersound's statements of earnings as a percentage of gross revenues:

                                                        YEAR ENDED APRIL 30,                       EIGHT MONTHS ENDED DECEMBER 31,
                                     -------------------------------------------------------     ----------------------------------
                                           1994                1995                1996                1995              1996
                                                                   (IN THOUSANDS, EXCEPT PERCENTAGE AMOUNTS)
Total gross revenues . . . . . . .   $26,504   100.0%    $31,620    100.0%    31,382    100.0%   $21,661    100%    $20,152  100.0%
Less: Returns and allowances . . .    (4,999)  (18.9)%    (6,579)  (20.8)%    (7,212)   (23.0)%   (4,939) (22.8)%    (4,604) (22.8)%
Less: Discounts. . . . . . . . . .    (1,656)   (6.2)%    (2,447)   (7.7)%    (1,674)    (5.3)%   (1,243)  (5.7)%    (1,260)  (6.3)%
                                     -------             -------              ------             -------             ------
Total net revenues . . . . . . . .    19,849    74.9%     22,594    71.5%     22,496     71.7%    15,479   71.5%     14,288   70.9%
Cost of product sales. . . . . . .     9,583    36.2%      9,941    31.4%      9,030     28.8%     6,360   29.4%      5,390   26.7%
Cost of other revenues . . . . . .       185     0.7%         73     0.2%        251      0.8%        69    0.3%        127    0.6%
                                     -------             -------              ------             -------             ------
Total cost of sales
  and services . . . . . . . . . .     9,768    36.9%     10,014    31.6%      9,281     29.6%     6,429   29.7%      5,517   27.3%
Gross profit . . . . . . . . . . .    10,081    38.0%     12,580    39.9%     13,215     42.1%     9,050   41.8%      8,771   43.6%
Selling, general and
  administrative expenses. . . . .     8,406    31.7%     10,389    32.9%     10,904     34.7%     6,983   32.2%      6,386   31.7%
                                     -------             -------              ------             -------             ------
Income from Operations . . . . . .     1,675     6.3%      2,191     7.0%      2,311      7.4%     2,067    9.6%      2,385   11.9%
Interest expense . . . . . . . . .     (184)    (0.7)%      (245)   (0.8)%      (354)    (1.1)%     (290)  (1.3)%      (216)  (1.1)%
                                     -------             -------              ------             -------             ------
Income before income taxes . . . .     1,491     5.6%      1,946     6.2%      1,957      6.3%     1,777    8.3%      2,169   10.8%
Income tax benefit (expense) . . .      (132)   (0.5)%       0.0%    0.0%                           --       --        --       --
                                     -------             -------              ------             -------             ------
Net income . . . . . . . . . . . .    $1,359     5.1%     $1,946     6.2%      1,957      6.3%    $1,777    8.3%     $2,169   10.8%
                                     -------             -------              ------             -------             ------
                                     -------             -------              ------             -------             ------


EIGHT MONTHS ENDED DECEMBER 31, 1996 COMPARED TO EIGHT MONTHS ENDED DECEMBER 31, 1995

     Gross revenues decreased $1,509,000 or 7.0% to $20,152,000 for the eight months ended December 31, 1996 compared to $21,661,000 for the comparable period of the prior fiscal year. The decrease results from the timing of new releases. Intersound released albums from Kansas and Jefferson Starship in the Adult Contemporary format, as well as two successful Gospel releases from William Becton and Mighty Clouds of Joy, during the eight months ended December 31, 1995. Intersound did not have such significant comparable releases during the eight months ended December 31, 1996.

     Returns and allowances decreased $335,000 or 6.8% to $4,604,000 for the eight months ended December 31, 1996 compared to $4,939,000 for the comparable period of the prior fiscal year. Returns and allowances as a percentage of gross product sales, less discounts, remained relatively unchanged at 24.8% for the eight months ended December 31, 1996 from 24.4% for the comparable period of the prior fiscal year.

     Discounts increased $17,000 or 1.4% to $1,260,000 for the eight months ended December 31, 1996 compared to $1,243,000 for the comparable period of the prior fiscal year. Discounts as a percentage of gross product sales remained relatively unchanged at 6.3% for the eight months ended December 31, 1996 from 5.8% for the comparable period for the prior fiscal year.

     Cost of product sales decreased $970,000 or 15.3% to $5,390,000 for the eight months ended December 31, 1996 compared to $6,360,000 for the comparable period of the prior fiscal year. Cost of product sales as a percentage of gross revenues decreased to 26.7% for the eight months ended

December 31, 1996 from 29.4% for the comparable period of the prior fiscal year. The decease is primarily attributable to the decrease in product sales volume. This percentage decrease also reflects a shift in percentages of compact disc sales compared to cassettes. Compact disc sales, which yield higher gross margins than cassettes, are becoming a greater percentage of sales as consumers have upgraded their music systems. This relationship reflects industry trends and, accordingly, Intersound primarily offers its new releases only in compact disc format. In addition, the royalty costs associated with the albums released during the eight months ended December 31, 1995 were higher than those typically experienced by Intersound in its Themed Production format. Intersound also negotiated favorable rates with certain of its vendors, the benefit of which is reflected in lower manufacturing costs for the eight ended December 31, 1996.

     Gross profits decreased $279,000 or 3.1% to $8,771,000 for the eight months ended December 31, 1996 compared to $9,050,000 for the comparable period of the prior fiscal year. As a percentage of gross revenues, gross profits increased to 43.6% for the eight months ended December 31, 1996 from 41.8% for the comparable period of the prior fiscal year. This percentage increase is attributable to the increasing demand for compact discs versus cassettes, the release of products with lower royalty rates during the first eight months of fiscal 1996 versus 1995, and the negotiation of more favorable manufacturing rates with certain of Intersound's vendors.

     Selling, general and administrative expenses decreased $597,000 or 8.5% to $6,386,000 for the eight months ended December 31, 1996 compared to $6,983,000 for the comparable period of the prior fiscal year. Selling, general and administrative expenses as a percentage of gross revenues remained relatively unchanged at 31.7% for the eight months ended December 31,1996 from 32.2% for the comparable period of the prior fiscal year. The dollar decrease is primarily attributable to a decline in marketing and promotional costs incurred compared to the prior year's period due to a fewer significant new releases in the current period.

     As a result of the factors described above, operating income for the eight months ended December 31, 1996 totaled $2,385,000 compared to $2,067,000 for the comparable period of the prior fiscal year.

     Interest expense decreased to $74,000 for the eight months ended December 31, 1996 from $290,000 for the comparable period of the prior fiscal year. This decrease is due to decreased bank financing.

     Net income increased to $2,169,000 for the eight months ended December 31, 1996 from $1,777,000 for the comparable period for the prior fiscal year. The increase is primarily attributable to the decreased marketing and promotional costs as discussed above.

FISCAL YEAR ENDED APRIL 30, 1996 COMPARED TO FISCAL YEAR ENDED APRIL 30, 1995

     Gross revenues remained relatively unchanged totaling $31,382,000 for the year ended April 30, 1996 compared to $31,620,000 for the prior fiscal year. The flat sales were primarily attributable to the weak retail music market that began in 1995.

     Returns and allowances increased $633,000 or 9.6% to $7,212,000 for the year ended April 30, 1996 compared to $6,579,000 for the prior fiscal year. Returns and allowances as a percentage of gross product sales, less discounts, increased to 24.8% for the year ended April 30, 1996 from 22.7% for the prior fiscal year. The increase was attributable primarily to an increase In Intersound's and the industry's historical return experience rates as a result of the weak music retail market, which resulted in substantial retail store consolidations.

     Discounts decreased $773,000 or 31.6% to $1,674,000 for the year ended April 30, 1996 compared to $2,447,000 for the prior fiscal year. Discounts as a percentage of gross product sales decreased to 5.4% for the year ended April 30, 1996 from 7.8% for the prior fiscal year. The decrease was primarily the result of a shift to increased advertising dollars spent compared to discounts offered.

     Cost of product sales decreased $911,000 or 9.2% to $9,030,000 for the year ended April 30, 1996 compared to $9,941,000 for the prior fiscal year. Cost of product sales as a percentage of gross revenues decreased to 28.8% for the year ended April 30, 1996 from 31.4% for the prior fiscal year. The decrease is primarily attributable to favorable vendor rates negotiated by Intersound compared to the prior year.

     Gross profit increased $635,000 or 5.0% to $13,215,000 for the year ended April 30, 1996 compared to $12,580,000 for the prior fiscal year. As a percentage of gross revenues, gross profit increased to 42.1% for the year ended April 30, 1996 from 39.9% for the prior fiscal year. The increase was primarily attributable to the decreased vendor rates.

     Selling, general and administrative expenses increased $515,000 to 5.0% to $10,904,000 for the year ended April 30, 1996 compare to $10,389,000 for the prior fiscal year. Selling, general and administrative expenses as a percentage of gross revenues increased to 34.7% for the year ended April 30, 1996 from 32.9% for the prior fiscal year. The increase was attributable to increased marketing and promotional costs associated with Gospel, Country and Adult Contemporary releases, which require more advertising costs than Intersound's other formats, and higher advertising costs incurred compared to discounts offered in the prior fiscal year. Intersound also incurred substantial research and development costs in its Enhanced CD division, which was discounted subsequent to April 30, 1996 due to weak retail acceptance.

     As a result of the factors described above, operating income for the year ended April 30, 1996 totaled $2,311,000 compared to $2,191,000 for the prior fiscal year.

     Interest expense increased to $354,000 for the year ended April 30, 1996 from $245,000 for the prior fiscal year. This increase was due to increased bank financing used by Intersound.

     Net income increased to $1,957,000 for the year ended April 30, 1996 from $1,946,000 for the prior fiscal year. The increase was primarily attributable to decreased vendor rates.

FISCAL YEAR ENDED APRIL 30, 1995 COMPARED TO FISCAL YEAR ENDED APRIL 30, 1994

     Gross revenues increased $5,116,000 or 19.3% to $31,620,000 for the year ended April 30, 1995 compared to $26,504,000 for the prior fiscal year. The increase was attributable to Intersound's continued expansion into the Gospel, Country, Adult Contemporary and Urban formats which began during the last fiscal 1994. Significant releases during fiscal 1995 included William Becton, Mighty Clouds of Joy, the Bellamy Brothers, Dan Seals, Kansas and Jefferson Starship.

     Returns and allowances increased $1,580,000 or 31.6% to $6,579,000 for the year ended April 30, 1995 compared to $4,999,000 for the prior fiscal year. Returns and allowances as a percentage of gross products sales, less discounts, were 22.7% for the year ended April 30, 1995 compared to 20.5% for the prior fiscal year.

     Discounts increased $791,000 or 47.8% to $2,447,000 for the year ended April 30, 1995 compare to $1,656,000 for the prior fiscal year. Discounts as a percentage of gross product sales increased to 7.8% for the year ended April 30, 1995 from 6.4% for the prior fiscal year. The increase was primarily the result of increased discounts offered compared to advertising dollars spent.

     Cost of product sales increased $358,000 or 3.7% to $9,941,000 for the year ended April 30, 1995 compared to $9,583,000 for the prior fiscal year. Cost of product sales as a percentage of gross revenues decreased to 31.4% for the year ended April 30, 1995 from 36.2% for the prior fiscal year. The dollar increase was attributable to the increased product sales volumes and the percentage decrease was attributable to favorable manufacturing rates negotiated with certain of Intersound's vendors and a larger revenue base.

     Gross profit increased $2,499,000 or 24.8% to $12,580,000 for the year ended April 30, 1995 compared to $10,081,000 for the prior fiscal year. As a percentage of gross revenues, gross profit increased to 39.9% for the year ended April 30, 1995 from 38.0% for the prior fiscal year. The increase was due to a shift in product mix from midline, particularly Themed Production product, to frontline products with Intersound's continued expansion into Gospel, Country, Adult Contemporary, and Urban formats. Frontline products sell at a higher retail price and therefore yield a higher gross margin.

     Selling, general and administrative expenses increased $1,983,000 or 23.6% to $10,389,000 for the year ended April 30, 1995 compared to $8,406,000 for the prior fiscal year. Selling, general and administrative expenses as a percentage of gross revenues increased to 32.9% for the year ended April 30, 1995 from 31.7% for the prior fiscal year. The increase was attributable to the additional costs incurred in developing Intersound's Gospel, Country, Adult Contemporary and Urban formats.

     As a result of the factors described above, operating income for the year ended April 30, 1995 totaled $2,191,000 compared to $1,675,000 for the prior fiscal year.

     Interest expense increased to $245,000 for the year ended April 30, 1995 from $184,000 for the prior fiscal year. The increase was due to increased bank financings used by Intersound.

     As a result of the factors described above, net income increased to $1,946,000 for the year ended April 30, 1995 from $1,359,000 for the prior fiscal year.

                                    BUSINESS

OVERVIEW

     The Company is a full-service music company that produces, licenses, acquires, markets and distributes high quality recorded music for a variety of musical formats. Platinum has produced recorded music products in the Gospel, Adult Contemporary, Country and Blues music formats, primarily under its CGI Records, Light Records, River North Records and House of Blues labels. With its acquisition of Intersound, effective January 1, 1997, the Company expanded its artist base and music catalog within its existing music genres, added new music genres to its repertoire, including Classical/Themed Productions and Urban/Dance, and added Intersound to its list of labels. On March 3, 1997, the Company signed the K-tel Agreement to purchase certain music business assets of K-tel, a leading marketer and distributor of compilation-driven music.

     Since its inception in 1991, Platinum has sought to expand its catalog of master recordings and publishing rights through strategic and complementary acquisitions, as well as through the signing of established artists. One of the Company's core business activities, and an integral part of the Company's growth strategy, is the expansion and exploitation of its music catalog. Following the Intersound acquisition, the Company owns a music catalog with over 10,000 master recordings. The K-tel Acquisition would provide more than 3,500 additional master recordings to the Company's catalog.

     The Company's music catalog contains master recordings of some of the best selling Gospel music acts such as The Winans, Andrae Crouch, Walter Hawkins, Daryl Coley and Cissy Houston. According to the RIAA, Gospel is the fastest growing music segment, having increased its market share and revenues by 38% and 30%, respectively, in 1996 from 1995. In addition, the Company, through the Intersound acquisition, expanded its Gospel roster to include artists such as Candi Staton, the Mighty Clouds of Joy, DeLeon Richards and Vicki Winans. The Company believes that it is currently positioned as a market leader in Gospel music. The Company has also released music by established artists in other music genres. These artists include The Beach Boys, Peter Cetera, The Alan Parsons Project and Crystal Bernard. Through the Intersound acquisition, the Company expanded its roster to include artists such as Kansas, Crystal Gayle, The Ohio Players, Bellamy Brothers, Eddie Rabbitt, Confunkshun and The Gap Band.

The following table lists some of the Company's key artists and owned masters in its major musical formats.

     GOSPEL                    ADULT CONTEMPORARY                 COUNTRY
-----------------------  ------------------------------     -------------------

Andrea Crouch            The Alan Parsons Project           Bellamy Brothers
Candi Staton             The Beach Boys                     Crystal Bernard
Cissy Houston            Kansas                             Crystal Gayle
Daryl Coley              Peter Cetera                       Eddie Rabbit
DeLeon Richards                                             Johnny Paycheck
The Winans                                                  Lee Greenwood
Walter Hawkins                                              Michael Johnson
Willy Becton


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          BLUES                         URBAN/DANCE            CLASSICAL/THEMED
--------------------------------   ------------------  -------------------------
The Blues Brothers - Dan Aykroyd   Cameot
 and Jim Belushi                   Confunkshun         Great Melodies of the
                                                       Classics
Essential Janis Joplin Blues       Daz Band with
                                   George Clinton      Orchestral Enya
Essential Rolling Stones Blues     The Gap Band        Orchestral George Winston
Otis Rush                          Trapp w/Tupac
                                   Shakur & Notorious  Music of the Angels
                                   B.I.G.

STRATEGY

     The Company's strategy for growth and expansion of its position in the recorded music business is based on: (i) selling diversified recorded music offerings in formats which management believes have growth potential;
(ii) expanding and exploiting its music catalog through the acquisition of master recordings and music publishing rights from other music companies at attractive prices; (iii) introducing records by established artists with a history of successful releases; and (iv) leveraging its unique distribution position through both independent distribution channels and relationships with certain larger record companies to provide wider distribution of certain of the Company's products. The Company believes that this strategy distinguishes the Company from certain of its larger competitors who have traditionally focused on the development of new artists with the potential for mass appeal. The Company intends to remain focused on artists and musical formats characterized by relatively low development costs and predictable unit sales volumes. This strategy may also include licensed compilations of previously recorded music, "Best of" albums, and tribute albums to well known musical artists with a history of successful releases.

     MARKET FOCUS.

     The Company focuses on artists and musical formats characterized by low development costs and predictable unit sales volumes. The Company plans to continue to broaden its musical catalog in order to expand its sales opportunities in the Gospel, Adult Contemporary, Blues, Country, Classical/Themed Productions and Urban/Dance markets. Because the recorded music business is particularly dependent on changing audience tastes and the ability to identify, attract and sign artists as well as produce compilations of existing recorded music, the Company believes that a diversification of musical offerings, through the identification of additional markets with growth potential, reduces revenue volatility. The Company believes that it can obtain market share in these markets through the identification, acquisition and exploitation of catalog items.

     COMPILATIONS.

     A majority of the Company's products are compilations of previously recorded music that enable the Company to exploit its large catalog of master recordings. Compilations can be produced at significantly lower cost than new artist releases and provide the Company with more predictable unit sales volumes.

     INTRODUCE ARTIST-DRIVEN RECORDS.

     The Company is committed to developing high quality recorded music with artists with a history of successful releases. The Company does not primarily focus on developing new acts due to unpredictable sales and high development costs. The Company believes that its strategy reduces the risks associated with promoting and sponsoring records because of the artist's existing fan base. In addition, the recoupment of costs associated with recording and marketing an album is more predictable with an artist who has a history of sales because the Company is less involved in selecting producers, recording studios and additional musicians than would be the case with a new artist.


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     ACQUIRE MUSIC MASTER RECORDINGS AND PUBLISHING RIGHTS.

     The Company is committed to developing its music catalog, which has historically provided a recurring source of sales for the Company. The Company believes that its success depends significantly on its ability to invest in, develop and market rights to its catalog of recorded music. The Company plans to expand its catalog for exploitation (a) through acquisitions and strategic relationships as long as it is economically feasible to do so and (b) by re-recording songs of artists currently on its roster.

     DISTRIBUTION.

     The Company's distribution relationship with PolyGram has represented a unique aspect of its operations and business strategy compared with other independent record companies. The Company's recent acquisition of Intersound, which possesses its own proprietary direct to retail distribution capabilities, provides the Company with additional retail distribution channels. As the Company more fully integrates the operations of Intersound, it plans to utilize its PolyGram distribution relationship for certain "front line" products from each of the two companies' libraries, which products the Company believes will receive the best marketing leverage through that channel. "Mid-line" products, including much of the compilation and "best of" products from each of the two libraries, are expected to be distributed via the less expensive retail distribution channels which have been established by Intersound. The Company's distribution agreement with PolyGram expires in 2002.

RECENT ACQUISITIONS

     Consistent with its growth strategy, the Company has completed four acquisitions since the consummation of its Offering.

     On June 20, 1996, the Company acquired substantially all of the assets of R.E.X. for $480,000, which approximated the indebtedness of R.E.X. to the Company, and the assumption of $100,000 in liabilities. Prior to the acquisition, the Company was the primary distributor for R.E.X., which produces, licenses and markets recorded music, primarily in the contemporary Christian format of Gospel music, for markets primarily in the United States. R.E.X.'s artist roster acquired by the Company includes Sixpence None the Richer, Whitecross, Six Feet Deep, The Waiting and Tammy Trent.

     On September 19, 1996, the Company acquired substantially all of the assets of Double J for 88,000 shares of Common Stock, the assumption of approximately $100,000 of debt and the assumption of $75,000 in liabilities. Double J develops and acquires ownership of musical compositions and exploits those compositions by means of recordings, performances, audio-visual works, print publications and other licenses. Double J controls the copyrights to more than 250 country songs, three of which reached Number One on the country music charts during the past year.

     On November 12, 1996, the Company purchased from Private, Inc., a subsidiary of BMG, for $3,063,000 in cash, a 50% interest in the HOB Joint Venture. The HOB Joint Venture was formed to develop and produce recordings featuring Blues, Gospel and other music formats under the "House of Blues" label. Artists on the House of Blues record label include Cissy Houston and Blind Boys of Alabama, each of whom received a Grammy Award in 1997 and 1996, respectively.

     Effective January 1, 1997, a subsidiary of the Company purchased substantially all of the assets of Intersound for $24,000,000 in cash, $5,000,000 in Notes and the assumption of certain liabilities. The Notes mature on January 31, 2004, bear interest at the seven-year Treasury rate plus one percent per annum and are convertible at any time prior to maturity into the Company's Common Stock, at a conversion price of $9.80 per share, subject to adjustment as provided in the Notes. The holders of the Notes were granted certain registration rights with respect to the shares of Common Stock issuable upon


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conversion.  The cash consideration for the transaction was funded with the New
Credit Facility.  See "Acquisition of Intersound -- New Credit Facility."

PENDING ACQUISITION

     In addition, on March 3, 1997, the Company entered into the K-tel Agreement with K-tel for the sale to the Company of K-tel's worldwide music business, with the exception of K-tel's European music business, through the purchase of all of the capital stock of the K-tel Subsidiaries. The closing of the acquisition of the K-tel Subsidiaries, which the Company expects to occur between the next four to six months, is subject to the securing of financing by the Company, approval by the stockholders of K-tel and other customary conditions. See "The Pending K-tel Acquisition."

MARKETS


     GOSPEL.

     The Company owns a catalog of master recordings of some of the best selling Gospel music acts of all time. These acts include The Winans, Andrae Crouch, Walter Hawkins and Daryl Coley. A significant portion of this catalog was acquired by the Company in 1993 from Lexicon Music, Inc. Consistent with its belief that Gospel music sales are artist-driven rather than "hit" driven, the Company has acquired, and continues to pursue the acquisition of, master recordings of established Gospel artists who have a history of stable base sales. In addition, the Company has signed established artists, typically artists with a ministry, for modest advances to produce new recordings. The Company also has an exclusive contract with the National Baptist Convention USA, Inc., which has 8.5 million members, to record live gospel music on behalf of the religious denomination for commercial distribution. The first recording produced under this Agreement, LET'S GO TO CHURCH, generated approximately $3.8 million in gross revenues for the three months ended February 28, 1997. Intersound also has a leadership position in Gospel music. During 1995, Intersound released Gospel artist William Becton's BROKEN album, which achieved number one status in the BILLBOARD Gospel rankings. With its acquisition of Intersound, the Company increased its catalog of Gospel recordings and expanded its artist roster to include artists such as Candi Staton, the Mighty Clouds of Joy, DeLeon Richards and Vicki Winans.

     ADULT CONTEMPORARY.

     In 1993, the Company expanded its music offerings to include Adult Contemporary music with the signing of Peter Cetera, formerly the lead singer of the rock group Chicago and an established solo artist. Mr. Cetera's first album by the Company was released in July 1995 and was titled ONE CLEAR VOICE. His next album, which, in addition to new songs, includes re-recordings of some of Chicago's former No. 1 hits, is scheduled for release in May of 1997.

     In addition, the Company has relationships with other established Adult Contemporary artists including The Alan Parsons Project and Kansas. These artists, along with Peter Cetera, not only provide the Company with the ability to produce and market artist-driven records with more predictable sales, but also, based on the artists' past sales and established fan base, have the potential to produce a record that charts in the "top ten." The Company believes that its association with these artists will increase its ability to sign other established artists. According to R&R magazine, the Company's River North label was the tenth largest adult contemporary label for 1996.

     BLUES.

     The Company produces and markets compilations of Blues recordings, primarily with music licensed from other companies and signs established artists. The Company has successfully produced and marketed compilations of Blues recordings featuring a variety of artists titled ESSENTIAL BLUES, VOLUME I, ESSENTIAL BLUES, VOLUME II, ESSENTIAL WOMEN IN BLUES and ESSENTIAL SOUTHERN ROCK, which are the


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

products of the HOB Joint Venture. Each of the Company's Blues releases have charted in the Top 15 on the Blues Chart published by BILLBOARD magazine. During fiscal 1997, the Company plans to release additional compilation albums under its LIVING IN THE HOUSE OF BLUES series and a tribute album to Janis Joplin. The Company also plans to release new recordings by The Blues Brothers and Otis Rush.

     COUNTRY.

     During the Company's fiscal year ended May 31, 1995, the Company established its Country music operations in Nashville, Tennessee. Consistent with the Company's objectives for its music operations, the Company has signed established Country artists as well as up and coming artists. During fiscal 1997, the Company released THE GIRL NEXT DOOR, the debut album by Crystal Bernard (a songwriter and actress who currently stars on NBC's WINGS and the co-host of the upcoming 32nd Annual Academy of Country Music Awards). Holly Dunn and Ronna Reeves have both been installed on the Country Music Foundation's Walkway of Stars. Double J's composition CHECK YES OR NO, recorded by George Strait, was voted Song of the Year by the Academy of Country Music and by BMI during 1996. The Beach Boys' August 1996 release for the Company features established artists, such as Willie Nelson and Lorrie Morgan, backed by The Beach Boys and performing songs originally recorded by The Beach Boys.

     Intersound has developed a "Classic Country" concept focusing on "Latest and Greatest" releases for classic country acts. The addition of Intersound expanded the Company's artist roster to include country acts such as The Bellamy Brothers, Exile, Dan Seals, Crystal Gayle and Eddie Rabbitt.

     Through the Intersound Acquisition, the Company has added the following music genres to its current repertoire:

     CLASSICAL/THEMED PRODUCTIONS.

     Through the Intersound Acquisition, the Company acquired one of the industry's leading creators of classical and theme-based products, which are recordings arranged around a specific theme and often targeted to a specific demographic audience. Intersound develops themed products through new recordings and by using its existing catalog to release titles in a new format. Intersound's theme-based products range from the music of Hollywood and Broadway to recordings with established artists like Peter Nero, Doc Severinsen, and Dizzy Gillespie. Intersound also creates classical music releases based on concepts such as "Opera for Orchestra" or a collection of certain works of Beethoven. Other themed music releases produced and marketed by the Company include "Best of" decades or genre music, music for various party themes, music from favorite TV shows and holiday music with Christmas or other holiday selections. Intersound has significant experience in developing packaging and promoting themed products. These theme-based releases have been highly successful, with six releases having been certified gold by the RIAA in 1995.

     URBAN/DANCE MUSIC.

     Intersound's Urban music division focuses on several specialty niches including classic rhythm and blues ("R&B"), dance and bass music. In classic R&B, Intersound employs an experienced staff that is well versed in radio and other promotions for this musical genre. Management believes that Intersound can increase its classic R&B offerings by signing and producing new recordings from artists such as Cameo, Confunkshun and The Gap Band. Intersound also focuses on "Ol' School" format, which is R&B music from the '60s, '70s and early '80s. Ol' School has been enjoying a rebirth among urban listeners. The Company believes that releases in these genres will leverage Intersound's distribution capabilities, taking advantage of its radio and store presence in the African-American independent market. The Company recently entered into an agreement with rap artist Trapp to release his album STOP THE GUNFIGHT,


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which includes two tracks featuring the late rap artists Tupac Shakur and
Notorious B.I.G.  This album was released in late April 1997.

DISTRIBUTION, SALES AND PROMOTION

     The Company distributes its products through a multi-channel system comprised of (i) PolyGram domestically, (ii) MCA internationally, (iii) Platinum Christian Distribution division to the Christian retail market and (iv) under the Intersound label through Intersound's direct sales force. See "--
 Intersound Distribution and Promotion." The Company has had an exclusive domestic retail distribution agreement with PolyGram since 1993. The Company's Christian distribution company, Platinum Christian Distribution, distributes the Company's Christian music products as well as recorded music for artists affiliated with other record companies. The following table sets forth the percentage of gross product sales by distribution channel:

                     PERCENTAGE OF TOTAL GROSS PRODUCT SALES
                             BY DISTRIBUTION CHANNEL

                                                      NINE MONTHS
                                                         ENDED
                                                      FEBRUARY 28,
                                                          1997       FISCAL 1996
                                                      ------------   -----------
(1) PolyGram . . . . . . . . . . . . . . . . . . . .      50.9%         58.2%

(2) Platinum Christian Distribution (to Christian
    bookstores). . . . . . . . . . . . . . . . . . .      11.8          23.2

(3) Intersound . . . . . . . . . . . . . . . . . . .      17.5           0.0

(4) Record Clubs/Direct Sales. . . . . . . . . . . .      19.6          10.8

(5) Telemarketing. . . . . . . . . . . . . . . . . .       0.2           7.8

     During fiscal 1996, Company management significantly reduced the Company's telemarketing efforts due to the increased costs of television advertising.

     The Company believes that the diversity of its distribution channels, which was established through substantial investment in fiscal 1995 and 1996 and which the Company plans to continue to pursue, will help the Company absorb shifts in audience taste and the economy, and provide the foundation for the Company's expansion into and exploitation of additional markets.

     THIRD PARTIES

     In May of 1993, the Company entered into an exclusive distribution agreement (the "Distribution Agreement") with PolyGram, the largest distributor of recorded music in the world. Under the Distribution Agreement, PolyGram was appointed the exclusive distributor for the Company's records throughout the United States. PolyGram does not distribute releases on the Intersound label. In addition, the Company has retained the right to distribute its records through key-outlet sales, licenses or sales to record clubs, sales through Christian bookstore channels and other third party licenses of master recordings. The services provided by PolyGram include billing and collecting from customers, distributing promotional copies of records, coordinating and placing advertisements and undertaking retail marketing and inventory control activities. The Company is solely responsible for all costs of production and manufacture of the records including packaging, advertisement, freight and insurance and is obliged to deliver to PolyGram sufficient records to ensure adequate stock for distribution. For its services, PolyGram is entitled to a distribution fee based on sales volume of 16-18% of the gross billings for all records distributed under the agreement, less reserves set aside against returns and credits, and a monthly



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fee of 2% of the aggregate credit price for copies of returned records.  Fees owed by the Company to PolyGram are secured by all Company products in PolyGram's possession. The terms of the distribution agreement, initially three years, was extended to December 31, 2002.

     PolyGram owns and distributes labels such as Motown Records, A&M Records, Mercury Records and others. The Company is one of the few record companies not owned by PolyGram whose products are distributed by PolyGram. The Company's relationship with PolyGram has provided, and is expected to continue to provide, the Company with access to distribution channels not readily available to other independent recorded music companies.

     International distribution of the Company's products is handled principally by MCA. Under the terms of the agreement with MCA, MCA has the right to sell the Company's records worldwide, excluding the United States and Canada. MCA is responsible for all manufacturing and related costs (other than artist royalties, which are paid by the Company). The Company receives a royalty from MCA based on retail sales net of returns ranging from 15% to 20.57% of the suggested retail list price. The agreement with MCA expired on March 31, 1997 and by mutual agreement has been extended on a month-to-month basis.

     PLATINUM CHRISTIAN DISTRIBUTION

     Platinum Christian Distribution, an operating division of the Company, distributes the Company's Christian music products, as well as recorded music for artists affiliated with other labels, including Mercury, Motown and PolyGram into the Christian Bookstore market. Platinum Christian Distribution also distributes Christmas albums for artists including The Statler Brothers, Donna Summer and Kathy Mattea.

     INTERSOUND DISTRIBUTION AND PROMOTION

     Intersound sells its products through a salaried direct sales force. Customer contact is made by the Intersound sales department which is organized to cover specific regions of the country and Canada. In addition to the sales operation at the Roswell, Georgia facility, Intersound has regional sales offices located throughout the United States and Canada. Additionally, Intersound has sales personnel that cover certain specialty retail sectors, international customers and record club and catalog customers. Intersound's in-house sales personnel typically provide additional sales coverage to smaller chains and independent retail stores. In the international area, Intersound sells products through overseas distributors. Intersound currently maintains relationships with ten distributors worldwide. Additionally, Intersound licenses recordings from its catalog that is included in recordings produced overseas. These sales are typically transacted title by title, and are sometimes done in a theme grouping. Intersound has licensing relationships with various companies in Europe, Asia, Australia and South America. Other key sales personnel, located primarily at the Roswell, Georgia facility, play a sales support and retail marketing role. The principal function of these individuals is to support Intersound's marketing efforts with its large retail customers.

LIBRARY

     The Company owns the copyrights to over 10,000 master recordings. By combining selections from its library with licensed rights to certain master recordings and compositions obtained from third parties, including most major labels, the Company has been successful in creating compilation products. In addition, with the addition of the Intersound library, the Company will be able to create more themed products. See "-- Intellectual Property -- Licensing."



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RELATIONSHIP WITH ARTISTS

     CONTRACT TERMS

     The Company seeks to contract with its artists on an exclusive basis for the marketing of their recordings in return for a royalty based on the net sales of the recording. The Company generally seeks to obtain rights on a worldwide basis. A typical contract with an artist may provide for a number of albums to be delivered, with advances against royalties being paid upon delivery of each album, although advances are often made prior to recording. The Company generally has an option to take each album that the artist is contracted to deliver, exercisable within an agreed period of time, usually a few months following delivery of the previous album. Normally, if an option is not exercised, the artist has no obligation to deliver additional albums.
Provisions in contracts with established artists vary considerably, and may, for example, require the Company to release a fixed number of albums and/or contain an option exercisable by the Company covering more than one album. The Company seeks to obtain rights to exploit product delivered by the artist for the life of the product's copyright. Under the contracts, advances are normally recoupable against royalties paid to the artist. The Company also seeks to recoup a portion of certain marketing and tour support costs, if any, against artist royalties.

     RECORDING

     Contracts either provide for the artists to deliver completed recordings or for the Company to undertake the recording with the artist. If the recording costs are advanced by the Company, they are added to the advances paid to the artist and recouped against royalties payable to the artist. The Company's staff is involved in selecting producers, recording studios, any additional musicians needed and songs to be recorded, as well as supervising the output of recording sessions, although for experienced artists, such involvement may be less.

     OPTION PROGRAM

     The Company has granted and intends to continue to grant stock options to certain artists ("Artist Options") as an inducement to sign with the Company. The Company expects that these stock options will have vesting schedules tied to the achievement of identified sales and other performance milestones. The Company will evaluate the use of options on a case by case basis based on its assessment of the cost of making cash advances to the artist, the sales potential of the artist and the financial impact of granting such options.
Under current industry practice, cash advances to an artist are recouped from royalties payable to the artist from record sales. Because the Artist Options would not be subject to recoupment, the Company believes that such options will provide a valuable method of attracting, signing and retaining artists while maintaining appropriate economic incentives for the artists. In addition, the corresponding reduction in cash advances should positively impact the Company's cash flow.

PRODUCTION AND MANUFACTURING

     The Company is a full service record company with an art department that provides design and finished film for print-ready manufacturing of record cover design.

     The Company's finished music products have historically been manufactured by wholly-owned subsidiaries of PolyGram. However, through the Intersound Acquisition, the Company has found more cost effective manufacturing sources, and intends to coordinate all of its manufacturing through the Roswell, Georgia facilities. The Company does not believe that termination of the manufacturing arrangements with the PolyGram subsidiaries will have any impact on its distribution arrangements with PolyGram.


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INTELLECTUAL PROPERTY

     COPYRIGHT

     The Company's recorded music business, like that of other companies involved in recorded music, primarily rests on ownership or control and exploitation of musical works and sound recordings. The Company's music products are protected under applicable domestic and international copyright laws. In addition, the Company has ownership rights to over 10,000 master recordings.

     Although circumstances vary from case to case, rights and royalties relating to a particular recording typically operate as follows: When a recording is made, copyright in that recording vests either in the recording artist (and is licensed to the recording company) or in the record company itself, depending on the terms of the agreement between them. Similarly, when a musical composition is written, copyright in the composition vests either in the writer (and is licensed to music publishing company) or in the publishing company itself. Artists generally record songs that are controlled by music publishers. The rights to reproduce such songs on soundcarriers are obtained by the Company from music publishers or collection societies on their behalf. The manufacture and sale of a soundcarrier results in royalties being payable by the record company to the publishing company at industry agreed or statutory rates for the use of the composition (and the publishing company in turn pays a royalty to the writer) and by the record company to the recording artist for the use of the recording. The Company operates in an industry in which revenues are adversely affected by the unauthorized reproduction of recordings for commercial sale, commonly referred to as "piracy," and by home taping for personal use.

     LICENSING

     The Company is engaged in licensing activity involving both the acquisition of rights to certain master recordings and compositions for its own projects and the granting of rights to third parties in the master recordings and compositions it owns. The Company typically obtains an ownership or co-ownership interest in all newly-recorded compositions appearing on albums released by the Company that are written by the artists performing the compositions. The rights to use all other compositions appearing on albums or audiovisual works are obtained from the publishers of those compositions under agreements that, for albums, are called mechanical licenses, which are often issued through a central agency, and for audiovisual works are called synchronization licenses. The mechanical license fee is customarily indexed to a statutory rate established under the United States Copyright Act, which currently is 6.95 cents for a performance of up to five minutes and higher for performances of greater length. Although fees for synchronization licenses vary from set fees to percentages of sales price, the fee often corresponds to the statutory rate for mechanical licenses. The Company typically issues its own mechanical and synchronization licenses to third parties when compositions from its own catalog are used by others. The availability and terms of such cross-licensing arrangements are generally made possible by existing industry practices based on reciprocity.

     Performance rights in compositions owned by the Company are enforced under agreements the Company has with the performing rights organizations, American Society of Composers, Authors and Publishers ("ASCAP"), Broadcast Music, Inc. ("BMI") and SESAC, Inc., which licenses commercial users of music such as radio and television broadcasters, restaurants and retailers and disburses collected fees based upon the frequency and type of performances they identify. Print publishing rights in compositions owned by the Company are either directly licensed by the Company to third party users or are enforced through an agency called Christian Copyright Licensing International, which issues print licenses to churches and other organizations and collects and disburses the fees.

     The Company will also, in selected instances, obtain under license agreements the right to use master recordings owned by others, either in original album form or for compilation projects. Although the terms of such agreements vary, they are typically for a period of three to five years and involve the


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payment of a royalty in the range of five to eight cents for the use of individual masters and between 16% and 20% of suggested retail price for complete original albums. The company typically licenses to others only the right to use individual masters for compilation projects under terms similar to those under which the Company obtains master license rights. Should such industry practices change, there can be no assurance that the Company will be able to obtain licenses from third parties on terms satisfactory to The Company, and the Company's business, particularly with respect to compilation products, could be materially adversely affected.

COMPETITION

     The business success of the Company depends, among other things, on the skill and creativity of the employees of the Company and on their relationships with artists. The Company faces intense competition for discretionary consumer spending from numerous other record companies and other forms of entertainment offered by film companies, video companies and others. The Company competes directly with other record companies, including the six major international recorded music companies, which distribute Gospel, Blues, Adult Contemporary, Country, Rock, Classical and Urban music, as well as other record and music publishing companies for signing established and new artists and songwriters and acquiring music catalogs. Many of the Company's competitors have significantly longer operating histories, greater financial resources and larger music catalogs than the Company. The Company's ability to compete successfully will be largely dependent upon its ability to build upon and maintain its reputation for quality music products and to introduce music products which are accepted by consumers.

EMPLOYEES

     As of April 18, 1997, Platinum employed 147 employees, of whom 46 were located in the Company's Downers Grove, Illinois facilities, 78 were located in the Company's Roswell, Georgia facilities, and 23 were located in Nashville, Tennessee. Of such employees, 81 were engaged in marketing, sales and related customer services, 32 were engaged in administration and accounting, 15 were engaged in legal, royalty and publishing services and 19 were engaged in production.

     None of the Company's employees is represented by a labor union. The Company has not experienced any work stoppage and considers relations with its employees to be good.

FACILITIES

     The Company is headquartered in Downers Grove, Illinois. It currently leases its 11,200 square foot office facility, which lease expires February 1, 1999. This facility houses the executive office offices of the Company, as well as the management, accounting and sales staff. The Company also leases a facility in Roswell, Georgia which houses the warehouse and distribution centers, production studios, art departments and marketing and promotion operations. This facility contains 59,334 square feet in total and has a lease term expiring December 31, 1999. The Company also leases sales offices in Minneapolis, MN, Dallas, TX, Ontario, Nashville, TN, Hartford, CT and Annapolis, MD. In addition, the Company sub-leases 4,267 square feet of office space in Nashville, Tennessee, pursuant to a lease expiring November 17, 1997, that houses the promotional staff of River North Records, the staff of Double J and the administrative and telephone sales staff of the Platinum Christian Distribution; a 3,300 square foot warehouse, located in Downers Grove, Illinois, that houses the mail order distribution operations of the Company. Finally, the Company leases 6,142 square feet of additional space in Nashville, Tennessee, pursuant to a lease expiring November 17, 1997. This space is currently being sub-leased to a third party.

     The Company believes that its facilities are in good condition and adequate for its current operations.

                PRICE RANGE OF COMMON STOCKRANGE OF COMMON STOCK

     The Company's Common Stock trades on the Nasdaq National Market under the symbol "PTET." The following table sets forth the high and low closing prices for each fiscal quarter since the Company's initial public offering on March 12, 1996, as reported by Nasdaq. Such quotations reflect inter-dealer prices without markup, markdown or commissions and may not necessarily represent actual transactions.


                                                     PRICE RANGE OF COMMON STOCK
                                                     ---------------------------
                                                          HIGH         LOW

Fiscal Year Ended May 31, 1996:
4th Quarter (from March 12, 1996 to May 31, 1996*) .     $17 3/4     $11 1/2
Fiscal Year Ended May 31, 1997:
1st Quarter. . . . . . . . . . . . . . . . . . . . .     $19 1/4     $13 3/4
2nd Quarter. . . . . . . . . . . . . . . . . . . . .      16 1/4       8 1/2
3rd Quarter. . . . . . . . . . . . . . . . . . . . .       8 1/2           6
4th Quarter through May 21, 1997 . . . . . . . . . .           7       5

__________________

* Prior to March 12, 1996, there was no established public trading market for the Common Stock.

     At May 21, 1997, there were approximately 63 stockholders of record and 5,171,439 shares of Common Stock outstanding.


                              DIVIDEND POLICYPOLICY

The Company has not paid dividends on its Common Stock, and the Board of Directors intends to continue a policy of retaining earnings to finance its growth and for general corporate purposes. The Company does not anticipate paying any dividends in the foreseeable future.

           SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth, as of May 21, 1997, certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each Company director, (iii) each of the Named Executive Officers and (iv) all Company executive officers and directors as a group.

                                              AMOUNT AND NATURE OF    PERCENT OF
               NAME AND ADDRESS              BENEFICIAL OWNERSHIP(1)    CLASS
-------------------------------------------  -----------------------  ----------
Steven Devick (2). . . . . . . . . . . . .            1,045,617          17.5%
Frontenac VI Limited Partnership (3) . . .              644,522          12.5
Goldman Sachs & Co. (4). . . . . . . . . .              602,306          11.7
Andrew J. Filipowski (5) . . . . . . . . .              554,934          10.7
The Vanguard Explorer Fund, Inc. (6) . . .              400,000           7.8
Wellington Management Company LLP (7). . .              400,000           7.8
T. Rowe Price Associates, Inc. (8) . . . .              350,000           6.7
Wells Fargo Bank, N.A. (9) . . . . . . . .              342,000           6.6
Craig Duchossois (10). . . . . . . . . . .              161,667           3.1
Thomas R. Leavens (11) . . . . . . . . . .               53,333           1.0
Douglas C. Laux (12) . . . . . . . . . . .               52,200           *
Paul L. Humenansky (10). . . . . . . . . .               17,667           *
Michael P. Cullinane (10). . . . . . . . .               17,667           *
Rodney L. Goldstein (13) . . . . . . . . .                7,667           *
Isaac Tigrett (14) . . . . . . . . . . . .                6,333           *
Don Johnson. . . . . . . . . . . . . . . .                   --          --
Thomas J. Salentine. . . . . . . . . . . .                   --          --
All Executive Officers and Directors as
a Group
(9 persons)(2)(5)(10)(11)(12)(13)(14). . .            2,561,607          41.9
__________________

* Less than one percent

(1) Unless otherwise indicated below, the persons in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them.
(2) Includes 803,078 shares underlying stock options that are currently exercisable. The address of Mr. Devick is c/o Platinum Entertainment, Inc., 2001 Butterfield Road, Downers Grove, Illinois 60515.
(3) The address of Frontenac VI Limited Partnership is c/o Frontenac Company, 135 South LaSalle Street, Suite 3800, Chicago, Illinois 60604.
(4) Based on a 13G dated February 10, 1997, Goldman Sachs & Co., The Goldman Sachs Group, L.P. and Goldman Sachs Equity Portfolios, Inc. on behalf of
     GS Small Cap Equity Fund share voting and dispositive power with respect to an aggregate of 602,306 shares of Common Stock. The address for the foregoing reporting persons is 85 Broad Street, New York, NY 10004.
(5) Includes 99,067 shares held by Platinum Venture Partners. Mr. Filipowski is the President, Chief Executive Officer and a stockholder of the general partner of Platinum Venture Partners and in such capacities may be deemed to have voting and investment power with respect to shares held by this entity. Mr. Filipowski disclaims beneficial ownership of such shares. The address of Mr. Filipowski is c/o PLATINUM technology, inc., 1815 South Meyers Road, Oakbrook Terrace, Illinois 60181. Includes 7,667 shares underlying stock options that are currently exercisable.
(6) Based on a 13G dated February 10, 1997, Vanguard Explorer Fund, Inc. ("Vanguard") has sole voting power, and shared dispositive power, with respect to 400,000 shares of Common Stock. The address for Vanguard is P.O. Box 2600, Valley Forge, Pennsylvania 19482.
(7)  Based on a 13G dated January 24, 1997, Wellington Management Company,
     LLP ("WMC"), in its capacity as investment adviser, shares dispositive power with respect to 400,000 shares of Common Stock owned of record by its clients. The address for WMC is 75 State Street, Boston, Massachusetts, 02109.
(8) Based on a 13G dated February 14, 1997. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities.
     For purposes of the reporting requirements of the Securities Exchange
     Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address for T. Rowe Price is 100 E. Pratt Street, Baltimore, Maryland 21202.
(9) Based on a 13G dated February 14, 1997, Wells Fargo Bank, N.A. ("Wells Fargo") has sole voting power with respect to 316,000 of the 342,000 shares listed in the table, and has shared dispositive power with respect to all shares. The address for Wells Fargo is 464 California Street, San Francisco, California 94163.
(10) Includes 11,667 shares underlying stock options that are currently exercisable.
(11) Such 53,333 shares consist of shares underlying stock options that are currently exercisable.
(12) Includes 52,100 shares underlying stock options that are currently exercisable.
(13) Includes 7,667 shares underlying stock options that are currently exercisable. Excludes 644,522 shares held by Frontenac VI Limited Partnership. Mr. Goldstein is a general partner of Frontenac Company, the general partner of Frontenac VI Limited Partnership, and in such capacity shares voting and investment power with respect to shares held by this entity.
(14) Such 6,333 shares underlie options that are currently exercisable.

                                     EXPERTS


The consolidated financial statements of Platinum Entertainment, Inc. as of May 31, 1996 and 1995, and for the years ended May 31, 1996 and 1995, the five month period ended May 31, 1994 and the year ended December 31, 1993 appearing in this Proxy Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere in the Proxy Statement, and are included in reliance upon the report given upon the authority of such firm as experts in accounting and auditing.

The financial statements of Intersound, Inc. as of April 30, 1995 and 1996, and for the three years ended April 30, 1994, 1995 and 1996 appearing in this Proxy Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere in the Proxy Statement, and are included in reliance upon the report given upon the authority of such firm as experts in accounting and auditing.

The statements of K-tel International - Music Operations as of June 30, 1995 and 1996, and for each of the three years ended June 30, 1996 included in this Proxy Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said report.

                          MISCELLANEOUS MATTERS

PROPOSALS OF STOCKHOLDERS

     Proposals of stockholders intended to be considered at the 1997 Annual Meeting of Stockholders must be received by the Secretary of the Company not less than 120 days nor more than 150 days prior to September 13, 1997.

ADDITIONAL INFORMATION

     The Company will furnish, without charge, a copy of its Annual Report on Form 10-K for its fiscal year ended May 31, 1996, as filed with the Commission, upon the written request of any person who is a stockholder as of the Record Date. Requests for such materials should be directed to Platinum Entertainment, Inc., 2001 Butterfield Road, Suite 1400, Downers Grove, Illinois 60515,
Attention:  Douglas C. Laux.

                        INDEX TO FINANCIAL STATEMENTS


                                                                       PAGE
                                                                       ----
PLATINUM ENTERTAINMENT, INC. AND SUBSIDIARIES
    Consolidated Balance Sheet as of February 28, 1997 (Unaudited)...   F-3
    Consolidated Statements of Operations for the Nine Months Ended
    February 28, 1997 and February 29, 1996 (Unaudited)..............   F-5
    Consolidated Statements of Cash Flows for the Nine Months Ended
    February 28, 1997 and February 29, 1996 (Unaudited)..............   F-6
    Notes to Unaudited Consolidated Financial Statements.............   F-7
    Report of Independent Auditors...................................   F-10
    Consolidated Balance Sheets as of May 31, 1996 and May 31, 1995..   F-11
    Consolidated Statements of Operations for the Years Ended
      May 31, 1996 and 1995, the Five Months Ended May 31, 1994
      and the Year Ended December 31, 1993...........................   F-13
    Consolidated Statements of Stockholders' Equity (Net Capital
      Deficiency)for the Year Ended December 31, 1993, the
      Five Months Ended May 31, 1994 and the Years Ended May 31, 1995
      and 1996.......................................................   F-14
    Consolidated Statements of Cash Flows for the Years Ended
      May 31, 1996 and 1995, the Five Months Ended May 31, 1994
      and the Year Ended December 31, 1993...........................   F-15
    Notes to Consolidated Financial Statements.......................   F-17



INTERSOUND, INC.
    Report of Independent Auditors...................................   F-32
    Balance Sheets as of April 30, 1995, April 30, 1996 and
    (Unaudited) December 31, 1996....................................   F-33
    Statements of Income for the Years Ended April 30, 1994, 1995
    and 1996 and for the (Unaudited) Eight Months Ended December 31,
    1995 and 1996....................................................   F-35
    Statements of Stockholders' Equity for the Years Ended April 30,
    1994, 1995 and 1996 and for the (Unaudited) Eight Months Ended
    December 31, 1996................................................   F-36
    Statements of Cash Flows for the Years Ended April 30, 1994,
    1995 and 1996 and for the (Unaudited) Eight Months Ended
    December 31, 1995 and 1996.......................................   F-37
    Notes to Financial Statements....................................   F-38

K-TEL INTERNATIONAL, INC. -- MUSIC OPERATIONS                           PAGE
                                                                        ----
    Report of Independent Public Accountants.........................   F-43
    Statements of Net Liabilities as of June 30, 1995 and 1996 and
    (Unaudited) December 31, 1996....................................   F-44
    Statements of Revenues and Expenses for the Years Ended June 30,
    1994, 1995 and 1996 and the (Unaudited) Six Months Ended
    December 31, 1995 and 1996.......................................   F-45
    Statements of Cash Flows for the Years Ended June 30, 1994, 1995
    and 1996 and the (Unaudited) Six Months Ended December 31,
    1995 and 1996....................................................   F-46
    Notes to Statements..............................................   F-47

                        PLATINUM ENTERTAINMENT, INC.
                         CONSOLIDATED BALANCE SHEET


                                                                FEBRUARY 28,
                                                                    1997
                                                                 (UNAUDITED)
ASSETS
Current assets:
    Cash and cash equivalents.................................   $    139,462
    Accounts receivable, less allowances of $3,528,155 and
     $1,033,433, respectively.................................     14,819,276
    Artist advances...........................................      2,863,565
    Inventories, less allowances of $350,228 and $100,000,
     respectively.............................................      5,003,922
    Notes receivable..........................................        141,603
    Other.....................................................        419,499
                                                                 ------------
    Total current assets......................................     23,387,327

    Artist advances, net of current amounts, less allowances
     of $8,312,230 and $4,942,021, respectively...............      3,924,954
    Arts and masters, less accumulated amortization of
     $2,623,490 and $--, respectively.........................      1,148,472
    Property and equipment, net...............................      1,248,506
    Music publishing rights and artist masters,
     less accumulated amortization of $168,912 and $90,443,
     respectively.............................................      3,772,726
    Equity investment in joint venture........................      3,061,815
    Due from joint venture....................................        756,160
    Excess cost over net assets acquired, less
     accumulated amortization of $148,184 and $--,
     respectively.............................................     23,702,067
    Deferred financing costs, less accumulated amortization
     of $452,062 and $--, respectively........................        910,519
    Other.....................................................        177,999
                                                                 ------------

    Total assets..............................................   $ 62,090,545
                                                                 ------------
                                                                 ------------

                 See accompanying notes to financial statements

                            PLATINUM ENTERTAINMENT, INC.
                             CONSOLIDATED BALANCE SHEET



                                                                FEBRUARY 28,
                                                                    1997
                                                                 (UNAUDITED)
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Revolving line of credit..................................   $  3,855,727
    Term loan, less loan discount of $826,396 and $-,
     respectively.............................................     24,173,604
    Accounts payable..........................................      3,723,539
    Accrued liabilities and other.............................      1,710,361
    Reserve for future returns................................      2,194,273
    Royalties payable.........................................      6,647,308
                                                                 ------------
    Total current liabilites..................................     42,304,812

Convertible debentures........................................      5,000,000
                                                                 ------------
Total liabilities.............................................     47,304,812


Stockholders' equity:
Preferred stock:
  Preferred stock ($.001 par value); 10,000,000 shares
    authorized, no shares issued and outstanding at
    February 28, 1997 and at May 31, 1996.....................              -
Common stock:
  Common stock ($.001 par value); 40,000,000 shares
    authorized, 5,171,439 shares issued and outstanding
    at February 28, 1997 and 5,063,207 shares
    outstanding at May 31, 1996...............................          5,151
Additional paid-in capital....................................     37,390,027
Accumulated deficit...........................................    (22,609,445)
                                                                 ------------
Stockholders' equity..........................................     14,785,733
                                                                 ------------
Total liabilities and stockholders' equity....................   $ 62,090,545
                                                                 ------------
                                                                 ------------

               See accompanying notes to financial statements

                            PLATINUM ENTERTAINMENT, INC.
                       CONSOLIDATED STATEMENTS OF OPERATIONS


                                            NINE MONTHS         NINE MONTHS
                                               ENDED              ENDED
                                            FEBRUARY 28,        FEBRUARY 28,
                                               1997                1996
                                             (UNAUDITED)        (UNAUDITED)

Gross product sales.......................  $ 22,421,886      $  14,274,175
Less:  Returns and allowances.............    (4,079,759)        (2,878,765)
Less:  Discounts..........................    (1,727,035)          (547,806)
                                           -------------       ------------
Net product sales.........................    16,615,092         10,847,604
Cost of product sales.....................     9,271,566          5,619,480
                                           -------------       ------------
                                               7,343,526          5,228,124

Gross artist project revenues.............     2,677,995          3,858,312
Less:  (Allowance for) recovery of
 unrecoupable artist advances.............      (465,418)            99,290
                                           -------------       ------------
Net artist project revenues...............     2,212,577          3,957,602
Licensing, publishing and other revenues..       753,878          1,415,606
                                           -------------       ------------
Net artist project and other revenues.....     2,966,455          5,373,208
Cost of artist project and other revenues.     2,585,041          3,788,374
                                           -------------       ------------
                                                 381,414          1,584,834
                                           -------------       ------------
Gross profit..............................     7,724,940          6,812,958
Other operating expenses:
Selling, general and administrative
 expenses.................................     8,160,066          6,007,267
Merger and restructuring costs............       611,472                 --
Depreciation and amortization.............       481,382             91,831
                                           -------------       ------------
                                               9,252,920          6,099,098
                                           -------------       ------------
Operating income (loss)...................    (1,527,980)           713,860
Interest income...........................       138,817                402
Interest expense..........................      (308,024)          (530,242)
Financing costs...........................      (865,187)                --
Equity loss...............................        (1,368)                --
                                           -------------       ------------
Income (loss) from operations before
 income taxes.............................    (2,563,742)           184,020
Provision for income taxes................            --                 --
                                           -------------       ------------
Net income (loss)......................... $  (2,563,742)           184,020
                                           -------------
                                           -------------
Less:  Cumulative preferred dividends.....                         (301,250)
                                                               ------------
Loss applicable to common shares..........                      $  (117,230)
                                                               ------------

                                                               ------------
Net loss per common share.................  $      (0.50)       $     (0.05)
                                           -------------       ------------
                                           -------------       ------------

Weighted average number of common shares
 outstanding..............................     5,125,124          2,334,949
                                           -------------       ------------
                                           -------------       ------------

               See accompanying notes to financial statements

                            PLATINUM ENTERTAINMENT, INC.
                       CONSOLIDATED STATEMENTS OF CASH FLOWS


                                             NINE MONTHS         NINE MONTHS
                                                ENDED               ENDED
                                             FEBRUARY 28,        FEBRUARY 29,
                                                1997                1996
                                             (UNAUDITED)        (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss).........................  $ (2,563,742)     $     184,020
Adjustments to reconcile net income (loss)
  to net cash used in continuing operating
  activities:
    Provision for (recovery of) doubtful
     accounts.............................      (204,955)                 -
    Charge for (recovery of) future
    returns...............................      (394,801)          (193,000)
    Charge for (recovery of) co-op
     advertising..........................      (153,330)                 -
    Charge for (recovery of)
     unrecoupable artist balances.........       380,788            (99,290)
    Depreciation and amortization.........       481,760             91,831
    Amortization of loan discount.........       403,993                  -
Changes in operating assets and
  liabilities:
    Accounts receivable ...................   (2,695,445)        (2,196,675)
    Inventories............................   (1,034,895)          (466,359)
    Notes receivable ......................    1,056,457             42,324
    Artist advances........................   (2,437,399)        (3,225,810)
    Arts and masters.......................     (124,585)                 -
    Accounts payable.......................     (745,738)           (25,109)
    Accrued liabilities and other..........   (1,215,245)           454,569
    Royalties payable......................    3,532,274          1,312,253
    Other..................................      (43,599)          (397,157)
                                             -----------        -----------
Net cash used in continuing operating
 activities...............................    (5,758,462)        (4,518,403)
Discontinued operations:
 Change in net liabilities................             -         (1,184,628)
                                             -----------        -----------
Net cash used in
 discontinued operating activities........             -         (1,184,628)
                                             -----------        -----------
   Net cash used in operating activities..    (5,758,462)        (5,703,031)


INVESTING ACTIVITIES
Investment in joint venture................   (3,817,975)                 -
Purchases of property and equipment........     (238,948)           (49,840)
Prepaid acquisition costs..................      (46,833)                 -
Acquisitions of businesses, net of cash
  acquired.................................  (31,165,700)                 -
                                             -----------        -----------
Net cash used in investing activities......  (35,269,456)           (49,840)

FINANCING ACTIVITIES
Net proceeds from related parties..........            -          4,209,974
Net proceed from revolving line of credit..    3,855,727          1,980,000
Proceeds from bank term loan...............   25,000,000                  -
Proceeds from convertible debt.............    5,000,000                  -
Payment of bank term loan..................            -           (500,000)
Deferred financing cost, net...............     (910,520)                 -
                                             -----------        -----------
Net cash provided by financing activities..   32,945,207          5,689,974
                                             -----------        -----------
Net decrease in cash.......................   (8,082,711)           (62,897)
Cash, beginning of period..................    8,222,173             87,368
                                             -----------        -----------
Cash, end of period........................  $   139,462        $    24,471
                                             -----------        -----------
                                             -----------        -----------


               See accompanying notes to financial statements

                            PLATINUM ENTERTAINMENT, INC.
                NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


1.  BASIS OF PRESENTATION

    The financial statements included herein are unaudited and have been prepared in accordance with generally accepted accounting principles for interim financial reporting and Securities and Exchange Commission regulations. In the opinion of management, the financial statements reflect all adjustments (of a normal and recurring nature) which are necessary to present fairly the financial position, results of operations and cash flows for the interim periods presented. These financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the fiscal year ended May 31, 1996 of Platinum Entertainment, Inc. ("Company") included in the Annual Report on Form 10-K. The interim results presented are not necessarily indicative of the results that may be expected for the year ending May 31, 1997.

2.  NET LOSS PER COMMON SHARE

    Net loss per common share is computed based upon the weighted average number of common shares outstanding. Common and common equivalent shares issued during the 12-month period prior to the March 12, 1996 public offering have been included in the calculation for the three and nine months ended February 29, 1996 as if they were outstanding for those periods using the treasury stock method and the public offering price of $13 per share. In addition, all convertible preferred stock and convertible Class A common stock and Class B common stock are treated as if converted into common shares at the date of issuance.

3.  ACQUISITIONS

    On June 20, 1996, the Company acquired substantially all of the assets of R.E.X. Music, Inc. ("REX") for $480,000, which approximated the indebtedness of REX to the Company (which primarily arose prior to May 31, 1996) and $100,000 in accrued liabilities. REX produces, licenses and markets recorded music, primarily in the Gospel format. The acquisition has been accounted for by the purchase method of accounting and the purchase price of $580,000 approximates the fair value of the assets acquired. The assets acquired include accounts receivable, artist advances, inventory, copyrights and artist contracts. The value allocated to music publishing rights and artist masters totaled $440,000 and is being amortized over 15 years using the straight-line method.

    On September 19, 1996, the Company acquired substantially all of the assets of Double J Music Group ("Double J") for 88,000 shares of common stock of the Company and the assumption of approximately $100,000 of debt and $75,000 of accrued liabilities. Double J develops and acquires ownership of musical compositions and exploits those compositions by means of recordings, performances, audio-visual works, print publications and other licenses. The acquisition has been accounted for by the purchase method of accounting and the purchase price of $1,081,000 approximates the fair value of the assets acquired. The purchase value was primarily allocated to music publishing rights and is being amortized over 15 years using the straight-line method.

    Effective January 1, 1997, the Company purchased substantially all of the assets of Intersound, Inc. ("Intersound" or the "Intersound Acquisition") for consideration of $24,000,000 in cash, $5,000,000 in convertible promissory notes and the assumption of certain liabilities. See Notes 5 and 6 below for details of the financing. Intersound produces, licenses, markets and distributes recorded music for the Gospel, Adult Contemporary, Country, Classical/Themed Productions and Urban/Dance formats. The Intersound Acquisition has been accounted for by the purchase method of accounting and the purchase

PLATINUM ENTERTAINMENT, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. ACQUISITIONS (CONTINUED)

price of $36,000,000 approximates the fair value of the assets acquired. The purchase value was allocated to the acquired assets based upon their estimated respective fair market values; the amounts allocated to music publishing rights and excess cost over net assets acquired (goodwill) are being amortized over 25 years using the straight-line method.

4.  JOINT VENTURE

    The Company and House of Blues Records, Inc. ("HOB") formed the House of Blues Music Company, a joint venture between HOB and the Company ("Venture"), effective November 1, 1996 upon the purchase by the Company of a fifty percent (50%) interest from Private, Inc., a subsidiary of Bertelsman Music Group, Inc. ("Seller"), in the joint venture between Seller and HOB formed pursuant to a prior agreement. The payment for such 50% interest was made on November 12, 1996 in the cash amount of $3,063,000, which is deemed a cash capital contribution by the Company to the Venture. HOB contributed to the Venture a license in HOB's trademarks, logo and other intellectual property in consideration for its 50% interest in the Venture. HOB is a subsidiary of House of Blues Entertainment, Inc. The Chairman and Chief Executive Officer of House of Blues Entertainment, Inc. is also a director of the Company.

    The Venture develops and produces recordings and related film and video properties featuring Blues, Gospel and other music. The Venture, exclusively through the Company, manufactures, distributes, performs, exhibits and sells sound recordings and related audiovisual works under the "House of Blues" label. The Company distributes the Venture's products through its normal distribution channels for a fee to the Venture.

    The Company has agreed to fund the operations of the Venture. Such funding is deemed a cash contribution by the Company to the Venture. All income and gain of the Venture is allocated fifty percent (50%) to HOB and fifty percent (50%) to the Company. Any loss of the Venture is allocated among the parties pro rata based upon the sum of their relative cash capital contributions and their outstanding loans to the Venture; thereafter, income or gains of the Venture will be allocated to the parties pro rata based upon their relative share of the losses previously allocated until each party has been allocated income and gain equal to the losses previously allocated to them. All capital distributions will be allocated 100% to the Company until it recovers its original investment plus all other amounts expended to fund the operations of the Venture, except for certain tax distributions. After the Company recovers one hundred percent (100%) of its original investment plus all other amounts expended to fund the operations of the Venture, distributions will be allocated fifty percent (50%) to HOB and fifty percent (50%) to the Company.

    The Company records the activity of the Venture under the equity method of accounting for investments in joint ventures.

5.  DEBT

    Convertible debentures were issued to certain selling shareholders of Intersound on January 31, 1997, mature on January 31, 2004 and bear interest at the seven-year Treasury rate plus one percent per annum (7.48% at February 28, 1997) and are convertible, in whole or in part, at any time prior to maturity into the Company's Common Stock at a conversion price of $9.80 per share, subject to adjustment as provided in the notes.

PLATINUM ENTERTAINMENT, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

5. DEBT (CONTINUED)

    On January 31, 1997, the Company entered into a Credit Agreement with Bank of Montreal ("BMO"), individually and as agent, to provide a 90-day term loan in the amount of $25,000,000 and a 90-day revolving credit facility in the amount of $10,000,000 (of which $6,144,000 is available at February 28, 1997) (the "Credit Agreement"). Borrowings under the Credit Agreement bear interest at LIBOR plus 6% per annum (11.4375% at February 28, 1997) and are secured by substantially all of the assets of the Company. The Credit Agreement contains financial and other covenants applicable to the Company. The Credit Agreement is personally guaranteed for $12,500,000 by an officer and director of the Company. See Note 6 below for financing fees related to the Credit Agreement.

6.  WARRANT

    The Company issued to BMO a warrant to purchase 258,571.95 shares of Common Stock at an exercise price of $.01 per share in connection with the Credit Agreement. The value of the warrants amounted to $1,239,594, the balance of which is included in additional paid-in capital at February 28, 1997. The warrant expires on January 31, 2002 and is subject to antidilution adjustment if, during the term of the Credit Agreement, the Company issues shares of Common Stock and does not use the proceeds of such issuance to pay borrowings under the Credit Agreement.

7.  RECLASSIFICATIONS

    Certain amounts in the three and nine months ended February 29, 1996 consolidated statements of operations have been reclassified to conform with the three and nine months ended February 28, 1997 presentation.

8.  SUBSEQUENT EVENT

    On March 3, 1997, the Company and K-tel International, Inc. ("K-tel") signed a purchase and sale agreement (the "Agreement") pursuant to which the Company will acquire K-tel's worldwide music business assets, except for K-tel's European music business, through the purchase of the stock of K-tel International (USA), Inc. ("K-tel (USA)") and Dominion Entertainment, Inc. ("Dominion"), both wholly-owned subsidiaries of K-tel. The purchase price is $35 million subject to certain adjustments. Subject to satisfaction of the closing conditions specified in the Agreement, including the Company's obtaining financing for the acquisition and approval of K-tel's shareholders, the transaction is expected to close within 120 to 180 days after the signing of the Agreement.

    Pursuant to the Agreement, the Company deposited $1,750,000 in escrow which will be applied to the purchase price or paid to K-tel in the event the transaction is not consummated under certain circumstances, including the failure of the Company to obtain financing for the transaction.

                            Report of Independent Auditors



Board of Directors and Stockholders
Platinum Entertainment, Inc. and Subsidiaries

We have audited the consolidated balance sheets of Platinum Entertainment, Inc. and Subsidiaries as of May 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity (net capital deficiency) and cash flows for the years ended May 31, 1996 and 1995, the five-month period ended
May 31, 1994 and the year ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated August 14, 1996, the Company, in conjunction with an acquisition as discussed in Note 2 and
Note 17, obtained a term loan in the amount of $25,000,000 and a revolving credit facility in the amount of $10,000,000, (New Credit Facility) of which $8,606,000 was outstanding at April 22, 1997. The New Credit Facility expires on June 15, 1997. The failure to repay the New Credit Facility would constitute an event of default under the New Credit Facility and would allow the lender to pursue any remedy available to it under the New Credit Facility and applicable law. Note 2 discusses management's plans to address this issue.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Platinum Entertainment, Inc. and Subsidiaries at May 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for the years ended May 31, 1996 and 1995, the five-month period ended May 31, 1994 and the year ended December 31, 1993, in conformity with generally accepted accounting principles.


                                                 /s/ ERNST & YOUNG LLP



Chicago, Illinois
August 14, 1996
except for Note 2 and Note 17, as to which the date is April 24, 1997

                    PLATINUM ENTERTAINMENT, INC. AND SUBSIDIARIES
                             CONSOLIDATED BALANCE SHEETS

                                                                  MAY 31
                                                           1996           1995
                                                      -------------------------

ASSETS

Current assets:

 Cash and cash equivalents                            $  8,222,173   $  87,368

 Accounts receivable, less allowances of $1,033,433
   and $775,293, respectively                            3,302,803   1,649,327

 Artist advances                                         1,581,390     753,421

 Inventories                                             1,538,108   1,451,685

 Notes receivable                                        1,467,007      65,300

 Other                                                     472,457     115,415
                                                      -------------------------
Total current assets                                    16,583,938   4,122,516


Artist advances, net of current amounts, less
 allowances of $4,942,021 and $3,010,141,
 respectively                                            2,093,224    1,522,513

Property and equipment, net                                698,251      234,848

Music publishing rights, less accumulated amortization
 of $90,443 and $61,111, respectively                      349,557      378,889

Other                                                       18,568       94,220
                                                      -------------------------
Total Assets                                           $19,743,538   $6,352,986
                                                      -------------------------
                                                      -------------------------


SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                                                                  MAY 31
                                                           1996           1995
                                                      -----------  ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
 (NET CAPITAL DEFICIENCY)

Current liabilities:

 Revolving line of credit                             $         -   $3,000,000

 Bank term loan                                                 -    4,500,000

 Accounts payable                                         997,378    1,819,173

 Accrued liabilities and other                          2,104,015      870,110

 Due to related parties                                         -      537,000

 Royalties payable                                      1,427,588    1,286,859

 Net liabilities of discontinued operations                     -    1,237,379
                                                      -----------  ------------
Total current liabilities                               4,528,981   13,250,521


Redeemable preferred stock:

 Series A-1 preferred stock ($.001 par value -
   $6,025,000 liquidation preference); no shares
   authorized, issued and outstanding at May 31,
    1996 and 18,257,576 shares authorized, issued
    and outstanding at May 31, 1995                             -    5,422,500

Stockholders' equity (net capital deficiency):


Preferred stock:
 Series A-2 convertible preferred stock
    ($.001 par value); no shares authorized, issued
    and outstanding at May 31, 1996 and 18,257,576 shares
    authorized, issued and outstanding at May 31, 1995          -       18,258

 Preferred stock ($.001 par value); 10,000,000 shares
    authorized, no shares issued and outstanding at
    May 31, 1996 and 13,484,848 shares authorized,
    no shares issued and outstanding at May 31, 1995            -            -

Common stock:

 Class A convertible common stock ($.001 par value);
    no shares authorized, issued and outstanding
    at May 31, 1996 and 240,000 shares authorized,
    issued and outstanding at May 31, 1995                      -          240

 Class B convertible common stock ($.001 par value):
    no shares authorized, issued and outstanding at
    May 31, 1996 and 1,080,000 shares authorized,
    issued and outstanding at May 31, 1995                      -        1,080

 Common stock ($.001 par value): 40,000,000 shares
    authorized, 5,063,207 issued and outstanding at
    May 31, 1996 and 2,480,000 shares authorized,
    49,960 issued and outstanding at May 31, 1995           5,063           50

 Additional paid-in capital                            35,253,724     2,475,431

 Accumulated deficit                                  (20,044,230)  (14,815,094)
                                                      -------------------------
 Stockholders' equity (net capital deficiency)         15,214,557   (12,320,035)
                                                      -------------------------
Total liabilities and stockholders' equity
 (net capital deficiency)                            $19,743,538  $  6,352,986
                                                      -------------------------
                                                      -------------------------

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.


                                                Platinum Entertainment, Inc. and Subsidiaries
                                                    Consolidated Statements of Operations

                                                 YEAR ENDED          YEAR ENDED FIVE MONTHS ENDED
                                                    MAY 31,           MAY 31,        MAY 31,       YEAR ENDED
                                                    1996               1995            1994      DECEMBER 31,1993
                                                ------------------------------------------------------------------
Gross product sales                             $17,610,121        $12,068,358     $3,474,456     $ 4,009,801

Less:  Returns and allowances                    (4,732,158)        (3,125,918)      (584,105)       (590,010)
                                                ------------------------------------------------------------------
Net product sales                                12,877,963          8,942,440      2,890,351       3,419,791

Cost of product sales                             8,106,499          4,299,721      1,743,228       1,900,874
                                                ------------------------------------------------------------------
                                                  4,771,464          4,642,719      1,147,123       1,518,917
Gross artist project revenues                     5,367,368          3,083,934        727,691       1,450,535

Less:  Allowance for unrecoupable artist
 advances                                        (2,506,576)        (1,127,718)      (433,060)     (1,360,483)
                                                ------------------------------------------------------------------
Net artist project revenues                       2,860,792          1,956,216        294,631          90,052

Licensing, publishing and other revenue           1,798,775            206,570         52,472          28,265
                                                ------------------------------------------------------------------
Net artist project and other revenues             4,659,567          2,162,786        347,103         118,317

Cost of artist project and other revenues         5,195,344          2,601,146      1,004,552       1,061,378
                                                ------------------------------------------------------------------
                                                   (535,777)          (438,360)      (657,449)       (943,060)
                                                ------------------------------------------------------------------
Gross profit                                      4,235,687          4,204,359        489,674         575,856

Selling, general and administrative expenses      8,172,595          8,933,240      1,391,057       2,341,017
                                                ------------------------------------------------------------------
Operating loss                                   (3,936,908)        (4,728,881)      (901,383)     (1,765,161)

Interest income                                     106,447             45,792              -               -

Interest expense                                   (570,131)          (156,562)       (27,685)        (33,196)
                                                ------------------------------------------------------------------
Loss from continuing operations                  (4,400,592)        (4,839,651)      (929,068)     (1,798,357)
Discontinued operations:

    Loss from operations                                  -         (2,073,306)      (754,621)     (1,519,656)

    Estimated loss on disposal                     (226,044)        (2,610,514)            --              --
                                                ------------------------------------------------------------------
Loss from discontinued operations                  (226,044)        (4,683,820)      (754,621)     (1,519,656)
                                                ------------------------------------------------------------------
Net loss                                         (4,626,636)       $(9,523,471)   $(1,683,689)    $(3,318,013)
                                                                 -------------------------------------------------
                                                                 -------------------------------------------------
Less:  Cumulative preferred dividends              (602,500)
                                                -----------
Loss applicable to common shares                $(5,229,136)
                                                -----------
                                                -----------
Net loss per common share:

    Continuing operations                       $     (1.71)          $  (2.12)

    Discontinued operations                           (0.08)             (2.05)
                                                ------------------------------
                                                $     (1.79)          $  (4.17)
                                                ------------------------------
                                                ------------------------------
Weighted average number of common shares
 outstanding                                      2,925,987          2,284,090
                                                ------------------------------
                                                ------------------------------

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.


                                                Platinum Entertainment, Inc. and Subsidiaries
                                  Consolidated Statements of Stockholders' Equity (Net Capital Deficiency)

                                                      PREFERRED STOCK     COMMON STOCK
                                                      -----------------   ------------
                                                                                                                  STOCKHOLDERS'
                                                                                          ADDITIONAL                  EQUITY
                                                      SERIES   NO  CLASS    CLASS    NO     PAID-IN               (NET CAPITAL
                                                        A-2  SERIES  A         B    CLASS   CAPITAL     DEFICIT     DEFICIENCY)
                                                 -------------------------------------------------------------------------------
Balance at December 31, 1992                        $     - $  -  $240    $1,200    $  40$ 1,988,520  $  (289,921)  $ 1,700,079

Net loss for the year ended December 31, 1993             -    -     -         -        -          -   (3,318,013)   (3,318,013)
                                                  --------------------------------------------------------------------------------
Balance at December 31, 1993                              -    -   240     1,200       40  1,988,520   (3,607,934)   (1,617,934)

Net loss for the five months ended
  May 31, 1994                                            -    -     -         -        -          -   (1,683,689)   (1,683,689)
                                                  --------------------------------------------------------------------------------
Balance at May 31, 1994                                   -    -   240     1,200       40  1,988,520   (5,291,623)   (3,301,623)

Proceeds from issuance of preferred stock, net
  ($.69 per share)                                   18,258    -     -         -        -    486,801            -       505,059

Surrender of common stock                                 -    -     -      (120)       -        120            -             -

Net loss for the year ended May 31, 1995                  -    -     -         -        -          -   (9,523,471)   (9,523,471)

Other                                                     -    -     -         -       10        (10)           -             -
                                                  --------------------------------------------------------------------------------
Balance at May 31, 1995                              18,258    -   240     1,080       50  2,475,431  (14,815,094)  (12,320,035)

Conversion into common stock                        (18,258)   -  (240)   (1,080)   2,050     17,528            -             -

Initial public offering, net ($11.30 per share)           -    -     -         -    2,740 30,953,450            -   30,956,190

Exercise of stock options                                 -    -     -         -       22     55,478            -       55,500

Conversion of Series A-1 redeemable preferred
  stock                                                   -    -     -         -      117  1,524,883            -     1,525,000

Dividends on Series A-1 redeemable preferred
  stock                                                   -    -     -         -        -          -     (602,500)     (602,500)

Founders bonus                                            -    -     -         -       65        (65)           -             -

Shares issued in lieu of compensation                     -    -     -         -       19    227,019            -       227,038

Net loss for the year ended May 31, 1996                  -    -     -         -        -          -   (4,626,636)  (4,626,636)
                                                  --------------------------------------------------------------------------------
Balance at May 31, 1996                                $  - $  -  $  -      $  -   $5,063$35,253,724 $(20,044,230)  $15,214,557
                                                  --------------------------------------------------------------------------------
                                                  --------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.


                                                Platinum Entertainment, Inc. and Subsidiaries
                                                    Consolidated Statements of Cash Flows

                                                                                    FIVE MONTHS
                                                      YEAR ENDED     YEAR ENDED        ENDED       YEAR ENDED
                                                        MAY 31,        MAY 31,        MAY 31,      DECEMBER 31,
                                                         1996           1995           1994           1993
                                                   ------------------------------------------------------------
OPERATING ACTIVITIES
Net loss                                           $  (4,626,636)   $(9,523,471)   $(1,683,689)   $(3,318,013)
Adjustments to reconcile net loss to net cash
 used in continuing operating activities:
  Provision for (recovery of) doubtful accounts           28,219         (9,998)        (2,968)        43,446
  Charge for future returns                              147,000        513,000              -        140,000
  Charge for unrecoupable artist advances              1,931,880      1,127,718        433,060      1,444,482
  Charge for distribution fees                            82,921         91,813              -              -
  Charge for slow-moving inventory                       100,000              -              -              -
  Depreciation and amortization                          155,801        133,482         39,035         54,586
  Common stock issued in lieu of compensation            227,038              -              -              -
Changes in operating assets and liabilities:
  Accounts receivable                                 (1,911,616)      (179,178)      (717,539)    (1,277,160)
  Royalties receivable                                         -              -              -        123,387
  Inventories                                           (186,423)      (892,076)       (44,330)      (402,946)
  Notes receivable                                    (1,401,707)       (22,976)             -              -
  Artist advances                                     (3,330,560)    (3,197,322)      (639,390)      (810,863)
  Accounts payable                                      (821,795)     1,122,733        442,230        142,395
  Accrued liabilities and other                        1,233,905        668,663        128,004         31,265
  Due to related parties                                       -              -              -       (329,141)
  Royalties payable                                      140,729        557,173        326,242        391,758
  Other                                                 (523,451)      (129,107)       (47,778)       144,537

                                                        ------------------------------------------------------------
Net cash used in continuing operating activities      (8,754,695)    (9,739,546)    (1,767,123)    (3,622,267)
Discontinued operations:
  Depreciation and amortization                                -        539,354        249,388        649,473
  Estimated loss on disposal                             226,044      2,610,514              -              -
  Change in net liabilities                           (1,237,379)             -              -              -
                                                        ------------------------------------------------------------
  Net cash provided by (used in)
   discontinued operating activities                  (1,011,335)     3,149,868        249,388        649,473
                                                        ------------------------------------------------------------
Net cash used in operating activities                 (9,766,030)    (6,589,678)    (1,517,735)    (2,972,794)

INVESTING ACTIVITIES
Purchases of property and equipment                     (573,855)      (237,749)       (25,613)    (1,104,452)
Asset purchase of Lexicon Music, Inc.                          -              -              -       (700,000)
                                                        ------------------------------------------------------------
Net cash used in investing activities                   (573,855)      (237,749)       (25,613)    (1,804,452)



                                                Platinum Entertainment, Inc. and Subsidiaries
                                              Consolidated Statements of Cash Flows (continued)

                                                                                    FIVE MONTHS
                                                      YEAR ENDED     YEAR ENDED        ENDED       YEAR ENDED
                                                        MAY 31,        MAY 31,        MAY 31,      DECEMBER 31,
                                                         1996           1995           1994           1993
                                                     ----------------------------------------------------------
FINANCING ACTIVITIES

Net proceeds from (payment of) related parties       $  (537,000)    $  537,000     $  943,819     $  210,000

Payment of note payable to related party                       -       (943,819)      (300,000)             -

Net proceeds from (payment of) revolving line
 of credit                                            (3,000,000)     3,000,000              -      4,000,000

Net proceeds from bank term loan                               -      4,500,000              -              -

Payment of bank term loan                             (4,500,000)    (4,000,000)             -       (646,833)

Net proceeds from long-term debt                               -              -              -      1,400,000

Payment of long-term debt                                      -     (1,139,889)      (102,784)      (157,327)

Net proceeds from initial public offering             30,956,190              -              -              -

Net proceeds from exercise of stock options               55,500              -              -              -

Net proceeds from issuance of preferred stock                  -      4,952,559        975,000              -

Redemption of preferred stock                         (4,500,000)             -              -              -
                                                    ---------------------------------------------------------
Net cash provided by financing activities             18,474,690      6,905,851      1,516,035      4,805,840
                                                    ---------------------------------------------------------
Net increase (decrease) in cash                        8,134,805         78,424        (27,313)        28,594

Cash and cash equivalents, beginning of period            87,368          8,944         36,257          7,663
                                                    ---------------------------------------------------------
Cash and cash equivalents, end of period            $  8,222,173      $  87,368       $  8,944      $  36,257
                                                    ---------------------------------------------------------
                                                    ---------------------------------------------------------
SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.


                    Platinum Entertainment, Inc. and Subsidiaries
                      Notes to Consolidated Financial Statements


1.  DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Platinum Entertainment, Inc. (the Company) produces, licenses, acquires, markets and distributes high-quality recorded music for a variety of musical formats for markets principally in the United States. The Company and its wholly owned subsidiaries currently produce music in the Gospel, Adult Contemporary, Country and Blues formats. The Company's activities are primarily in the Gospel and Adult Contemporary formats. Net revenues, net accounts receivable and net artist advances generated by these formats as a percentage of total net revenues, net accounts receivable and net artist advances, respectively, are as follows:


                        YEAR ENDED     YEAR ENDED     FIVE MONTHS ENDED    YEAR ENDED
                        MAY 31, 1996   MAY 31, 1995     MAY 31, 1994    DECEMBER 31, 1993
                        -----------------------------------------------------------------
NET REVENUES:
    Gospel                   55%           82%            87%                 95%
    Adult Contemporary       25             8              4                   1
    Country                  13             8              8                   -
    Blues and other          7              2              1                   4

                                              MAY 31,             MAY 31,
                                               1996                1995
                                            -----------         ----------
NET ACCOUNTS RECEIVABLE:

    Gospel                                       67%                 82%
    Adult Contemporary                           24                   2
    Blues and other                               9                   -
    Country                                       -                  16

NET ARTIST ADVANCES:
    Country                                      39%                 11%
    Adult Contemporary                           37                  37
    Gospel                                       21                  50
    Blues and other                               3                   2


2.  INTERSOUND ACQUISITION AND REFINANCING OF NEW CREDIT FACILITY

Effective January 1, 1997, the Company acquired substantially all of the assets of Intersound, Inc. (Intersound) for $24,000,000 in cash, $5,000,000 in convertible promissory notes and the assumption of certain liabilities. The Company entered into a credit facility (New Credit Facility) with the Bank of Montreal (BMO), individually and as agent for certain banks, in order to finance the cash portion of the consideration, to refinance certain bank debt incurred by Intersound, and to pay fees and expenses associated with the transaction. The New Credit Facility also includes a revolving line of credit in the amount of $10,000,000, of which $8,606,000 was outstanding on April 22, 1997. The New Credit Facility matures on June 15, 1997.

The Company intends to issue up to $40,000,000 in aggregate principal amount of convertible subordinated debentures (Issuance) in a private placement in order to repay the New Credit Facility. The Issuance is contingent upon approval by the Company's stockholders. If the Issuance is not approved, the consequences could be materially adverse to the Company's business, results of operations, and financial position. While the Company would pursue alternative methods to refinance the New Credit Facility, there are no assurances that such financing could be obtained on terms favorable to the Company, or at all. In addition, the Company's failure to consummate the Issuance could hamper its ability to obtain long-term bank or other financing for the K-tel acquisition (Note 17).

                    Platinum Entertainment, Inc. and Subsidiaries
                      Notes to Consolidated Financial Statements


3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts and transactions of the Company and its wholly owned subsidiaries, River North Studios, Inc.; River North Records, Inc.; CGI Records, Inc.; Lexicon Music, Inc.; Light Records, Inc.; The Recording Experience, Inc.; Just Mike Music, Inc., Peg Publishing, Inc. and Royce Publishing, Inc. Significant intercompany accounts and transactions have been eliminated in consolidation.

CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

PROPERTY AND EQUIPMENT

Property and equipment are carried at cost, less accumulated depreciation. Depreciation is computed using accelerated methods over the estimated useful lives of the assets (five to seven years).

ADVANCES

In accordance with FASB Statement No. 50, "Financial Reporting in the Record and Music Industry," advances to artists and producers are capitalized as an asset when the current popularity and past performance of the artist or producer provides a sound basis for estimating the probable future recoupment of such advances from earnings otherwise payable to the artist or producer. Any portion of such advances not deemed to be recoupable from future royalties is reserved at the balance sheet date. All other significant advances which do not meet the above criteria are fully reserved when paid.

INVENTORIES

Inventories are valued at the lower of cost or market determined on the first in, first out (FIFO) method of accounting. Inventories consist primarily of finished goods.

ADVERTISING

Promotional costs are capitalized for unreleased projects and expensed when the related product is released. All other advertising and promotional costs are expensed when incurred.

MUSIC PUBLISHING RIGHTS

Music publishing rights are amortized over 15 years using the straight-line method.

                    Platinum Entertainment, Inc. and Subsidiaries
                      Notes to Consolidated Financial Statements

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

Net product sales, other than telemarketing C.O.D. sales, represent revenues derived from sales of records, net of actual returns and reserves for estimated future returns. Telemarketing C.O.D. sales are recognized upon receipt of cash from the customer.

Artist project revenues represent revenues derived from the production and promotion of artist records, net of reserves for estimated unrecoupable costs.

Revenues derived from the licensing of recording masters are recognized upon notification of retail sales by the licensee. Retail sales, net of returns, reported to the Company by the licensee, were approximately $3,409,000 for the year ended May 31, 1996.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash equivalents, trade accounts receivable, notes receivable and trade accounts payable. The fair value of the Company's financial instruments approximates the carrying value of the instruments.

INCOME TAXES

Deferred income taxes are calculated based on the differences between the bases of assets and liabilities for financial statement and income tax return purposes, primarily related to reserves against trade accounts receivable and artist advances, at the enacted tax rates at which the resulting taxes are expected to be paid.

                    Platinum Entertainment, Inc. and Subsidiaries
                      Notes to Consolidated Financial Statements

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK OPTIONS

In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). This Statement establishes financial accounting and reporting standards for stock-based employee compensation plans as well as transactions in which the Company issues its equity instruments to acquire services from nonemployees. The Statement defines a fair value based method of measuring compensation costs for such activity, but does not require accounting compliance under this method and allows compensation costs for such activity to be measured using the intrinsic value-based method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," ("Opinion 25") the method currently utilized by the Company. Entities electing to remain with the accounting for Opinion 25 must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined in FAS 123 had been applied. This Statement is effective for the Company's fiscal year ending May 31, 1997. Management intends to continue accounting for stock options pursuant to Opinion 25 and has not yet determined what impact this Statement will have on the Company's financial disclosures.

NET LOSS PER COMMON SHARE

Net loss per common share is computed based upon the weighted average number of common shares outstanding. Common and common equivalent shares issued during the 12-month period prior to the March 12, 1996 public offering have been included in the calculation as if they were outstanding for all periods presented using the treasury stock method and the public offering price of $13 per share. No effect has been given to common equivalent shares issued for any other period as the effect would be antidilutive. In addition, all convertible preferred stock and convertible Class A common stock and Class B common stock are treated as if converted into common shares at the date of issuance.

A portion of the net proceeds received from the Offering were used to retire indebtedness of the Company and redeem a portion of Series A-1 Nonconvertible Preferred Stock. Supplemental loss per common share, adjusted to reflect the elimination of interest expense incurred on such borrowings during fiscal 1996 and the payment of mandatory preferred dividends, is $1.52 per common share.

RECLASSIFICATIONS

Certain amounts in the year ended May 31, 1995, the five months ended May 31, 1994 and the year ended December 31, 1993 consolidated financial statements have been reclassified to conform with the year ended May 31, 1996 presentation.

                    Platinum Entertainment, Inc. and Subsidiaries
                      Notes to Consolidated Financial Statements

4.  DISCONTINUED OPERATIONS

On April 18, 1995, the Board of Directors approved a plan to sell the studio operations of River North Studios, Inc. (RNS). As part of such plan, the Company sold RNS to a company which is owned 80% by a minority stockholder of the Company. As consideration, the Company, under a five-year agreement, was entitled to use the recording studio for an amount of recording time, as defined in the agreement, at no charge. However, as management could not estimate future usage of the recording studio, the sale was recorded with no dollar value assigned to this consideration. This agreement was subsequently terminated.

In fiscal 1995, the Company recorded a charge to write down the assets of RNS to their estimated net realizable value, which were determined to be zero, and to accrue for operating losses through the expected disposal date in January 1996 ($1,373,135 and $1,237,379, respectively). Included in the estimate for the operating losses through the expected disposal date are rent and utilities costs to be incurred subsequent to the disposal date that will not be assumed by the buyer.

No income tax benefits have been allocated to RNS losses because there are no realizable taxable benefits available to allocate to the discontinued operations. RNS losses are included in the Company's net operating loss carryforwards disclosed in Note 10.

Revenues of RNS are as follows:
    Year ended May 31, 1996                      $  183,000
    Year ended May 31, 1995                         345,000
    Five months ended May 31, 1994                  165,000
    Year ended December 31, 1993                    495,000

The accumulated deficit of RNS is as follows:
    May 31, 1996                                 $7,141,000
    May 31, 1995                                  6,958,000

For the year ended May 31, 1996, the Company charged the discontinued operations approximately $302,000 for management and administrative services and additional interest cost. The additional interest cost is the interest incurred by the Company for using its revolving line of credit to fund the working capital requirements of the discontinued operations. Such allocations were not applicable for the year ended May 31, 1995 and the five-month period ended May 31, 1994. In the year ended December 31, 1993, charges for such services were paid to a related party (see Note 11).

The fiscal year ended May 31, 1996 net loss includes $226,000 related to operating costs in excess of amounts estimated at the measurement date.

                    Platinum Entertainment, Inc. and Subsidiaries
                      Notes to Consolidated Financial Statements

5.  DISTRIBUTION AGREEMENT

The Company has an exclusive domestic distribution agreement (Agreement) with PolyGram Group Distribution, Inc. (PGD). The term of the Agreement was extended during the current year through December 31, 2000, unless extended or terminated under certain provisions of the Agreement. The Agreement appoints PGD exclusive distributor of the Company's products through normal retail channels, which excludes certain methods of distribution as defined. The distribution services rendered by PGD include billing and collecting from customers, bearing bad debts, distributing promotional items, advertising, undertaking retail marketing and inventory control activities and processing returns. Distribution fees paid by the Company for various distribution services provided by PGD include 18% of net sales generated by PGD and an additional 2% of the credit price for all product returns. The payment of all such fees owed to PGD by the Company is secured by all of the Company's inventories in PGD's possession awaiting distribution. Such inventories are $901,000 and $427,000 at May 31, 1996 and 1995, respectively.

                                                      GROSS SALES    NET SALES
                                                      -----------    ---------
Product sales generated through PGD are as follows:
    Year ended May 31, 1996                           $9,969,000     $7,226,000
    Year ended May 31, 1995                            6,944,000      4,926,000
    Five months ended May 31, 1994                     2,908,000      2,368,000
    Year ended December 31, 1993                       2,822,000      2,791,000

Accounts receivable include the following net
amounts due from PGD:
    May 31, 1996                                                     $1,326,000
    May 31, 1995                                                      1,885,000

                    Platinum Entertainment, Inc. and Subsidiaries
                      Notes to Consolidated Financial Statements

6.  VALUATION AND QUALIFYING ACCOUNTS

Activity of the Company's valuation and qualifying accounts is as follows:


                                                        ADDITIONS
                                                 ------------------------
                                  BALANCE AT
                                  BEGINNING      CHARGED TO     CHARGED TO                     BALANCE
                                     OF          COSTS AND        OTHER                         AT END
                                   PERIOD         EXPENSES       ACCOUNTS        DEDUCTIONS   OF PERIOD
                                  -----------------------------------------------------------------------
Year ended May 31, 1996:
 Reserves and allowances
  deducted from asset accounts:
   Reserve for future returns...  $  653,000       $      -     $  572,393(1)  $  425,393(2)  $  800,000
   Reserve for distribution
    fees........................      91,813         82,921              -              -        174,734
   Allowance for doubtful
    accounts....................      30,480         43,271              -         15,052(3)      58,699
   Reserve for unrecoupable
    artist advances.............   3,010,141              -      3,066,920(4)   1,135,040(5)   4,942,021
   Allowance for slow-moving
    inventory...................           -        100,000              -              -        100,000
                                  -----------------------------------------------------------------------
                                  $3,785,434       $226,192     $3,639,313     $1,575,485     $6,075,454
                                  -----------------------------------------------------------------------
                                  -----------------------------------------------------------------------
Year ended May 31, 1995:
 Reserves and allowances
  deducted from asset accounts:
  Reserve for future returns....  $  140,000       $      -     $  513,000(1)        $  -     $  653,000
  Reserve for distribution fees.           -         91,813              -              -         91,813
  Allowance for doubtful
   accounts.....................      40,478              -              -          9,998(3)      30,480
  Reserve for unrecoupable
   artist advances..............   1,882,423              -      1,127,718(4)           -      3,010,141
                                  -----------------------------------------------------------------------
                                  $2,062,901        $91,813     $1,640,718     $    9,998     $3,785,434
                                  -----------------------------------------------------------------------
                                  -----------------------------------------------------------------------
Five months ended May 31,
 1994:
 Reserves and allowances
  deducted from asset accounts:
  Reserve for future returns....  $  140,000       $      -           $  -           $  -     $  140,000
  Allowance for doubtful
   accounts.....................      43,446              -              -           2,968(3)     40,478
  Reserve for unrecoupable
   artist advances..............   1,449,363              -        433,060(4)           -      1,882,423
                                  -----------------------------------------------------------------------
                                  $1,632,809       $      -     $  433,060     $    2,968     $2,062,901

                                  -----------------------------------------------------------------------
                                  -----------------------------------------------------------------------



                                                Platinum Entertainment, Inc. and Subsidiaries
                                                 Notes to Consolidated Financial Statements

6.  VALUATION AND QUALIFYING ACCOUNTS (CONTINUED)

Year ended December 31, 1993:
  Reserves and allowances deducted
     from asset accounts:
    Reserve for future returns..............        $     -        $     -     $  140,000(1)        $  -     $  140,000
    Allowance for doubtful accounts.........              -         43,446              -              -         43,446
    Reserve for unrecoupable artist advances         88,880              -      1,360,483(4)           -      1,449,363
                                                  ----------------------------------------------------------------------
                                                    $88,880        $43,446     $1,500,483           $  -     $1,632,809
                                                  ----------------------------------------------------------------------
                                                  ----------------------------------------------------------------------



(1) Estimated future sales returns, charged against gross product sales.
(2) Actual sales returns, charges against reserve for future returns.
(3) Write-offs, net of recoveries.
(4) Estimated unrecoupable artist advances, charged against gross artist project revenues.
(5) Recoupment of reserved advances and write-offs.


7.  PROPERTY AND EQUIPMENT

Property and equipment consists of the following:
                                            MAY 31
                                        1996      1995
                                     -------------------

Audio equipment                      $  11,432  $ 11,432
Office equipment and computers         498,509   239,986
Furniture and fixtures                 267,473    82,701
Leasehold improvements                 149,609    19,049
Automobile                               5,000     5,000
                                     -------------------
                                       932,023   358,168
Less:  Accumulated depreciation        233,772   123,320
                                     -------------------
Net property and equipment           $ 698,251  $234,848
                                     -------------------
                                     -------------------

During fiscal 1996, the Company purchased $421,000 of office equipment, furniture and fixtures, and leasehold improvements from a company that is wholly owned by a director, officer and shareholder of the Company.

                    Platinum Entertainment, Inc. and Subsidiaries
                      Notes to Consolidated Financial Statements

8.  ADVERTISING

Advertising expenses are as follows:

                             Year ended May 31, 1996            $1,968,000
                             Year ended May 31, 1995             3,664,000
                             Five months ended May 31, 1994        271,000
                             Year ended December 31, 1993          195,000



9.  DEBT

Subsequent to the offering, the Company retired all of its then-outstanding bank debt, consisting of borrowings against a line of credit totaling $4,980,000 and a term loan of $4,000,000, with net proceeds from the offering.

Interest expense and cash paid for interest are as follows:

                                                       EXPENSE RELATING TO
                                                          DISCONTINUED        CASH PAID
                                         TOTAL EXPENSE     OPERATIONS        FOR INTEREST
                                         ------------------------------------------------
         Year ended May 31, 1996            $891,000           $333,000      $1,022,000
         Year ended May 31, 1995             597,000            447,000         516,000
         Five months ended May 31, 1994      173,000            145,000         139,000
         Year ended December 31, 1993        247,000            214,000         227,000



                    Platinum Entertainment, Inc. and Subsidiaries
                      Notes to Consolidated Financial Statements

10.  INCOME TAXES

Significant components of deferred income taxes consist of the following:


                                                                MAY 31
                                                        1996                1995
                                                     ------------------------------
         Net operating loss carryforwards            $4,741,000          $3,653,000
         Reserve for unrecoupable artist advances     1,878,000           1,144,000
         Reserve for future returns and doubtful
          accounts receivable                           326,000             254,000
         Liabilities of discontinued operations               -             470,000
         Other                                          368,000              57,000
                                                     ------------------------------
                                                      7,313,000           5,578,000
         Less:  Valuation allowance                   7,313,000           5,578,000
                                                     ------------------------------
                                                     $        -          $        -
                                                     ------------------------------
                                                     ------------------------------





No tax benefit has been recognized in the accompanying statement of operations due to the valuation allowance. The valuation allowance increased $1,735,000 and $3,604,000 during the years ended May 31, 1996 and 1995, respectively, due principally to net operating loss carryforwards and differences between the book and tax accounting treatment of the reserve for unrecoupable artist advances.

Pursuant to Section 382 of the Internal Revenue Code of 1986, as amended, the Company's net operating loss carryforward of approximately $12,523,000, expiring in years 2007 through 2011, is subject to annual limitations due to a change in ownership as a result of the initial public offering. Accordingly, approximately $11,521,000 of the net operating loss carryforward is subject to an annual limitation of approximately $2,200,000.

                    Platinum Entertainment, Inc. and Subsidiaries
                      Notes to Consolidated Financial Statements

11.  RELATED PARTY TRANSACTIONS

During the fiscal 1996, the Company retired all of its outstanding related party debt with net proceeds from the initial public offering. Principal and interest payments to related parties during the current fiscal year totaled $4,867,000 and $202,000, respectively. Interest expense incurred due to related parties approximated interest paid to related parties.

Under an agreement dated May 1996, the Company sold certain audio-visual rights for $401,000 and its right to free future studio usage for $850,000 to a minority stockholder and former officer of the Company, who previously acquired the Studio assets (see Note 4). The $401,000 is reflected in licensing, publishing and other revenues in the accompanying statements of operations. The $850,000 is being amortized to offset cost of artist projects over a twenty-seven month period. As a result, the note receivable balance at May 31, 1996 includes $1,058,000 relating to these transactions.

Prior to May 31, 1994, the Company incurred operating expenses relating to sales personnel, management and accounting services which were provided by an affiliated company. Subsequently, these costs are incurred by the Company and its personnel. Such costs are as follows:

         Year ended May 31, 1996             $      -
         Year ended May 31, 1995                    -
         Five months ended May 31, 1994       156,000
         Year ended December 31, 1993         400,000

The Company has two joint venture agreements with subsidiaries of House of Blues under which the Company produces, markets and distributes compilations of Blues and Gospel recordings on the House of Blues record label. The Chairman and Chief Executive Officer of House of Blues is a member of the Company's Board of Directors. The Company is required to pay royalties to House of Blues based upon the net profits of each project. No such royalties have been incurred as of May 31, 1996.

See also Notes 4, 7, 12 and 16.

                    Platinum Entertainment, Inc. and Subsidiaries
                      Notes to Consolidated Financial Statements

12.  LEASES

Future minimum rental payments, excluding adjustments for real estate tax increases, due under noncancelable operating leases having an initial term of more than one year as of May 31, 1996, are as follows:

         1997                          $240,000
         1998                            53,000
                                       --------
                                       $293,000
                                       --------
                                       --------

Rent expense is as follows:

                                                           EXPENSE RELATING
                                                           TO DISCONTINUED
                                             TOTAL EXPENSE    OPERATIONS
                                             -------------  ---------------

              Year ended May 31, 1996            $619,000       $340,000
              Year ended May 31, 1995             583,000        309,000
              Five months ended May 31, 1994      220,000        120,000
              Year ended December 31, 1993        329,000        268,000

Rental payments are personally guaranteed by two officers/stockholders of the Company. Rental payments (which approximated rent expense) totaling $72,000 annually were made to a related party.

                    Platinum Entertainment, Inc. and Subsidiaries
                      Notes to Consolidated Financial Statements

13.  COMMON AND PREFERRED STOCK

The proceeds from issuance of preferred stock for the year ended May 31, 1995 of $4,952,559 are net of issuance costs of $97,441 and proceeds of $975,000 received prior to May 31, 1994 by the Company for such issuance.

The issuance of 1,515,152 shares of Series A-1 preferred stock and 1,515,152 shares of Series A-2 preferred stock during 1995 for total proceeds of $500,000 was to Platinum Venture Partners I, L.P., a limited partnership whose general partner is majority-owned by stockholders of the Company.

During March 1996, the Company sold a total of 2,740,000 shares of Common Stock to the public for $13 per share, resulting (after payment of underwriting discounts and commissions and a financial advisory fee) in net proceeds of $32,127,000. The net proceeds were used to: (i) retire outstanding related party debt of $4,867,000; (ii) retire outstanding borrowings under the Company's bank line of credit of $4,980,000; (iii) retire an outstanding bank term loan of $4,000,000; (iv) redeem a portion of the Company's Series A-1 Non-Convertible Preferred Stock for cash of $4,500,000 (along with stock issuance discussed below which, together, included $602,500 of cumulative preferred dividends) and
(v) pay costs related to the public sale, approximately $1,170,000. The remaining net proceeds are being used for working capital and other general corporate purposes, including potential acquisitions.

Immediately prior to the public sale, a one-for-twenty-five reverse split of the Company's Common Stock, Class A Common Stock and Class B Common Stock occurred (par value of the shares was restated to $.001). Simultaneous with the closing of the public sale, each share of the Company's Class A Common Stock and Class B Common Stock then outstanding converted into one share of Common Stock, each share of Series A-2 Convertible Preferred Stock then outstanding converted into one-twenty-fifth of one share of Common Stock and 22,200 shares of Common Stock were issued to certain stockholders exercising options (having an exercise price of $2.50 per share). Subsequent to the public sale, 117,305 shares of Common Stock were issued in connection with the redemption of the Company's Series A-1 Non-Convertible Preferred Stock and 65,000 shares of Common Stock were issued to certain of the Company's founders.

At May 31, 1996, 922,800 unissued shares of common stock have been reserved for future issuance under the Company stock option plans (see Note 15).

                    Platinum Entertainment, Inc. and Subsidiaries
                      Notes to Consolidated Financial Statements

14.  RETIREMENT PLAN

Employees of the Company are eligible to participate in a defined-contribution benefit plan (Plan) of an affiliated company upon completing six months of service and attaining age 21. The Company may make a matching contribution and an additional discretionary contribution as defined by the Plan.

15.  STOCK OPTION PLANS

Under the Platinum Entertainment, Inc. 1993 Stock Option Plan (1993 Plan), incentive and nonqualified stock options may be granted to eligible participants entitling them to purchase up to 144,000 shares of common stock at an option price determined by a committee appointed by the Board of Directors (Committee) to administer the 1993 Plan. The option period is 10 years and 15 years from the date of grant for incentive stock options and nonqualified stock options, respectively. The exercise price for incentive options may not be less than fair market value on the date the option is granted (110% of fair market value in the case of a greater than 10% shareholder), and at no time shall any one participant hold options exercisable for more than 30% of the total common stock reserved for issuance under the 1993 Plan. The exercisability of the options is subject to determination by the Committee.

Under the provisions of the 1993 Plan, in September 1993 the Company entered into an agreement with an artist which granted the artist options to purchase 40,000 shares of common stock at $.25 per share. Vesting of the options is contingent upon certain performance criteria as follows: 1/3 upon signing the agreement (September 1993) and 2/3 upon delivery of an initial album (May 1995).

Effective June 1, 1994, the Company adopted the Platinum Entertainment, Inc. 1995 Directors' Stock Option Plan (Directors' Plan) which permits the issuance of 16,000 shares of common stock to directors of the Company who are not employees. Under the terms of the Directors' Plan, the options granted are nonqualified and are issued at a price equal to the fair market value on the date of grant. Fair market value is equal to the closing price reported on the principal securities exchange on which the common stock is traded, or if the common stock is not traded, the fair market value is determined by the Committee. Options granted under the Directors' Plan are fully exercisable on the date of grant for a period of 10 years.

Effective April 18, 1995, the Company adopted the Platinum Entertainment, Inc. 1995 Employee Incentive Compensation Plan (Incentive Plan) which provides for incentive awards in the form of stock options, stock appreciation rights, deferred stock, or other such awards as determined by the Committee. The eligibility of participants is at the discretion of the Committee and may include nonemployees. The Company has reserved 800,000 shares of common stock for issuance under the Incentive Plan. Stock options may be either incentive or nonqualified. The option price and exercisability are determined by the Committee provided that the option price per share is not less than the fair value per share on the date the option is granted, and that no option is exercisable more than 10 years from the date of grant, except in the case of a greater than 10% shareholder, in which case the option period cannot exceed five years.

                    Platinum Entertainment, Inc. and Subsidiaries
                      Notes to Consolidated Financial Statements

15.  STOCK OPTION PLANS (CONTINUED)

A summary of the activity of the Company's stock option plans is as follows:

                                               Outstanding
                                                 Options   Exercise Price
                                               --------------------------
         Balance at December 31, 1993            141,200   $  .25-8.25
         Granted                                   1,600          8.25
                                               ----------
         Balance at May 31, 1994                 142,800      .25-8.25
         Granted                                 256,300          8.25
                                               ----------
         Balance at May 31, 1995                 399,100      .25-8.25
         Granted                                 545,900     8.25-13.00
                                               ----------
         Balance at May 31, 1996                 945,000   $  .25-13.00
                                               ----------
                                               ----------


At May 31, 1996, options to purchase 355,567 shares were exercisable.

16.  COMMITMENTS

Effective January 1, 1996, and revised May 31, 1996, the Company entered into an agreement with a minority stockholder who will provide certain services in connection with the production of recording masters. Among other things, the minority stockholder is entitled to receive an annual advance of $240,000 against royalties payable under the agreement plus $35,000 per year for business expenses. The term of the agreement is one year with an option exercisable by the shareholder at any time prior to August 31, 1996 to extend the term for an additional period of four years.

17.  SUBSEQUENT EVENT

On June 20, 1996, the Company acquired substantially all of the assets of R.E.X. Music, Inc. (R.E.X.) for $480,000, which approximated the indebtedness of R.E.X. to the Company and $100,000 in accrued liabilities. R.E.X. produces, licenses and markets recorded music, primarily in the Gospel format, for markets principally in the United States. The acquisition has been accounted for by the purchase method of accounting and the purchase price of $580,000 approximates the fair value of the assets acquired.

On September 19, 1996, the Company acquired substantially all of the assets of Double J Music Group (Double J) for 88,000 shares of common stock of the Company and the assumption of approximately $100,000 in debt and $75,000 in accrued liabilities. Double J develops and acquires musical compositions and exploits those compositions by means of recordings, performances, audio-visual works, print publications and other licenses. The acquisition has been accounted for by the purchase method of accounting and the purchase price of $1,081,000 approximates the fair value of the assets acquired.

Effective November 1, 1996, the Company and House of Blues Records, Inc. ("HOB"), formed the House of Blues Music Company, a joint venture between HOB and the Company (Venture). The Company's 50% interest in the Venture was obtained through the purchase of a 50% interest of a related venture owned by Private, Inc., a subsidiary of Bertelsman Music Group, Inc. in conjunction with HOB, for a cash purchase price of $3,063,000. The purchase price, as well as additional funding required by the Company, is considered capital contributions to the Venture and are accounted for under the equity method of accounting. The Venture develops and produces recordings and related film and videos featuring Blues, Gospel, and other music. In addition, the Venture, exclusively through the Company, manufactures, distributes, performs, exhibits and sells sound recordings and related audiovisual works under the "House of Blues" label.

Effective January 1, 1997, the Company purchased substantially all of the assets of Intersound, Inc. for $24,000,000 in cash, $5,000,000 in convertible debentures, and the assumption of certain liabilities. The acquisition has been accounted for under the purchase method of accounting. Intersound produces, licenses, markets, and distributes recorded music for the Gospel, Adult Contemporary, Country, Urban, Dance, Classical and Themed Productions formats.

The convertible debentures issued in conjunction with the Intersound acquisition described above bear interest at the seven-year treasury rate plus one percent per annum and are convertible at any time prior to the maturity date of January 31, 2004 into the Company's common stock at a conversion price of $9.80 per share.

In conjunction with the Intersound acquisition described above, the Company entered into a New Credit facility with BMO to provide a $25,000,000 term loan and a $10,000,000 revolving credit facility (Note 2). Borrowings relating to the New Credit Facility bear interest at LIBOR plus 6% and are due June 15, 1997. In addition, the Company issued a warrant to BMO to purchase 258,572 shares of common stock at an exercise price of $.01 per share which expires January 31, 2002. The warrant is subject to antidilution adjustments under certain circumstances.

On March 3, 1997, the Company signed a definitive agreement to purchase certain music business assets of K-tel International, Inc. (K-tel). Under the agreement, the Company will acquire the stock of K-tel International
(USA), Inc. and Dominion Entertainment, Inc. for an aggregate purchase price of $35,000,000 (subject to certain adjustments). The Company deposited $1,750,000 in escrow which will be applied to the purchase price or paid to K-tel in the event the transaction is not consummated. Consummation of this acquisition is subject to the Company obtaining financing (Note 2), approval by the K-tel stockholder, and other customary conditions.

                         Report of Independent Auditors



Board of Directors and Stockholders
Platinum Entertainment, Inc.

We have audited the balance sheets of Intersound, Inc. as of April 30, 1995 and 1996, and the related statements of income, stockholders' equity, and cash flows for the years ended April 30, 1994, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Intersound, Inc. at April 30, 1995 and 1996, and the results of their operations and their cash flows for the years ended April 30, 1994, 1995 and 1996, in conformity with generally accepted accounting principles.


                                   /s/ ERNST & YOUNG LLP

Chicago, Illinois
April 11, 1997

                                Intersound, Inc.

                                 Balance Sheets


                                                           April 30           December 31
                                                      1995          1996          1996
                                                                              (UNAUDITED)
                                                 -----------------------------------------
Assets
Current assets:
 Cash                                            $      6,155  $     16,304   $     16,762
 Accounts receivable, less allowances of
  $1,563,850, $2,171,080, and $2,800,671,
  respectively                                      5,746,957     6,704,840      8,616,891
 Inventories                                        2,445,157     2,292,147      2,627,166
 Artist advances                                      295,100       486,831        575,894
 Other                                                127,631        99,606        165,752
                                                 -----------------------------------------
Total current assets                                8,621,000     9,599,728     12,002,465

Artist advances, net of current amounts,
 less allowances of $1,932,000, $2,632,000,
 and $2,782,000, respectively                          42,900       126,706        481,400

Arts and masters, less accumulated
 amortization of $1,946,932, $2,305,635,
 and $2,583,448, respectively                         916,119     1,190,124      1,113,930

Property and equipment, net                           633,770       616,578        502,967

Deposits                                              637,097       856,554      1,062,126
                                                 -----------------------------------------

Total assets                                     $ 10,850,886  $ 12,389,690   $ 15,162,888
                                                 -----------------------------------------
                                                 -----------------------------------------


SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                                Intersound, Inc.

                                 Balance Sheets



                                                           April 30           December 31
                                                      1995          1996          1996
                                                 -----------------------------------------
                                                                              (UNAUDITED)

Liabilities and stockholders' equity
Current liabilities:
Revolving line of credit                          $   452,346  $  2,001,966   $  2,092,213
Accounts payable                                    2,770,453     2,571,589      3,471,899
Royalties payable                                   2,285,356     2,524,936      2,979,844
Reserve for future returns                          2,342,000     2,327,000      2,427,000
Other liabilities                                     470,733       312,560        525,740
                                                 -----------------------------------------
Total current liabilities                           8,320,888     9,738,051     11,496,696

Notes payable to stockholders                          60,000            --             --

Stockholders' equity:
Common stock, no par value; 10,000 shares
authorized, 940 shares issued and outstanding         290,000       290,000        290,000
Retained earnings                                   2,179,998     2,361,639      3,376,192
Total stockholders' equity                          2,469,998     2,651,639      3,666,192
                                                 -----------------------------------------

Total liabilities and stockholders' equity       $ 10,850,886  $ 12,389,690   $ 15,162,888
                                                 -----------------------------------------
                                                 -----------------------------------------



SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                                Intersound, Inc.

                              Statements of Income

                                                                                                    Eight months ended
                                                       Year ended April 30                             December 31
                                   -------------------------------------------------------------------------------------
                                            1994              1995              1996              1995              1996
                                   -------------------------------------------------------------------------------------
                                                                                                        (UNAUDITED)
Revenues:
 Gross product sales               $  26,041,163     $  31,437,500     $  30,753,066     $  21,486,539     $  19,834,707
 Less:  Returns and allowances        (4,999,722)       (6,578,813)       (7,211,880)       (4,938,876)       (4,604,408)
 Less:  Discounts                     (1,655,902)       (2,446,925)       (1,673,920)       (1,242,783)       (1,259,592)
                                   -------------------------------------------------------------------------------------
Net product sales                     19,385,539        22,411,762        21,867,266        15,304,880        13,970,707
Cost of goods sold                     9,582,589         9,941,096         9,029,692         6,360,074         5,389,378
                                   -------------------------------------------------------------------------------------
                                       9,802,950        12,470,666        12,837,574         8,944,806         8,581,329

Licensing revenues                      463,105            182,226           629,330           174,221           317,180
Cost of licensing revenues               185,242            72,890           251,732            69,688           126,872
                                   -------------------------------------------------------------------------------------
                                         277,863           109,336           377,598           104,533           190,308
                                   -------------------------------------------------------------------------------------
Gross profit                          10,080,813        12,580,002        13,215,172         9,049,339         8,771,637

Operating expenses                     8,406,020        10,388,615        10,904,722         6,982,712         6,386,293
                                   -------------------------------------------------------------------------------------
Operating income                       1,674,793         2,191,387         2,310,450         2,066,627         2,385,344
Interest expense                         184,213           245,076           353,678           289,926           216,419
                                   -------------------------------------------------------------------------------------
Income before income taxes             1,490,580         1,946,311         1,956,772         1,776,701         2,168,925
Income tax expense                       132,000                --                --                --                --
                                   -------------------------------------------------------------------------------------
Net income                          $  1,358,580      $  1,946,311      $  1,956,772      $  1,776,701      $  2,168,925
                                   -------------------------------------------------------------------------------------
                                   -------------------------------------------------------------------------------------


SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                                Intersound, Inc.

                       Statements of Stockholders' Equity


                                                Common        Retained
                                                 Stock        Earnings            Total
                                             ---------------------------------------------
Balance at April 30, 1993                    $  290,000     $  1,826,908      $  2,116,908
Net income for the year ended
 April 30, 1994                                       -        1,358,580         1,358,580
Distributions to stockholders                         -      (1,414,535)       (1,414,535)
                                             ---------------------------------------------
Balance at April 30, 1994                       290,000        1,770,953         2,060,953
Net income for the year ended
 April 30, 1995                                       -        1,946,311         1,946,311
Distributions to stockholders                         -      (1,537,266)       (1,537,266)
                                             ---------------------------------------------
Balance at April 30, 1995                       290,000        2,179,998         2,469,998
Net income for the year ended
 April 30, 1996                                       -        1,956,772         1,956,772
Distributions to stockholders                         -      (1,775,131)       (1,775,131)
                                             ---------------------------------------------
Balance at April 30, 1996                       290,000        2,361,639         2,651,639
Net income for the eight months ended
 December 31, 1996 (UNAUDITED)                        -        2,168,925         2,168,925
Distributions to stockholders (UNAUDITED)             -      (1,154,372)       (1,154,372)
                                             ---------------------------------------------
Balance at December 31, 1996 (UNAUDITED)     $  290,000     $  3,376,192      $  3,666,192
                                             ---------------------------------------------
                                             ---------------------------------------------



SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                                Intersound, Inc.

                            Statements of Cash Flows

                                                                                                              Eight months ended
                                                                        Year ended April 30                       December 31
                                                            ------------------------------------------------------------------------
                                                                 1994           1995           1996           1995           1996
                                                            ------------------------------------------------------------------------
                                                                                                                  (UNAUDITED)
Operating activities:
  Net income                                                $  1,358,580   $  1,946,311   $  1,956,772   $  1,776,701  $  2,168,925
  Adjustments to reconcile net income
    to net cash provided by (used in) operating activities:
    Provision for doubtful accounts                              300,000        500,000        600,000        100,000       200,000
    Charge for (recovery of) future
      returns                                                    785,000      1,200,000        (15,000)       300,000       100,000
    Charge for unrecoupable artist
      advances                                                   700,233        750,000        700,000        325,000       150,000
    Depreciation and amortization                                356,478        434,177        580,219        377,455       427,716
    Changes in operating assets and
      liabilities:
      Accounts receivable                                     (1,734,157)      (415,756)    (1,557,883)    (2,330,639)   (2,112,050)
      Arts and masters                                          (409,570)      (466,856)      (632,708)      (413,004)     (201,619)
      Inventories                                               (462,252)        77,566        153,010        (21,011)     (335,019)
      Artist advances                                           (473,479)      (676,287)      (975,537)      (278,261)     (593,757)
      Accounts payable                                           185,300        565,450       (198,864)       261,964       900,310
      Accrued liabilities and other                               (8,861)       (27,547)      (158,173)      (167,271)      213,180
      Royalties payable                                          260,210        159,209        239,581         94,595       454,909
      Other                                                     (203,989)      (343,748)      (191,433)      (384,623)     (271,721)
                                                            ------------------------------------------------------------------------
Net cash provided by (used in)
  operating activities                                           653,493      3,702,519        499,984       (359,094)    1,100,874
Investing activities:
  Purchases of property and equipment                           (294,020)      (292,381)      (204,324)      (159,307)      (36,291)
                                                            ------------------------------------------------------------------------
  Net cash used in investing activities                         (294,020)      (292,381)      (204,324)      (159,307)      (36,291)
Financing activities:
  Payment of note payable to
    shareholders                                                       -              -        (60,000)       (60,000)            -
  Net proceeds from (payment of)
    revolving line of credit                                   1,053,709     (1,879,066)     1,549,620      1,819,211        90,247
  Distributions to shareholders                               (1,414,535)    (1,537,266)    (1,775,131)    (1,235,132)   (1,154,372)
                                                            ------------------------------------------------------------------------
Net cash provided by (used in)
   financing activities                                         (360,826)    (3,416,332)      (285,511)       524,079    (1,064,125)
                                                            ------------------------------------------------------------------------
Net increase (decrease) in cash                                   (1,353)        (6,194)        10,149          5,678           458
Cash, beginning of period                                         13,702         12,349          6,155          6,155        16,304
                                                            ------------------------------------------------------------------------
Cash, end of period                                            $  12,349       $  6,155      $  16,304      $  11,833     $  16,762
                                                            ------------------------------------------------------------------------
                                                            ------------------------------------------------------------------------

Cash paid during the period for:
  Interest                                                    $  172,988     $  246,254     $  325,236     $  257,452     $  210,381
  Income taxes                                                    87,000              -              -              -              -


SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                                Intersound, Inc.

                          Notes to Financial Statements

              (Information with respect to the eight-month periods
                 ended December 31, 1995 and 1996 is unaudited)


1.   DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Intersound, Inc. (the Company), a Minnesota corporation, is engaged in the recording, production, marketing, and distribution of recorded music and video programs. The Company markets its products both domestically and internationally through retailers, distributors, and licensees.

Effective January 1, 1997, the shareholders of the Company sold substantially all of the Company's assets to Platinum Entertainment, Inc. (Platinum) for consideration of $24,000,000 in cash, $5,000,000 in convertible promissory notes, and the assumption of certain Company liabilities (Sale).

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INVENTORIES

Inventories are valued at the lower of cost or market determined on the first in, first out (FIFO) method of accounting. Inventories consist primarily of finished goods.

ARTIST ADVANCES

In accordance with FAS 50, advances to artists and producers are capitalized as an asset when the current popularity and past performance of the artist or producer provides a sound basis for estimating the probable future recoupment of such advances from earnings otherwise payable to the artist or producer. Any portion of such advances not deemed to be recoupable from future royalties is reserved at the balance sheet date. All other significant advances which do not meet the above criteria are fully reserved when paid.

ARTS AND MASTERS

Costs of record masters borne by the Company are capitalized as an asset and amortized over the estimated useful life of the recorded performance.

PROPERTY AND EQUIPMENT

Property and equipment are carried at cost, less accumulated depreciation. Deprecation is computed using the straight-line method over the estimated useful lives of the assets (five to seven years).

                                Intersound, Inc.

                          Notes to Financial Statements

              (Information with respect to the eight-month periods
                 ended December 31, 1995 and 1996 is unaudited)


2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ADVERTISING

All advertising and promotional costs are expensed when incurred.

REVENUE RECOGNITION

Net product sales represent revenues derived from sales of records, net of actual returns and reserves for estimated future returns. Revenues derived from the licensing of recording masters are recognized upon notification of retail sales by the licensee.

INCOME TAXES

The stockholders of the Company have elected to be taxed as an S corporation under the provisions of the Internal Revenue Code. Accordingly, the Company is not generally subject to income taxes as the income of the Company is included in the taxable income of its stockholders. Therefore, the financial statements do not include a provision for corporate federal income taxes. In addition, the Company was taxed as an S corporation for state income tax purposes subsequent to fiscal 1995, and as such, no state income taxes have been provided in the fiscal 1995 or 1996 financial statements.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments consist of trade accounts receivable and trade accounts payable. The fair value of the Company's financial instruments approximates the carrying value of the instruments.

                                Intersound, Inc.

                          Notes to Financial Statements

              (Information with respect to the eight-month periods
                 ended December 31, 1995 and 1996 is unaudited)


3.     REVOLVING LINE OF CREDIT

At December 31, 1996, the Company had a revolving line of credit with a bank for $4,500,000, bearing interest at prime plus 0.75%. Amounts available under this facility were approximately $2,408,000 and $2,498,000 at December 31, 1996 and April 30, 1996, respectively. The line of credit is guaranteed by the Company's majority stockholder and is collateralized by substantially all of the Company's assets. Concurrent with the Sale, this line of credit was paid in full.

4.   PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                               April 30              December 31
                                          1995           1996           1996
                                        ----------------------------------------

Office furniture and equipment          $  795,630     $  933,348     $  949,343
Audio equipment                            188,735        249,537        266,906
Warehouse equipment                        132,463        132,039        133,484
Leasehold improvements                     137,875        139,547        141,029
                                         1,254,703      1,454,471      1,490,762
Less:  Accumulated depreciation            620,933        837,893        987,795
                                        $  633,770     $  616,578     $  502,967


5.   ADVERTISING

Advertising expenses are as follows:

       Year ended April 30, 1994                     $  1,416,614
       Year ended April 30, 1995                        1,894,623
       Year ended April 30, 1996                        2,147,598
       Eight months ended December 31, 1995             1,560,561
       Eight months ended December 31, 1996             1,453,700

                                Intersound, Inc.

                          Notes to Financial Statements

              (Information with respect to the eight-month periods
                 ended December 31, 1995 and 1996 is unaudited)


6.   NOTES PAYABLE TO STOCKHOLDERS

The Company had unsecured demand notes due to stockholders of $60,000 at April 30, 1995. These notes payable bore interest at 2% to 2.5% above the bank's prime rate (11% to 11.5% at April 30, 1995). During 1996, these notes were paid in full by the Company.

7.   COMMITMENTS

Future minimum rental payments, excluding adjustments for real estate tax increases, due under noncancelable operating leases having an initial term of more than one year as of December 31, 1996, are as follows:

     1997                                              $  345,025
     1998                                                  12,668
     1999                                                   3,180

Rent expense under operating leases totaled approximately $279,000, $360,000, $386,000, $292,000, and $283,000 in years ended April 30, 1994, 1995, and 1996, and the eight months ended December 31, 1995 and 1996, respectively.

8.   STOCKHOLDERS' AGREEMENT

The Company and its stockholders have entered into an agreement that provides, among other items, that in the event any stockholder tenders any shares for sale, the Company and its remaining stockholders will have certain preemptive rights to purchase such stock.

Also, the Company may be required to purchase shares upon the death of a stockholder. The agreement also specifies the terms of payment for shares sold under the provisions of the agreement.

9.   SIGNIFICANT CUSTOMERS

The Company had three customers comprising 28%, 26%, 28%, 27%, and 30% of net sales for the years ended April 30, 1994, 1995, and 1996, and the eight-months ended December 31, 1995 and 1996, respectively.

                                Intersound, Inc.

                          Notes to Financial Statements

              (Information with respect to the eight-month periods
                 ended December 31, 1995 and 1996 is unaudited)


9.   SIGNIFICANT CUSTOMERS (CONTINUED)

The following number of significant customers represented the following percentages of net accounts receivable:

                         April 30, 1995               1       11%
                         April 30, 1996               1       10%
                         December 31, 1996            2       27%


10.  LITIGATION

The Company is a party in various lawsuits which have arisen in the normal course of business. In the opinion of management, based on advice of counsel, the ultimate outcome of these lawsuits will not have a material impact on the Company's financial statements.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To K-Tel International, Inc.:

We have audited the accompanying statements of net liabilities of K-Tel International, Inc-Music Operations (as defined in Note 1 to the accompanying statements) as of June 30, 1995 and 1996 and the related statements of revenues and expenses and cash flows for each of the three years in the period ended June 30, 1996. These statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

These statements have been prepared pursuant to the Purchase Agreement as described in Note 1 to the accompanying statements and are not intended to be a complete presentation of K-Tel International, Inc.'s assets and liabilities, revenues and expenses or cash flows.

In our opinion, the statements referred to above present fairly, in all material respects, the net liabilities of K-Tel International, Inc-Music Operations as of June 30, 1995 and 1996 and of its revenues and expenses and its cash flows for each of the three years in the period ended June 30, 1996, pursuant to the Purchase Agreement referred to in Note 1 in conformity with generally accepted accounting principles.



                                             ARTHUR ANDERSEN LLP



Minneapolis, Minnesota,
 March 18, 1997

                 K-TEL INTERNATIONAL, INC.--MUSIC OPERATIONS

                   Statements of Net Liabilities (Note 1)

                            (In Thousands)



                                                                     June 30           December 31,
                                                                -----------------
                                                                  1995     1996            1996
                                                                -------- --------      ------------
                                                                                       (Unaudited)

                         ASSETS

CURRENT ASSETS:
  Receivables, less allowance of $337,$334 and $505             $ 6,406  $ 9,360         $ 6,446
  Inventories                                                     2,387    2,682           2,862
  Artist advances                                                   984      808             740
  Prepaid expenses                                                  841      110              84

                                                                -------- --------      ------------
           Total current assets                                  10,618   12,960          10,132

PROPERTY AND EQUIPMENT, net                                         474      465             547

OTHER ASSETS                                                        721      892             939
                                                                -------- --------      ------------
                                                                 11,813   14,317          11,618
                                                                -------- --------      ------------


                     LIABILITIES

CURRENT LIABILITIES:
  Line of credit                                                    949      493              --
  Accounts payable                                                2,737    2,623           1,435
  Accrued royalties                                               6,705    8,903           8,580
  Reserve for returns                                             6,226    6,143           6,307
  Other current liabilities                                         959      713             947
                                                                -------- --------      ------------
           Total current liabilities                             17,576   18,875          17,269
                                                                -------- --------      ------------

COMMITMENTS AND CONTINGENCIES (Notes 2
  and 5)

NET LIABILITIES                                                 $(5,763) $(4,558)        $(5,651)
                                                                -------- --------      ------------
                                                                -------- --------      ------------


           The accompanying notes are an integral part of these statements.

                 K-TEL INTERNATIONAL, INC.--MUSIC OPERATIONS

                 Statements of Revenues and Expenses (Note 1)

                            (In Thousands)



                                                                                                               For the
                                                                           For the                        Six Months Ended
                                                                      Years Ended June 30                     December 31
                                                               ----------------------------------    ----------------------------
                                                                   1994        1995        1996          1995            1996
                                                               ----------  ----------  ----------    -------------  -------------

                                                                                                              (Unaudited)
Gross product sales                                             $25,692     $28,272     $43,312         $19,700        $18,889
Discounts                                                          (513)       (493)       (618)           (272)          (597)
Returns and allowances                                           (5,943)     (6,004)     (8,907)         (3,827)        (4,630)
                                                               ----------  ----------  ----------    -------------  -------------
           Net product sales                                     19,236      21,775      32,787          15,601         13,662

Cost of Product Sales                                            10,817      12,485      17,329           7,940          6,951
                                                               ----------  ----------  ----------    -------------  -------------
                                                                  8,419       9,290      15,458           7,661          6,711

Licensing revenues                                                  563         470         871             476            448
Cost of licensing revenues                                          131          85         102              50             37
                                                               ----------  ----------  ----------    -------------  -------------
                                                                    432         385         769             426            411
                                                               ----------  ----------  ----------    -------------  -------------
           Gross profit                                           8,851       9,675      16,227           8,087          7,122

OTHER OPERATING EXPENSES:
  Selling, general and administrative                             4,540       5,064       6,937           3,638          3,607
  Advertising                                                       776       2,444       5,028           2,756          2,199
  Depreciation and amortization                                     399         416         411             209            206
                                                               ----------  ----------  ----------    -------------  -------------
           Other operating expenses                               5,715       7,924      12,376           6,603          6,012
                                                               ----------  ----------  ----------    -------------  -------------
           Operating income                                       3,136       1,751       3,851           1,484          1,110
INTEREST INCOME                                                     123          59          17              17              5
INTEREST EXPENSE                                                     (4)        (85)       (212)           (118)            (7)
                                                               ----------  ----------  ----------    -------------  -------------
           Income before income taxes                             3,255       1,725       3,656           1,383          1,108

PROVISION FOR INCOME TAXES                                          319         182         210             136            185
                                                               ----------  ----------  ----------    -------------  -------------
           Net income                                           $ 2,936     $ 1,543     $ 3,446         $ 1,247        $   923
                                                               ----------  ----------  ----------    -------------  -------------
                                                               ----------  ----------  ----------    -------------  -------------


           The accompanying notes are an integral part of these statements.

                    K-TEL INTERNATIONAL, INC. -- MUSIC OPERATIONS


                          Statements of Cash Flows (Note 1)
                                    (In Thousands)


                                                                                                     For the
                                                               For the                          Six Months Ended
                                                         Years Ended June 30                      December 31
                                                --------------------------------------       -----------------------
                                                  1994           1995           1996           1995           1996
                                                --------       --------       --------       --------      ---------
                                                                                                   (Unaudited)
OPERATING ACTIVITIES:
 Revenues over expenses                         $ 2,936        $ 1,543        $ 3,446        $ 1,247        $   923
 Adjustments to reconcile revenues over
   expenses to net cash provided by
   (used for) operating activities-
     Depreciation and amortization                  399            416            411            209            206
     Changes in operating items:
       Accounts receivable                       (1,291)          (360)        (2,954)        (2,578)         2,914
       Inventories                                  (29)        (1,027)          (295)          (980)          (180)
       Royalty advances                             (51)          (481)           176             71             68
       Prepaid expenses                              42           (771)           731            338             26
       Accounts payable                            (172)         1,440           (114)          (335)        (1,188)
       Accrued royalties                          1,174          1,149          2,198          1,197           (323)
       Reserve for returns                        1,013            523            (83)           777            164
       Other current liabilities                     (7)           101           (246)          (156)           234
                                                --------       --------       --------       --------      ---------
          Net cash provided by (used for)
            operating activities                  4,014          2,533          3,270           (210)         2,844
                                                --------       --------       --------       --------      ---------
INVESTING ACTIVITIES:
 Property and equipment purchases, net              (99)          (398)          (198)          (167)          (200)
 Master recording additions                        (276)          (427)          (328)          (105)           (90)
 Other                                             (173)           (14)           (47)          (115)           (45)
                                                --------       --------       --------       --------      ---------
          Net cash used for investing
            activities                             (548)          (839)          (573)          (387)          (335)
                                                --------       --------       --------       --------      ---------
FINANCING ACTIVITIES:
 Payments to K-Tel                               (3,466)        (2,643)        (2,241)        (1,365)        (2,016)
 Borrowings on line of credit                         -         20,791         29,171         15,361          4,036
 Payments on line of credit                           -        (19,842)       (29,627)       (13,399)        (4,529)
                                                --------       --------       --------       --------      ---------
          Net cash provided by (used for)
            financing activities                 (3,466)        (1,694)        (2,697)           597         (2,509)
                                                --------       --------       --------       --------      ---------
NET CHANGE IN CASH                                    -              -              -              -              -

CASH, beginning of year                               -              -              -              -              -
                                                --------       --------       --------       --------      ---------
CASH, end of year                               $     -        $     -        $     -        $     -        $     -
                                                --------       --------       --------       --------      ---------
                                                --------       --------       --------       --------      ---------
SUPPLEMENTAL CASH FLOW
  INFORMATION:
     Cash paid for interest                     $     -        $   219        $   142        $   105        $   144
                                                --------       --------       --------       --------      ---------
                                                --------       --------       --------       --------      ---------






           The accompanying notes are an integral part of these statements.

                 K-TEL INTERNATIONAL, INC.--MUSIC OPERATIONS

                             Notes to Statements

                            June 30, 1995 and 1996

     (Information as of December 31, 1996 and for the Six-Month Periods
               Ended December 31, 1995 and 1996 is Unaudited)

                               (In Thousands)

1. BUSINESS DESCRIPTION:

K-Tel International, Inc. (K-Tel) and Platinum Entertainment, Inc. (Platinum) entered into an agreement dated March 3, 1997 (the Purchase Agreement) under which K-Tel agreed to sell certain of its music operations (the Music Operations or the Company) to Platinum. Terms of the Purchase Agreement provide for the payment of cash consideration of approximately $35,000 less net liabilities and certain other adjustments. The acquisition is expected to be completed from 120 to 180 days from the agreement date, and is subject to the securing of financing, approval by the stockholders of K-Tel and other conditions. The accompanying statements reflect the net liabilities, revenues and expenses and cash flows of the operations to be acquired by Platinum. This presentation is intended to represent the historical financial information of the operations to be sold and is not intended to represent a presentation of the financial position and results of operations of K-Tel. The accompanying statements have not been adjusted to reflect purchase accounting effects of the transaction.

The Company is a marketer and distributor of consumer entertainment products. These products include items from the Company's music master catalog, which consists of original recordings and rerecordings of music from the 1950s through the 1980s (Master Recordings). The Company primarily sells its products to wholesalers, rackjobbers and retailers throughout the United States. The Company also licenses its Master Recordings to third parties for either a flat fee or a royalty based on the number of units sold.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION

The statements of the Music Operations consist principally of the U.S. music operations of two of K-Tel's wholly owned subsidiaries, Dominion Entertainment, Inc. (Dominion) and K-Tel International (USA), Inc. (USA) and rights to certain other products held by another K-Tel subsidiary. All significant intercompany accounts and transactions have been eliminated.

REVENUE RECOGNITION

Revenue is generally recognized upon shipment to the customer. Most music sales are made with the right of return of unsold units. Estimated reserves for returns are established by management based on historical experience, and product mixes and are subject to ongoing review and adjustment by the Company. The Company grants credit to customers and generally does not require collateral or any other security to support amounts due.

Royalty revenue is generally recognized as royalties are earned from licensees.

One customer represented 38%, 33%, 26% and 21% of the Company's net sales for the years ended June 30, 1994, 1995, 1996 and the six months ended
December 31, 1995, respectively. Two customers represented 23% and 10% of the Company's net sales for the six months ended December 31, 1996.

INVENTORIES

Inventories, principally finished goods, are valued at the lower of cost, determined on a first-in, first-out basis, or net realizable value. The cost of finished goods includes all direct product costs.

RIGHTS TO USE MUSIC PRODUCT

Certain of the Company's compilation products are master recordings under license from record companies and publishers. In most instances, minimum guarantees or nonreturnable advances are required to obtain licenses and are realized through future sales of the product. When anticipated sales appear to be insufficient to fully recover the minimum guarantees or nonreturnable advances, a provision against current operations is made for anticipated losses. The estimated unrealized portion of guarantees and advances is included in accrued royalties in the accompanying statements of net liabilities. Licenses are subject to audit by licensors.

During the fourth quarter of fiscal 1996, an agent for various licensors submitted a royalty audit claim of approximately $3.2 million plus interest based on the results of an audit for the period from 1986 to 1994. Management estimates the ultimate payment will be significantly lower than the claim because a preliminary review of the claim has identified errors in the data and the use of multiple and extensive extrapolations, based on a nonrepresentative sample, to derive the claim amount. A reserve has been recorded for management's estimate of the ultimate resolution of this matter. The amount the Company will ultimately pay could differ materially in the near term from the amounts currently recorded.

The Company also owns a catalog of master recordings that are recorded at cost and amortized over the anticipated useful life of the master, which ranges from four to ten years. During 1995, the Company changed the amortization period to seven years on all newly acquired Master Recordings. The unamortized cost of the Master Recordings is included in other assets in the accompanying statements of net liabilities.

PROPERTY AND EQUIPMENT

Property and equipment is as follows as of June 30, 1995 and 1996 and December 31, 1996:

                                   June 30,       June 30,     December 31,
                                     1995           1996           1996
                                   --------       --------     ------------
     Machinery and equipment       $   501        $   540        $   569
     Office equipment                  953          1,098          1,269
     Leasehold improvements             66             80             80
     Accumulated depreciation       (1,046)        (1,253)        (1,371)
                                   --------       --------     ------------
                                   $   474            465            547
                                   --------       --------     ------------
                                   --------       --------     ------------

Property and equipment is stated at cost and includes expenditures which increase the useful lives of existing property and equipment. Maintenance, repairs and minor renewals are charged to operations as incurred. Depreciation and amortization are provided using straight-line or declining-balance methods over the estimated useful lives of the assets, which range from three to eight years.

ROYALTIES

The Company has entered into license agreements with various record companies and publishers under which it pays royalties on units sold. The Company accrues royalties using contractual rates and certain estimated rates on applicable units sold. On a regular basis, the contractual royalty liability is computed and the accrued royalty balance is adjusted accordingly.

INCOME TAXES

Deferred income taxes are provided for temporary differences between the financial reporting and tax bases of the Company's assets and liabilities at currently enacted tax rates.

CHARGES FROM K-TEL

K-Tel has historically provided various services to the Company and its other operating units, including services related to income taxes, benefits, corporate technology, and legal, strategic and treasury functions. The amount of these charges, included in selling, general and administrative expenses in the accompanying statements of revenues and expenses is $410, $427 and $497 for the years ended 1994, 1995 and 1996 and $227 and $252 for the six months ended December 31, 1995 and 1996.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Principal estimates include allowance for bad debts, return reserves and royalty obligations. Ultimate results could differ from those estimates.

INTERIM FINANCIAL STATEMENTS

The statements as of December 31, 1996 and for the six months ended December 31, 1996 and 1995 are unaudited. In the opinion of management, the statements reflect all adjustments (which are of a normal recurring nature) necessary to present fairly the net liabilities, revenues and expenses and cash flows for the interim periods, but are not necessarily indicative of revenues and expenses for a full year.

3. LINE OF CREDIT:

Dominion and USA (the Borrowers) had a revolving credit agreement (the Agreement) that was due to expire on November 30, 1996. The Agreement provided for an asset-based line of credit of up to $3,000, with availability based on a monthly borrowing base derived from the Borrowers accounts receivable and inventories. As of June 30, 1996, borrowing base availability was approximately $2,600. Borrowings were collateralized by the assets of the Borrowers, including accounts receivable, inventory, equipment and the Master Recordings. Interest on the borrowings accrued and was due monthly at a rate of prime plus 1 1/2%, (10% at June 30, 1996). At June 30, 1996, $493 was outstanding on the Agreement.

Under the Agreement, the Borrowers were required to maintain minimum levels of tangible net worth, as defined, and certain other financial ratios. The Borrowers were in compliance with or had obtained the appropriate waivers for such requirements as of and for the year ended June 30, 1996.

Subsequent to June 30, 1996, the Agreement was extended to January 31, 1997 and was amended to allow for borrowings of up to $5,000. As of December 31, 1996, the borrowing base availability was $3,054, and there were no borrowings outstanding on the Agreement as of December 31, 1996.

4. INCOME TAXES:

The Company's results of operations historically have been included in the consolidated federal income tax returns of K-Tel. K-Tel is responsible for paying all income taxes.

Under the tax sharing agreement with K-Tel, the Company is allocated its pro rata share of the consolidated provision for income taxes based on pretax book income, considering pro rata utilization of net operating loss carryforwards.

A reconciliation of income taxes computed at the statutory rate to the reported income tax provision is as follows for the years ended June 30:

                                                         1994    1995     1996
                                                       --------  -----  -------
         Taxes at federal statutory rates               $1,205   $711   $1,213
         State income taxes, net of federal benefit        159     94      160
         Benefit of consolidated net operating
           losses utilized                              (1,045)  (623)  (1,163)
                                                       --------  -----  -------
                      Provision for income taxes        $  319   $182   $  210
                                                       --------  -----  -------
                                                       --------  -----  -------

A summary of net deferred income taxes is as follows as of June 30:

                                                        1994     1995    1996
                                                      -------- -------- -------
         Depreciation lives and methods               $    79  $   117  $   135
         Reserves and accruals not
           currently deductible                         2,426    3,080    3,185
         AMT carryover                                    352      387      399
         Net operating loss                             1,274      556        -
         Other                                            367      498      503
         Valuation allowance                           (4,498)  (4,638)  (4,222)
                                                      -------- -------- -------
                    Net deferred taxes                $     -  $     -  $     -
                                                      -------- -------- -------
                                                      -------- -------- -------

A valuation allowance equal to the aggregate amount of deferred taxes has been established until such time as realizability is reasonably assured.

5. COMMITMENTS AND CONTINGENCIES:

The Company is involved in legal actions in the ordinary course of its business. Although the outcomes of any such legal actions cannot be predicted, in the opinion of management there are no legal proceedings pending or asserted against or involving the Company for which the outcome is likely to have a material adverse effect upon the financial position or results of operations of the Company.

LEASES

The Company conducts a portion of its operations in leased facilities. The leases require payment of maintenance, insurance, taxes and other expenses in addition to the minimum annual rentals. Lease expense as recorded in the accompanying statements of revenues and expenses was $245 in 1994, $595 in 1995, and $595 in 1996 and $280 for the six-month periods ended December 31, 1995 and 1996.

Future minimum lease payments under noncancelable leases with initial or remaining terms of one year or more were as follows at June 30, 1996:

         1997                                              $  391
         1998                                                 401
         1999                                                 285
         2000                                                 163
         2001                                                 163
                                                           -------
         Total minimum lease payments                      $1,403
                                                           -------
                                                           -------

                          PLATINUM ENTERTAINMENT, INC.
                             2001 BUTTERFIELD ROAD
                         DOWNERS GROVE, ILLINOIS 60515

                 PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 23, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder(s) hereby appoints Steven Devick and Douglas
C. Laux, and each of them, with full power of substitution, as attorneys and proxies for and in the name and place of the undersigned, and hereby authorizes each of them to represent and to vote all of the shares of Common Stock of Platinum Entertainment, Inc. ("Platinum") held of record by the undersigned as of May 5, 1997 which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held on June 23, 1997, at the offices of Platinum, 2001 Butterfield Road, Suite 1400, Downers Grove, Illinois 60515 at 10:00 a.m., Chicago time, and at any adjournment thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE SPECIAL MEETING AND AT ANY ADJOURNMENT THEREOF IN THE MANNER DESCRIBED HEREIN. IF NO CONTRARY INDICATION IS MADE THE PROXY WILL BE VOTED FOR PROPOSAL 1 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE

SEE REVERSE SIDE

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROPOSAL 1.

1. Proposal to approve the issuance and sale by Platinum of convertible preferred stock in an amount of up to $40,000,000.

    For      Against      Abstain
    / /        / /          / /

    Each of the persons named as proxies herein are authorized, in such person's discretion, to vote upon such other matters as may properly come before the Special Meeting.


/ / MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

This Proxy must be signed exactly as your name appears hereon. When shares are held by joint tenants, both should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

                                (Reverse Side)



Signature(s)
-------------------------------------------


Date                                 , 1997
    --------------------------------